Exhibit 10.2

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

STONE ENERGY CORPORATION

AS SELLER,

AND

TH EXPLORATION III, LLC

AS BUYER

DATED OCTOBER 20, 2016

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS

Section 1.01	Defined Terms	1
Section 1.02	Interpretation	25

ARTICLE II
ASSETS

Section 2.01	Agreement to Sell and Purchase	26
Section 2.02	Assets	26
Section 2.03	Excluded and Reserved Assets	28
Section 2.04	Revenues and Expenses	30

ARTICLE III
CONSIDERATION

Section 3.01	Purchase Price	30
Section 3.02	Deposit; Remedies	31
Section 3.03	Allocated Values	35
Section 3.04	Purchase Price Allocation	36
Section 3.05	Work Fee	36

ARTICLE IV
TITLE MATTERS

Section 4.01	General Disclaimer of Title Warranties and Representations	37
Section 4.02	Special Warranty	37
Section 4.03	Recovery on Special Warranty	37
Section 4.04	Notice of Title Defects; Defect Adjustments	37
Section 4.05	Casualty or Condemnation Loss	46
Section 4.06	Preferential Purchase Rights	47
Section 4.07	Consents to Assign	47

ARTICLE V
ENVIRONMENTAL

Section 5.01	Environmental Defects	48
Section 5.02	NORM, Asbestos, Wastes and Other Substances	53
Section 5.03	Seller Access Rights	53

i

EXHIBITS

Exhibit A	Part 1	Leases/Allocated Values
Exhibit A	Part 2	Wells/Allocated Values
Exhibit A	Part 3	Easements, Rights-of-Way, and Surface Leases
Exhibit A	Part 4	Material Contracts
Exhibit A	Part 5	Pipelines and Gathering Systems
Exhibit A	Part 6	Fee Minerals
Exhibit A	Part 7	Surface Interests
Exhibit A	Part 8	Offices
Exhibit A	Part 9	Units
Exhibit A	Part 10	Vehicles
Exhibit B	–	Excluded Assets
Exhibit C	–	Form of Assignment
Exhibit D-1	–	Form of Mineral Deed
Exhibit D-2	–	Form of Surface Deed
Exhibit E	–	Form of Escrow Agreement
Exhibit F	–	Form of Access Agreement
Exhibit G	–	Bid Protection Provisions
Exhibit H	–	Form of Transition Services Agreement

ANNEX

Annex A	Target Formations

SCHEDULES

Schedule 1.01(a)	–	Knowledge
Schedule 1.01(b)	–	Certain Permitted Encumbrances
Schedule 1.01(c)	–	Capital Expenditures
Schedule 1.01(d)	–	Lease Acquisition Costs
Schedule 1.01(f)	–	Title Defect Exceptions
Schedule 1.01(h)	–	Gathering System Components
Schedule 6.01(d)	–	Consents
Schedule 6.01(f)	–	Noncontravention
Schedule 6.01(g)	–	Disputes
Schedule 6.01(i)	–	Taxes
Schedule 6.01(j)	–	Burdens
Schedule 6.01(k)	–	Hydrocarbon Sales
Schedule 6.01(l)	–	Compliance with Laws
Schedule 6.01(m)	–	Contracts
Schedule 6.01(n)	–	AFEs
Schedule 6.01(o)	–	Preferential Purchase Rights
Schedule 6.01(p)	–	Imbalances
Schedule 6.01(q)	–	Payout Balances
Schedule 6.01(r)	–	Plugging and Abandonment
Schedule 6.01(s)	–	Calls on Production

v

Schedule 6.01(u)	–	Revenues
Schedule 6.01(v)	–	Current Bonds
Schedule 6.01(w)	–	Suspense Funds
Schedule 6.01(x)	–	Condemnation
Schedule 6.01(bb)	–	Offset Obligations
Schedule 6.01(cc)	–	Environmental Matters
Schedule 6.01(dd)	–	Payment Disputes
Schedule 6.01(ee)	–	Affiliate Ownership
Schedule 6.02(c)	–	Authorization/Consents
Schedule 7.03	–	Dispositions of Assets
Schedule 7.04	–	Interim Period Operations
Schedule 7.06	–	Potential Offered Employees
Schedule 12.12	–	Litigation Escrow Amount

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 20th day of October, 2016 (“Execution Date”), by and between Stone Energy Corporation, a Delaware corporation (“Seller”) and TH Exploration III, LLC, a Texas limited liability company (“Buyer”). Buyer and Seller are sometimes referred to herein, collectively, as the “Parties” and, individually, as a “Party.”

W I T N E S S E T H:

Seller desires to sell and assign, and Buyer desires to purchase and pay for all of Seller’s right, title and interest in and to the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter).

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each Party, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2014 Consent Agreement and Final Order” has the meaning set forth in the definition of EPA Consent Agreements and Final Orders.

“2017 Convertible Notes” means indebtedness issued under the Indenture, dated as of March 6, 2012, for the benefit of holders thereunder, by and among Seller, as Issuer, Stone Energy Offshore, L.L.C., as a Subsidiary Guarantor, and The Bank of New York Mellon Trust Company, N.A., as Trustee (as amended, supplemented or otherwise modified) in the principal amount of $300 million.

“2022 Notes” means indebtedness issued under the Indenture, dated as of January 26, 2010, for the benefit of holders thereunder, by and among Seller, as Issuer, the Subsidiary Guarantors named therein, as Subsidiary Guarantors, and The Bank of New York Mellon Trust Company, N.A. as Trustee (as amended, supplemented or otherwise modified) in the principal amount of $775 million.

“AAA” means the American Arbitration Association.

“AAA Rules” means the Commercial Arbitration Rules of the AAA.

“Access Agreement” means that certain Access Agreement, dated as of the Closing Date, by and between Seller and Buyer, substantially in the form of Exhibit F.

“Accounting Arbitrator” has the meaning set forth in Section 9.03(c).

“Additional Deposit Condition” means the entry by the Bankruptcy Court of the Assumption and Procedures Order.

“Adjusted Purchase Price” has the meaning set forth in Section 3.01.

“AFEs” has the meaning set forth in Section 6.01(n).

“Affiliate” means any Person that, directly or indirectly, through one or more entities, controls, is controlled by or is under common control with the Person specified. For the purpose of the immediately preceding sentence, the term “control” and its syntactical variants mean the power, direct or indirect, to direct or cause the direction of the management of such Person, whether through the ownership of voting securities, by contract, agency or otherwise.

“Aggregate Deductible” means two percent (2%) of the Purchase Price.

“Agreement” has the meaning set forth in the preamble.

“Allocated Value” has the meaning set forth in Section 3.03.

“Allocation” has the meaning set forth in Section 3.04.

“Alternative Bid” has the meaning set forth in Section 7.16(b).

“Appalachia Avoidance Actions” means any avoidance, fraudulent transfer preference or recovery, claim, action or proceeding arising under chapter 5 of the Bankruptcy Code or under any similar state or federal Law solely to the extent (A) primarily relating to the Assets and (B) against Persons whom Buyer designates as necessary to conduct business in order to operate the Assets described in Section 2.02(a) through (o) with such designation to be delivered by Buyer to Seller prior to the Sale Hearing.

“Asset Taxes” means ad valorem, property, severance, production, excise, sales, use and similar Taxes (including the Pennsylvania impact fee) based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, (a) Income Taxes and (b) Transfer Taxes.

“Assets” has the meaning set forth in Section 2.02.

“Assignments” has the meaning set forth in Section 9.04(a).

“Assumed Obligations” has the meaning set forth in Section 12.01.

“Assumption and Procedures Order” means an order of the Bankruptcy Court, in form and substance reasonably acceptable to Buyer and Seller, that (A) (i) approves Seller’s assumption of this Agreement and all obligations hereunder in accordance with section 365 of the Bankruptcy Code, (ii) approves the Break-Up Fee and the Expense Reimbursement and the transfers and payments by Seller required to implement the same in accordance with the terms of this Agreement, (iii) provides that the obligations of Seller under this Agreement (including the Break-Up Fee and Expense Reimbursement) shall constitute an allowed administrative expense of

Seller under the Bankruptcy Code and that all such obligations shall not be subject to rejection or avoidance (whether through any avoidance, fraudulent transfer preference or recovery, Claim, action or proceeding arising under chapter 5 of the Bankruptcy Code or under any similar state or federal Law or any other cause of action) by Seller, any chapter 7 or chapter 11 trustee of Seller’s bankruptcy estate or any other person or entity or to impairment or discharge in the Bankruptcy Cases (provided, for the avoidance of doubt, the maximum amount of the claims of Buyer against Seller prior to the Closing shall be as set forth in Section 3.02 of this Agreement, including as specified in Section 3.02(c)(x)) and (iv) approves all notice periods, objection deadlines, the date of the Sale Hearing and contract and lease assumption and rejection procedures in connection with the sale of the Assets; and (B) in the event the Bankruptcy Court requires an auction process with respect to the Assets, (i) approves this Agreement as the stalking horse agreement, (ii) approves Buyer as the stalking horse buyer and (iii) approves the Bid Protections.

“Bankruptcy Cases” means the chapter 11 cases filed by Seller and certain of its Affiliates under the Bankruptcy Code and pending before the Bankruptcy Court.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101, et seq.

“Bankruptcy Court” means the United States bankruptcy court having jurisdiction over the Bankruptcy Cases.

“Bankruptcy Rules” mean collectively, the Federal Rules of Bankruptcy Procedure and the Federal Rules of Civil Procedure, as applicable to the Bankruptcy Cases or the proceedings therein, and the Local Rules of the Bankruptcy Court, all as now in effect or hereafter amended.

“Bid Protections” means such reasonable, customary and agreed upon bid protections and procedures (all such bid protections and procedures to be in form and substance reasonably satisfactory to Seller and Buyer) including the protections and procedures described on Exhibit G.

“Break-Up Fee” means a fee payable by Seller in the amount of $10,800,000 in cash (i.e., 3% of the Purchase Price), which cash payment obligation, upon entry of the Assumption and Procedures Order, shall constitute an allowed administrative expense of Seller under the Bankruptcy Code and shall not be subject to impairment or discharge in the Bankruptcy Cases.

“Burden” means any and all (a) royalties (including lessor’s royalty), overriding royalties, production payments and net profits interests, and (b) other burdens upon, measured by or payable out of production (in each case, excluding, for the avoidance of doubt, any Taxes).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Houston, Texas are authorized or obligated by Law to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Assumed Dispute Obligations” means the obligations for which Buyer will be responsible from and after Closing to the extent specifically identified as Buyer obligations in Schedule 6.01(g).

“Buyer Exclusion Election” has the meaning set forth in Section 5.01(c).

“Buyer Indemnitees” means Buyer, its Affiliates, and its and their respective members, equity-holders, officers, board of directors and/or managers, employees, agents, representatives, and the successors and permitted assigns of all of the foregoing Persons.

“Buyer Operator” has the meaning set forth in Section 7.12.

“Buyer’s Representatives” has the meaning set forth in Section 7.01(a).

“Buyer’s Walk Right” has the meaning set forth in Section 8.02(e).

“Casualty Loss” has the meaning set forth in Section 4.05(b).

“Chosen Courts” has the meaning set forth in Section 15.07.

“Claim” shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

“Claim Notice” has the meaning set forth in Section 12.11(b).

“Closing” has the meaning set forth in Section 9.01.

“Closing Amount” has the meaning set forth in Section 9.02.

“Closing Date” has the meaning set forth in Section 9.01.

“Closing Deadline” means February 28, 2017; provided that (i) Buyer shall have the right to extend the Closing Deadline by a period of up to 30 days by delivery of written notice to Seller on or prior to the then-current Closing Deadline (provided Buyer shall only be permitted to exercise such right twice) and (ii) such date may be extended pursuant to Section 7.16(f).

“Closing Statement” has the meaning set forth in Section 9.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of September 17, 2015, by and between Seller and TH Exploration, LLC, as amended on March 11, 2016.

“Conley Consent Agreement and Final Order” has the meaning set forth in the definition of EPA Consent Agreements and Final Orders.

“Consent” has the meaning set forth in Section 6.01(d).

“Consenting Holders” means the holders of the 2017 Convertible Notes and the 2022 Notes who are parties to the Note RSA.

“Contracts” has the meaning set forth in Section 2.02(e).

“Cure Cost” means amounts that must be paid and obligations that otherwise must be satisfied, including pursuant to Sections 365(b)(1)(A) and (B) of the Bankruptcy Code, in connection with the assumption and/or assignment of the Contracts, Leases and Office Lease.

“Cure Notice” has the meaning set forth in Section 4.04(c)(i).

“Cure Period” has the meaning set forth in Section 4.04(c)(i).

“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.

“Debt Contract” shall mean any indenture, debenture, deed of trust, mortgage, bond, loan, credit or sale-leaseback or similar agreement entered into by Seller or its Affiliates creating indebtedness on the part of Seller or its Affiliates for borrowed money or the deferred purchase price of property acquired by Seller or its Affiliates.

“Deeds” means, collectively, the Mineral Deed from Seller to Buyer, pertaining to the Fee Minerals, substantially in the form attached to this Agreement as Exhibit D-1, and the Surface Deed from Seller to Buyer, pertaining to the applicable Surface Interests, substantially in the form attached to this Agreement as Exhibit D-2.

“Defect Escrow Amount” has the meaning set forth in Section 4.04(c)(ii).

“Defensible Title” shall mean such record title of Seller with respect to the Leases set forth on Exhibit A – Part 1, Fee Minerals set forth on Exhibit A – Part 6, or the Wells set forth on Exhibit A – Part 2 that, as of the Effective Time and the Closing Date and subject to Permitted Encumbrances:

(a) with respect to each Lease set forth on Exhibit A – Part 1, Fee Mineral set forth on Exhibit A – Part 6, or Well set forth on Exhibit A – Part 2 (for a Well, limited to the applicable producing formation(s) set forth on Exhibit A – Part 2, and for a Lease or Fee Mineral, limited to the applicable Target Formations set forth on Exhibit A – Part 1 or Exhibit A – Part 6, as applicable, and as otherwise set forth on Exhibit A – Part 1 or Exhibit A – Part 6, as applicable), entitles Seller to receive not less than the Net Revenue Interest set forth on Exhibit A – Part 1, Exhibit A – Part 6 or Exhibit A – Part 2, as applicable, for such Lease, Fee Mineral or Well throughout the productive life of such Lease, Fee Mineral or Well, except (i) for decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner, (ii) for decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, and (iii) as otherwise specifically set forth on Exhibit A – Part 1, Exhibit A – Part 6 or Exhibit A – Part 2, as applicable;

(b) with respect to each Lease set forth on Exhibit A – Part 1, Fee Mineral set forth on Exhibit A – Part 6 or Well set forth on Exhibit A – Part 2 (for a Well, limited to the applicable producing formation(s) set forth on Exhibit A – Part 2, and for a Lease or Fee Mineral, limited to the applicable Target Formations set forth on Exhibit A – Part 1 or Exhibit A – Part 6, as applicable, and as otherwise set forth on Exhibit A – Part 1 or Exhibit A – Part 6, as applicable), obligates Seller to bear not more than the Working

Interest set forth on Exhibit A – Part 1, Exhibit A – Part 6 or Exhibit A – Part 2, as applicable, for such Lease, Fee Mineral or Well throughout the productive life of such Lease, Fee Mineral or Well, except (i) for increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) for increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest, and (iii) as otherwise specifically set forth on Exhibit A – Part 1, Exhibit A – Part 6 or Exhibit A – Part 2, as applicable;

(c) with respect to each Lease set forth on Exhibit A – Part 1 or Fee Mineral set forth in Exhibit A – Part 6, entitles Seller to the aggregate number of Net Acres shown on Exhibit A – Part 1 or Exhibit A – Part 6 (subject to reservations, limitations or depth restrictions described on Exhibit A – Part 1 or Exhibit A – Part 6, as applicable, and limited to the applicable Target Formations set forth on Exhibit A – Part 1 or Exhibit A – Part 6, as applicable);

(d) with respect to each Lease set forth on Exhibit A – Part 1 that is not held by production, operations or force majeure in accordance with the terms of such Lease beyond its primary term, the primary term (excluding any extended terms available by the exercise of any option to extend or renew or any other applicable extensions or renewals unless such Lease has been so extended or renewed) of such Lease does not expire by its terms on or prior to June 30, 2017; provided, however, that in the event the Closing occurs after December 31, 2016, the June 30, 2017 date in this clause (d) shall be replaced with the date that is six months following the Closing Date; provided further that if the Closing Deadline is extended by Buyer, then the “Closing Date” shall be deemed, solely for the purposes of this subsection (d), to be February 28, 2017; and

(e) is free and clear of all Encumbrances;

provided that in the event that Seller holds any non-consent interest attributable to any Lease, Fee Mineral or Well, it shall not be required that such interest be held of record by Seller.

“Deposit” has the meaning set forth in Section 3.02(a).

“Designated Employees” has the meaning set forth in Section 7.06.

“Designated Environmental Matters” means the matters for which Seller will be responsible from and after Closing as set forth in Schedule 6.01(cc).

“Designated Liabilities” means all Liabilities and obligations, known or unknown, arising from, based upon, related to or associated with (i) any Liabilities to Third Parties for personal injury or death attributable to Seller’s or its Affiliates’ ownership or operation of the Assets prior to the Closing; (ii) transportation or disposal of waste or Hazardous Substances by Seller or its Affiliates to premises not included in the Assets occurring prior to the Closing; (iii) any and all Seller Taxes; (iv) other than with respect to Suspense Funds for which the Purchase Price was reduced on account thereof pursuant to Section 9.02(b)(ix) (which are addressed in Section 10.05), any liability for Seller’s failure to pay when due any royalties or other Burdens relating to the production of Hydrocarbons from the Assets prior to the Closing Date (provided that, notwithstanding the foregoing, Buyer is liable for, and the Designated Liabilities do not include, the actual amount of all royalties and other Burdens that are due and payable and relate to the production of Hydrocarbons from the Assets from and after the Effective Time); (v) any Liabilities to Third Parties, other than those arising out of Environmental Conditions, for Seller’s or its Affiliates’ gross negligence or willful misconduct in respect of Seller’s or its Affiliates’ operation of the Assets prior to Closing; (vi) any civil fines and penalties or criminal sanctions imposed as a result of the violation of any Environmental Law by Seller prior to Closing including the obligation to defend any legal proceedings seeking to impose any such fines, penalties or sanctions, to the extent attributable to Seller’s pre-Closing conduct; (vii) the Seller Retained Disputes (including, for the avoidance of doubt, Liabilities resulting in any loss of title to any of the Assets) the Identified Site Matters and the Designated Environmental Matters; (viii) all indebtedness for borrowed money and credit facility obligations of Seller and/or its Affiliates including, without limitation, indebtedness for borrowed money secured by mortgages, security interests or other liens upon any of the Assets and indebtedness arising under any Debt Contract; (ix) any Retained Employee-Related Liabilities; (x) the Excluded Assets set forth in Sections 2.03(q), 2.03(u) and 2.03(x); and (xi) any amounts incurred by Seller from and after the Effective Time (and until Closing with respect to clause (c)) in connection with curing or attempting to cure (a) any Title Defect, (b) any Environmental Defect or (c) any breach of any representation or warranty set forth in Section 6.01, whether or not such breach of representation or warranty is claimed by Buyer.

“Dispute Notice” has the meaning set forth in Section 9.03(a).

“Disputed Environmental Matters” has the meaning set forth in Section 5.01(f).

“Effective Time” means 7:00 a.m. where the Assets are located on June 1, 2016.

“email” has the meaning set forth in Section 15.08.

“Encumbrances” shall mean any mortgage, lien, security interest, claim, charge, collateral assignment, deed of trust, pledge or similar encumbrance.

“Environmental Arbitrator” has the meaning set forth in Section 5.01(f).

“Environmental Condition” means (a) any condition that causes an Asset (or Seller with respect to an Asset) not to be in compliance with any Environmental Law, or (b) the existence with respect to the Assets or the operation thereof of any environmental pollution, contamination or degradation where remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Defect” means an Environmental Condition with respect to an Asset; provided that none of the matters set forth on Schedule 6.01(cc) nor any Identified Site Matter shall be an Environmental Condition.

“Environmental Defect Claim Date” means on or before 5:00 p.m. (Central Time) on December 14, 2016.

“Environmental Defect Notice” or “Environmental Defect Notices” has the meaning set forth in Section 5.01(a).

“Environmental Laws” means all Laws, in effect as of the Execution Date, including common law, relating to occupational health and workplace safety, pollution or the protection of the environment (including natural resources), including those Laws relating to the storage, handling, and use of Hazardous Substances and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by, but not required by, a Governmental Authority, but does include, without limitation, the Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, the Occupational Safety and Health Act, as in effect or proposed as of the Execution Date, and any state Laws implementing or analogous to the foregoing federal Laws, and the rules, regulations and guidance promulgated thereunder.

“EPA Administrative Orders” means (a) with respect to the Identified Sites covered by the 2014 Consent Agreement and Final Order, the Administrative Order issued March 29, 2013 under EPA Docket No. CWA-03-2013-0118DW and the Administrative Order issued November 9, 2012 under EPA Docket No. CWA-03-2013-0005DW, (b) with respect to the Identified Site covered by the Conley Consent Agreement and Final Order, the Administrative Order issued November 17, 2014 under EPA Docket No. CWA-03-2015-0017DW and (c) with respect to the Identified Site covered by the Tuttle Consent Agreement and Final Order, the Administrative Order issued November 17, 2014 under EPA Docket No. CWA-03-2015-0018DW.

“EPA Consent Agreements and Final Orders” means (a) the Consent Agreement and Final Order under EPA Docket No. CWA 03-2014-0109, filed June 23, 2014, covering the Maury Well Pad and the Weekley Well Pad (being certain of the Identified Sites and as such properties are more particularly described in the definition of Identified Sites) (the “2014 Consent Agreement and Final Order”), (b) the Consent Agreement and Final Order under EPA Docket No. CWA 03-2015-0207, filed September 17, 2015, covering the Conley Impoundment (being an Identified Site and as such property is more particularly described in the definition of Identified Sites) (the “Conley Consent Agreement and Final Order”) and (c) the Consent Agreement and Final Order under EPA Docket No. CWA 03-2015-0206, filed September 17, 2015, covering the Tuttle Impoundment (being an Identified Site and as such property is more particularly described in the definition of Identified Sites) (the “Tuttle Consent Agreement and Final Order”).

“Escrow Agent” has the meaning set forth in Section 3.02(a).

“Escrow Agreement” has the meaning set forth in Section 3.02(a).

“Exchange” has the meaning set forth in Section 14.04.

“Excluded Assets” has the meaning set forth in Section 2.03.

“Execution Date” has the meaning set forth in the preamble.

“Expense Reimbursement” means an amount equal to the reasonable documented out of pocket costs and expenses of Buyer paid or payable to any Third Party related to the negotiation of this Agreement and Buyer’s due diligence relating to Seller and the Assets, not to exceed an aggregate amount equal to $3,600,000 (i.e., 1% of the Purchase Price), inclusive of the amount of the Work Fee, which payment obligation, upon the entry to the Assumption and Procedures Order, shall constitute an allowed administrative expense of Seller under the Bankruptcy Code and shall not be subject to impairment or discharge in the Bankruptcy Cases. On or before the date that is two Business Days prior to the time when any Expense Reimbursement is payable by Seller to Buyer hereunder, Buyer shall provide to Seller invoices and other available documentation evidencing such reasonable costs and expenses constituting such Expense Reimbursement.

“Expiring Lease” has the meaning set forth in Section 4.04(k)(i).

“Fee Minerals” has the meaning set forth in Section 2.02(h).

“Files” has the meaning set forth in Section 2.02(o).

“Final Order” means (i) an order or a judgment of the Bankruptcy Court, as entered on the docket in the Bankruptcy Cases (or any related adversary proceeding or contested matter) or the docket of any other court of competent jurisdiction, or (ii) an order or a judgment of any other court having jurisdiction over any appeal from (or petition seeking certiorari or other review of) any order or judgment entered by the Bankruptcy Court (or any other court of competent jurisdiction, including in an appeal taken) in the Bankruptcy Cases (or in any related adversary proceeding or contested matter), in each case that is in full force and effect and has not been reversed, stayed, modified, amended, rescinded, or vacated and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired according to applicable Law and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order.

“Final Settlement Statement” has the meaning set forth in Section 9.03(a).

“Gathering System” means the Mary prospect water and Hydrocarbon gathering systems more particularly described in Exhibit A – Part 5, which gathering systems consist of all gathering lines, pipelines, pipe, scrubbers, dehydration units, tanks, traps, cathodic protection equipment, meters, recorders, valves, fittings and other equipment, personal property, fixtures and improvements, including all water impoundment ponds, the Proctor water withdrawal, the East Delivery Point (Blue Racer Tap) and the Winters Central Receipt Point, used or held for use in the ownership, operation or maintenance of the Gathering System, in each case, to the extent located downstream of the discharge points of the separation units, GPU’s, or water tanks located on the wellsite pad up to the Third Party central receipt points, all as illustrated on Schedule 1.01(h).

“Gathering System Easements” means the fee property and the easements, rights-of-way, surface leases and other real property interests to the extent and then only to the extent used in connection with the Gathering System.

“Governmental Authority” means any federal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency, commission or other governmental authority that exercises jurisdiction over any of the Assets, and any court or arbitral, governmental or other tribunal, including any tribal authority having or asserting jurisdiction.

“Hazardous Substances” means any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 5.02.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith.

“Identified Site Matters” means the specific actions required under the EPA Administrative Order(s) and/or EPA Consent Agreements and Final Orders, existing or as amended, or actions required that relate to the matters covered by such EPA Administrative Order(s) and/or EPA Consent Agreements and Final Orders.

“Identified Sites” means (a) the following properties covered by the 2014 Consent Agreement and Final Order: (i) the Maury Well Pad, being 0.75 miles Northwest of the Intersection between West Virginia Highway 7 and Turkey Run Road (County Road 38), New Martinsville, West Virginia 26155 (Latitude 39º 37’ 0.12” N, Longitude -80º 46’ 58.44” W) and (ii) the Weekley Well Pad, being 0.8 miles North of the Intersection between West Virginia 20 and Ashland Ridge Road (County Road 40), Porters Falls, West Virginia 26155 (Latitude 39º 35’ 31” N, Longitude 80º 46’ 41” W), (b) the following property covered by the Conley Consent Agreement and Final Order: the Conley Impoundment, being 2,500 feet West of West Virginia Highway 7 and Turkey Run Road (County Road 38), New Martinsville, West Virginia (Latitude 39.607, Longitude -80.791), and (c) the following property covered by the Tuttle Consent Agreement and Final Order: the Tuttle Impoundment, being approximately 1000 feet South of the Intersection of West Virginia 20 and Old West Virginia 20, Wetzel County, Reader, West Virginia (Latitude 39.587, Longitude -80.78).

“Imbalances” means all Well Imbalances and Pipeline Imbalances.

“Income Taxes” means any income, capital gains, franchise and similar Taxes.

“Indemnitee” has the meaning set forth in Section 12.11(a).

“Indemnitor” has the meaning set forth in Section 12.11(a).

“Indemnity Deductible” means one and a half percent (1.5%) of the Purchase Price.

“Indemnity Escrow Amount” means an amount equal to $10,000,000, together with any interest earned thereon; provided that, if the Consolidated Funded Leverage Ratio (as defined in and determined pursuant to the RCF) of Seller as of the Closing Date, after giving effect to the transactions contemplated by this Agreement, does not exceed 2.5 to 1, then the Indemnity Escrow Amount shall be zero dollars ($0.00).

“Individual Environmental Threshold” has the meaning set forth in Section 5.01(e).

“Individual Indemnity Threshold” means $50,000.

“Individual Title Defect Threshold” has the meaning set forth in Section 4.04(i).

“Interim Period” means that period commencing on the Execution Date and terminating upon the earlier of the Closing or the termination of this Agreement.

“Knowledge” means, with respect to each of Seller and Buyer, the actual knowledge (without any inquiry) of the individuals listed on Schedule 1.01(a) with respect to such Person.

“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Lease Acquisition Costs” means all (a) direct costs paid to lessors or sellers incurred in acquiring the applicable Assets including cash bonus consideration, (b) broker’s fees, recording fees, title examination expense, legal expenses directly associated with the acquisition of such Assets, title curative costs (incurred in connection with acquiring new Leases), land costs, and drafting costs reasonably incurred and paid to third parties in connection with such applicable Assets and (c) division order title work, title examination expense, legal expenses directly associated with division order title work or title examination, title curative costs, land costs, and drafting costs reasonably incurred and paid to Third Parties in connection with existing Assets in the ordinary course of business consistent with Seller’s past practices, in the case of items (a), (b) and (c), to the extent that such Assets are not used, or such costs are not incurred, by Seller to cure any Title Defects or any breach of any representation or warranty set forth in Section 6.01(ff), and in the case of items (a) and (b), to the extent that such costs are incurred in acquiring new Leases that are not already set forth on Exhibit A – Part 1 from and after the Effective Time until Closing. For the avoidance of doubt, (i) title curative costs incurred in connection with the applicable Assets in the ordinary course of business consistent with Seller’s past practices shall be “Lease Acquisition Costs”, and (ii) title curative costs incurred in connection with the applicable Assets that are not incurred in the ordinary course of business or consistent with Seller’s past practices, including costs of title curatives that cure any Title Defects or any breach of any representation or warranty set forth in Section 6.01(ff), shall not be “Lease Acquisition Costs”.

“Lease Extension Costs” means all lease extension and/or renewal costs with respect to the Assets.

“Leases” has the meaning set forth in Section 2.02(a).

“Liability” or “Liabilities” means, subject to the provisions of Section 12.10, any and all claims, causes of action, proceedings, hearings, payments, charges, judgments, injunctions, orders, decrees, assessments, liabilities, losses, damages, penalties, fines, obligations, deficiencies, debts or costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or Remediation.

“Limited Guaranty” has the meaning set forth in Section 3.02(a)(i).

“Litigation Escrow Amount” means the amount set forth on Schedule 12.12, together with any interest earned thereon.

“Material Adverse Effect” means (i) any breach of any representation or warranty of Seller that, together with all other breaches of the representations and warranties of Seller, results, or would be reasonably likely to result, in damages and liabilities in excess of an amount equal to $10,000,000, or (ii) an occurrence or event that materially hinders or impedes, or would be reasonably likely to materially hinder or impede, the consummation by Seller of the transactions contemplated by this Agreement; provided, however, that no occurrence or event that arises or results from the following shall constitute a Material Adverse Effect: (a) in the case of (ii), (1) changes in general economic, capital market, regulatory or political conditions or general changes in applicable Law or the interpretation therefor; (2) changes that affect generally the oil and gas industry; (3) the declaration by the United States of a national emergency or acts of war or terrorism or act of God; (4) the entry into or announcement of the transactions contemplated by this Agreement, or the consummation of the transactions contemplated hereby; (5) any changes in commodity prices; (6) any decline in Well performance; (7) changes in service costs generally applicable to the oil and gas industry in the United States; and (8) strikes and labor disturbances; and (b) in the case of (i) and (ii), any action or omission of Seller taken in accordance with Schedule 1.01(c), Schedule 1.01(d), Section 7.03 and/or Section 7.04 without the violation of this Agreement or with the prior written consent of Buyer.

“Material Contract” means the following (excluding any Leases, Fee Minerals, rights-of-way or other Contract creating or assigning interests in real property into Seller or its predecessors in title, including the Gathering System Easements and the Surface Interests) Contracts:

(a) any Contract that (i) can reasonably be expected to result in aggregate payments by Seller of more than $100,000 during the remainder of the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues), and (ii) cannot be terminated without penalty on 90 days or less notice;

(b) any Contract that can reasonably be expected to result in aggregate revenues to Seller of more than $100,000 during the remainder of the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(c) any Hydrocarbon purchase and sale, exchange, supply, transportation, gathering, marketing, treating, processing, refining or similar Contract (in each case) to which Seller is a party or to which the Assets are subject to that is not terminable without penalty on 90 days or less notice;

(d) any Debt Contract and all related security agreements or similar agreements associated therewith;

(e) any Contract between an Affiliate of Seller and Seller that will not be terminated on or prior to Closing;

(f) any Contract that constitutes a purchase and sale agreement (other than with respect to production of Hydrocarbons in the ordinary course), farmout agreement, partnership agreement, joint venture agreement, joint development agreement, operating agreement, exploration agreement, participation agreement, or similar contracts and agreements;

(g) any drilling Contract;

(h) any Contract of Seller to lease, exchange (other than with respect to production of Hydrocarbons) or otherwise dispose of all or any part of the Assets (in each case, other than immaterial dispositions of non-producing assets) from and after the Effective Time, but excluding rights or reassignment upon intent to abandon an Asset;

(i) any Contract that provides for an irrevocable power of attorney that will be in effect after the Closing Date;

(j) any Contract that provides for calls on production of Hydrocarbons from the Assets or options to purchase Hydrocarbons produced from the Assets;

(k) any Contract for capital expenditures or the acquisition or construction of fixed assets that requires aggregate future payments in excess of $100,000;

(l) any Contract that (A) contains or constitutes an existing area of mutual interest agreement or (B) includes non-competition or non-solicitation restrictions or other similar restrictions on doing business; and

(m) any Contract that constitutes an amendment or a modification in respect of any of the foregoing.

“Net Acre” means (a) with respect to each Lease, as computed separately with respect to each Target Formation in each Lease, the number calculated by multiplying (i) the gross number of mineral acres covered by such Lease (as determined by the legal description of the leased premises) with respect to such Target Formation by (ii) the undivided fee simple mineral interest (expressed as a percentage) covered by such Lease (as determined by aggregating the fee mineral interests owned by each lessor of such Lease) and attributable to such Target Formation, by (iii) Seller’s undivided percentage Working Interest in such Lease with respect to such Target Formation; and (b) with respect to each Fee Mineral, as computed separately with respect to each Target Formation in each Fee Mineral, the number calculated by multiplying (i) the gross number of acres in the lands covered by such Fee Mineral (as determined by the legal description of the fee mineral property) with respect to such Target Formation by (ii) Seller’s undivided percentage interest in the fee minerals in the lands covered by such Fee Mineral.

“Net Revenue Interest” means, with respect to any Lease set forth on Exhibit A – Part 1, Fee Mineral set forth on Exhibit A – Part 6 or Well set forth on Exhibit A – Part 2 (for a Well, limited to the applicable producing formation(s) set forth on Exhibit A – Part 2, and with respect to a Lease or Fee Mineral, limited to the applicable Target Formations set forth on Exhibit A – Part 1 or Exhibit A – Part 6, as applicable, and subject to items otherwise set forth on Exhibit A – Part 1 or Exhibit A – Part 6, as applicable), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Lease, Fee Mineral or Well (for a Well, limited to the applicable producing formation(s) set forth on Exhibit A – Part 2, and with respect to a Lease or Fee Mineral, limited to the applicable Target Formations set forth on Exhibit A – Part 1 or Exhibit A – Part 6, as applicable, and subject to items otherwise set forth on Exhibit A – Part 1 or Exhibit A – Part 6, as applicable), after giving effect to all Burdens; provided that if any item above varies as to different areas (including tracts) or depths of such areas covered by such Lease or Fee Mineral, a separate calculation shall be done for each such area or depth as if it were a separate Lease or Fee Mineral.

“NORM” means naturally occurring radioactive material.

“Note RSA” that certain Restructuring Support Agreement, dated as of October 20, 2016, by and among Seller and certain of the holders of the 2017 Convertible Notes and the holders of the 2022 Notes, as amended or modified from time to time.

“Offer Period” has the meaning set forth in Section 7.06.

“Office Lease” has the meaning set forth in Section 2.02(j).

“Oil and Gas Interests” has the meaning set forth in Section 7.10.

“Operating Expenses” means the following types of direct expenses to the extent attributable to the Assets and incurred in the ordinary course of business consistent with past practices: all operating expenses (including direct costs of insurance attributable to Seller’s and/or its Affiliates’ insurance to the extent applicable to the Assets for the period from and after the Effective Time until Closing, but excluding in all cases, Asset Taxes, Income Taxes, Transfer Taxes, and all costs and expenses of bonds, letters of credit or other surety instruments) incurred in the ownership or operation of the Assets in the ordinary course of business and, where applicable, and without duplication, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets operated by a Third Party operator as set forth in the Council of Petroleum Accountants Societies (COPAS) accounting procedures applicable to the relevant operating agreement or unit agreement, if any, but excluding (a) Liabilities for personal injury or death, property damage or violation of any Law, (b) obligations to plug or abandon Wells, dismantle or decommission facilities, close pits or restore the surface around such Wells, facilities and pits, (c) environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments, facilities or any other Personal Property under applicable Environmental Laws, (d) obligations with respect to Imbalances,

(e) obligations to pay working interests, Burdens or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Properties, including those held in suspense, (f) any Asset Taxes, Income Taxes, or Transfer Taxes, (g) the Designated Liabilities, and (h) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (g), whether such claims are made pursuant to contract or otherwise.

“Other Approved Capital Expenditure” means each capital expenditure incurred by Seller between the Effective Time and Closing in connection with the Assets that is approved by Buyer in writing during the Interim Period or with respect to which is attributable to an operation approved by Buyer in writing during the Interim Period.

“Other Approved Lease Acquisition Cost” means each Lease Acquisition Cost with respect to any Assets acquired by Seller between the Effective Time and Closing that is approved by Buyer in writing during the Interim Period.

“Outside Date” means the date that is the first Business Day following the Closing Deadline.

“Overhead Costs” means, with respect to those Assets that are operated by Seller or its Affiliate and (a) are burdened by an existing joint operating agreement with any Third Party Working Interest owner covering such Assets, the amount representing the overhead or general and administrative fee that is charged to other Working Interest owners with interests in such Assets as set forth in the Council of Petroleum Accountants Societies (COPAS) accounting procedures applicable to such joint operating agreement, which amount is attributable to the Assets from and after the Effective Time until Closing, and (b) with respect to those Assets that are not burdened by an existing joint operating agreement with a Third Party Working Interest owner, an amount equal to a portion of $11,000 per Well per month undergoing drilling or completion operations and $1,100 per producing Well per month attributable to the Assets from and after the Effective Time until Closing.

“Party” or “Parties” has the meaning set forth in the preamble.

“Permits” means all permits, licenses and governmental authorizations, registrations and approvals, certificates, waivers, variances, clearances, credits (including emission credits), grants and other similar rights or approvals required or issued in connection with the ownership or operation of the Assets.

“Permitted Encumbrances” means:

(a) the terms and conditions of all Leases and all Burdens if the net cumulative effect of such Leases and Burdens does not (i) operate to reduce the Net Revenue Interest of Seller with respect to any Lease, Fee Mineral or Well to an amount less than the Net Revenue Interest set forth on Exhibit A – Part 1, Exhibit A – Part 6 or Exhibit A – Part 2, as applicable, for such Lease, Fee Mineral or Well, (ii) obligate Seller to bear a Working Interest with respect to any Lease, Fee Mineral or Well in any amount greater than the Working Interest set forth on Exhibit A – Part 1, Exhibit A – Part 6 or Exhibit A – Part 2, as applicable, for such Lease, Fee Mineral or Well (unless the Net

Revenue Interest for such Lease, Fee Mineral or Well is greater than the Net Revenue Interest set forth on Exhibit A – Part 1, Exhibit A – Part 6 or Exhibit A – Part 2, as applicable, in the same or greater proportion as any increase in such Working Interest), (iii) reduce the Net Acres of Seller with respect to any Lease or Fee Mineral to an amount less than the Net Acres set forth therefor on Exhibit A – Part 1 or Exhibit A – Part 6, as applicable, (iv) cause the representations and warranties in Section 6.01(ff) not to be true and correct in all respects or (v) materially impair the use, ownership or operation of the Assets (taken as a whole) as currently owned and operated;

(b) Preferential Purchase Rights and Consents to assignment and similar agreements;

(c) liens for Taxes not yet due or delinquent or, if delinquent, that are set forth on Schedule 1.01(b) and are being contested in good faith or will be satisfied or released prior to Closing;

(d) Customary Post-Closing Consents;

(e) such Title Defects as Buyer may have waived or is deemed to have waived pursuant to the terms of this Agreement;

(f) all rights reserved to or vested in any Governmental Authority to control or regulate any Asset, and all obligations and duties under all Laws;

(g) rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership to the extent that the same does not materially impair the use, ownership or operation of the Assets (as currently owned and operated);

(h) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases, and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of surface real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Assets as currently operated and used;

(i) vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations (A) which are not yet due or (B) which are being contested in good faith by appropriate proceedings by or on behalf of Seller and which contested obligations are listed on Schedule 1.01(b);

(j) liens created under (1) any applicable operating agreements or (2) by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller and which contested obligations are set forth on Schedule 1.01(b);

(k) with respect to any interest in the Assets acquired through compulsory pooling, failure of the records of any Governmental Authority to reflect Seller as the owner of any Assets;

(l) any Encumbrance affecting the Assets that is discharged by Seller and the holder thereof at or prior to Closing;

(m) mortgage liens burdening a lessor’s interest in the Assets unless (i) foreclosure proceedings have commenced with respect to any such mortgage lien and (ii) in such case, (A) such mortgage lien has not been subordinated to the Assets affected thereby and (B) such mortgage lien was perfected prior to the effective date of the applicable leasehold interest;

(n) the terms and conditions of all Contracts if the net cumulative effect of such Contracts does not (i) operate to reduce the Net Revenue Interest of Seller with respect to any Lease, Fee Mineral or Well to an amount less than the Net Revenue Interest set forth on Exhibit A – Part 1, Exhibit A – Part 6 or Exhibit A – Part 2, as applicable, for such Lease, Fee Mineral or Well, (ii) obligate Seller to bear a Working Interest with respect to any Lease, Fee Mineral or Well in any amount greater than the Working Interest set forth on Exhibit A – Part 1, Exhibit A – Part 6 or Exhibit A – Part 2, as applicable, for such Lease, Fee Mineral or Well (unless the Net Revenue Interest for such Lease, Fee Mineral or Well is greater than the Net Revenue Interest set forth on Exhibit A – Part 1, Exhibit A – Part 6 or Exhibit A – Part 2, as applicable, in the same or greater proportion as any increase in such Working Interest), (iii) reduce the Net Acres of Seller with respect to any Lease or Fee Mineral to an amount less than the Net Acres set forth therefor on Exhibit A – Part 1 or Exhibit A – Part 6, as applicable, (iv) cause the representations and warranties in Section 6.01(ff) not to be true and correct in all respects, or (v) materially impair the operation or use of the Assets as currently operated and used;

(o) (i) Third Party rights to mine for coal constituting the correlative rights of subsurface owners in a common property, and/or (ii) a coal owner’s ability to protest oil and gas drilling operations;

(p) any matters specifically referenced and set forth on Exhibit A – Part 1, Exhibit A – Part 6, Exhibit A – Part 2 or Schedule 6.01(g), as applicable; and

(q) any matters or defects constituting a Title Defect that are discovered by Buyer or any of its Affiliates or representatives conducting due diligence on the Assets prior to the Title Defect Claim Date for which Buyer does not assert a Title Defect prior to or on the Title Defect Claim Date.

“Permitted Title Encumbrances” means the items listed in subsections (a) through (d), (f) through (h), (j)(1), (k) and (m) through (o) of the definition of Permitted Encumbrances; provided that Permitted Title Encumbrances shall exclude any Designated Liabilities.

“Person” means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including government or political subdivisions or an agency, unit or instrumentality thereof.

“Personal Property” has the meaning set forth in Section 2.02(f).

“Petition Date” means the date upon which the Bankruptcy Cases are commenced in the Bankruptcy Court.

“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to ASTM Standard E1527, or any similar environmental assessment that does not involve any invasive, sampling or testing activities.

“Pipeline Imbalance” means any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Contract or Law relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant Contract or at Law, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Plan” means Seller’s plan of reorganization as filed in the Bankruptcy Court.

“Potential Offered Employees” has the meaning set forth in Section 7.06.

“Preferential Purchase Right” has the meaning set forth in Section 6.01(o).

“Proceeding” shall mean any order, judgment, decree, investigation, proceeding, action, arbitration, litigation or suit (whether civil, criminal, administrative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Properties” has the meaning set forth in Section 2.02(c).

“Purchase Price” has the meaning set forth in Section 3.01.

“Quantum Parties” means Quantum Energy Partners, LLC, any private equity or other fund formed or managed by such Person or any of its Affiliates, or any portfolio company of any of such funds (including for this purpose any intermediary company between any such fund and any such portfolio company) (in each case, other than Buyer, any subsidiaries of Buyer or the Guarantor (as defined in the Limited Guaranty)), and any of their respective members, partners, equity-holders, officers, board of directors and/or managers, employees, advisers, consultants, agents, representatives, and the successors and permitted assigns of all of the foregoing Persons.

“RCF” means Seller’s Fourth Amended and Restated Credit Agreement, dated June 24, 2014, as amended through the Execution Date.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Substances into the environment.

“Remediation” means, with respect to an Environmental Condition, the creation, implementation and completion of any investigatory, remedial, removal, response, restoration, clean up, construction, closure, disposal or other corrective actions or Restoration Plans, including monitoring, to the extent but only to the extent required under Environmental Laws to correct or remove such Environmental Condition.

“Remediation Amount” means, with respect to an Environmental Condition, the present value as of the Closing Date of the cost (net to Seller’s interest prior to the consummation of the transactions contemplated by this Agreement) of the most cost-effective Remediation of such Environmental Condition.

“Replacement Lease” has the meaning set forth in Section 4.04(k)(i).

“Restoration Plans” means plans outlining the actions that shall be taken to remove the material from the regulated waters, stabilize the site and return the site to predisturbance grade and conditions to the extent but only to the extent required under the EPA Administrative Orders.

“Restricted Counties” means Marshall, Wetzel and Tyler Counties, West Virginia and Greene County, Pennsylvania.

“Retained Employee-Related Liabilities” shall mean all Liabilities that are attributable to (a) the employment or engagement of any employee of Seller or its Affiliates who does not become an employee of Buyer or its Affiliates, including all Liabilities arising from or relating to any act or omission or other practice arising from or relating to an employment relationship or the characterization of an individual acting as an independent contractor as an employee, or the termination of such employee or such independent contractor arising at any time, and (b) the employment of any employee of Seller or its Affiliates who does become an employee of Buyer or its Affiliates to the extent arising on or prior to the date of such employee’s commencement of active employment with Buyer or its Affiliates.

“Sale Hearing” means the hearing during which the Bankruptcy Court shall consider entry of the Sale Order.

“Sale Order” means the order of the Bankruptcy Court, which is not subject to a stay pending appeal, in form and substance reasonably acceptable to Buyer and Seller, approving, among other things, this Agreement and all of the terms and conditions hereof and approving and authorizing Seller to consummate the transactions contemplated hereby pursuant to sections 105, 363 and 365 of the Bankruptcy Code and providing, among other things, substantially as follows: (i) the Assets sold to Buyer pursuant to this Agreement will be transferred to Buyer free and clear of all Encumbrances (other than Permitted Title Encumbrances), Claims and other interests; (ii) Seller shall assume and assign to Buyer the Contracts, Leases and Office Lease in accordance with the terms and conditions (including with respect to any Consents required) of this Agreement; (iii) Seller or Buyer shall pay the Cure Costs as appropriate and as further specified in Section 7.16(g) to the appropriate parties as ordered by the Bankruptcy Court so as to permit the assumption and assignment of the Contracts, Leases and Office Lease; (iv) the Contracts, Leases and Office Lease shall be in full force and effect from and after Closing and the non-debtor parties being barred and enjoined from asserting against Buyer or its assets, among other things, defaults, breaches or Claims of pecuniary losses existing as of Closing or by reason of the Closing; (v) Buyer has acted in “good faith” within the meaning of section 363(m) or other applicable sections of the Bankruptcy Code and is entitled to the protections in section 363(m) of the Bankruptcy Code; (vi) this Agreement was negotiated, proposed and entered into by the Parties without collusion, in good faith and from arms-length bargaining positions and is not subject to avoidance under section 363(n) of the Bankruptcy Code; (vii) this Agreement and the transactions contemplated hereby are not subject to rejection or avoidance (whether through any avoidance, fraudulent transfer, preference or recovery, claim, action or proceeding arising under chapter 5 of the Bankruptcy Code or under any similar state or federal Law or any other cause of action) by Seller, any chapter 7 or chapter 11 trustee of Seller’s bankruptcy estate or any other person or entity or impairment or discharge under the Plan or any subsequent order of the Bankruptcy Court entered in the Bankruptcy Cases and (viii) the Bankruptcy Court shall waive any stay that would otherwise be applicable to the immediate effectiveness of such order, including, pursuant to Federal Rule of Bankruptcy Procedure 6004(g) and 6006(d).

“Sale Order Deadline” means February 10, 2017.

“Sale Motion” has the meaning set forth in Section 7.16(a).

“Scheduled Capital Expenditure” means each capital expenditure incurred by Seller between the Effective Time and Closing in connection with the Assets, the amount of which is less than or equal to the applicable amount set forth in Schedule 1.01(c).

“Scheduled Closing Date” has the meaning set forth in Section 9.01.

“Scheduled Lease Acquisition Cost” means each Lease Acquisition Cost with respect to any Assets acquired by Seller between the Effective Time and Closing, the amount of which is less than or equal to the applicable amount set forth in Schedule 1.01(d).

“Seismic Data” shall mean geological, geophysical and seismic licenses, seismic records, gravity maps, gravity meter surveys, seismic surveys, well logs, and other similar geological or geophysical surveys or data, including any processed or reprocessed data or Third Party interpretations.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” means Seller, its Affiliates, and its and their respective members, equity-holders, officers, board of directors and/or managers, employees, agents, representatives, and the successors and permitted assigns of all of the foregoing Persons.

“Seller Retained Disputes” means the matters for which Seller will be responsible from and after Closing set forth in Schedule 6.01(g), excluding the Buyer Assumed Dispute Obligations.

“Seller’s Walk Right” has the meaning set forth in Section 8.01(f).

“Seller Taxes” means (a) all Income Taxes imposed by any applicable Law on Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) Asset Taxes allocable to Seller pursuant to Section 14.01 (taking into account, and without duplication of, (i) such Asset Taxes effectively borne by Seller as a result of the adjustments to the Purchase Price made pursuant to Sections 9.02 and 9.03, as applicable, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 14.01(c)), (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Assets, and (d) any and all Taxes (other than the Taxes described in clause (a), (b), or (c) of this definition) imposed on or with respect to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion thereof) ending before the Effective Time.

“Special Warranty” has the meaning set forth in Section 4.02.

“Special Warranty Notice” or “Special Warranty Notices” has the meaning set forth in Section 4.03.

“Specified Counties” has the meaning set forth in Section 2.02(a).

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Surface Interests” has the meaning set forth in Section 2.02(i).

“Suspense Funds” means all funds held by Seller in suspense related to proceeds of production and attributable to Third Parties’ interests (including working interests, royalties, overriding royalties, and other Burdens or similar interests) in the Properties or Hydrocarbon production from the Properties, including (a) funds suspended awaiting minimum disbursement requirements, funds suspended under division orders, funds suspended for title and/or other defects, and for any other reason, and (b) to the extent set forth on Schedule 6.01(w), funds suspended due to such Third Party’s share of expenditures (excluding severance taxes and including transportation, processing and gathering costs) or advanced or prepaid royalty payments exceeding their share of proceeds from production to which they were entitled (such amounts being characterized by Seller as “negative” Suspense Funds).

“Target Formations” means the depths described on Annex A.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means (a) any taxes, assessments and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, (b) unclaimed property and escheat obligations, (c) any interest, fine, penalty or additions to tax imposed by a

Governmental Authority in connection with any item described in clauses (a) or (b), above, and (d) any liability in respect of any item described in clauses (a) through (c), above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of being a member of a consolidated, combined or unitary group) or otherwise.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 12.11(b).

“Title/Environmental Condition Date” means 5:00 p.m. (Central Time) on December 19, 2016.

“Title Arbitrator” has the meaning set forth in Section 4.04(j).

“Title Benefit” shall mean, (a) with respect to each Well set forth on Exhibit A – Part 2 (with respect to the applicable producing formation(s)), any right, circumstance or condition that operates to (i) increase the Net Revenue Interest of Seller above that shown for such Well on Exhibit A – Part 2, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown on Exhibit A – Part 2, or (ii) to decrease the Working Interest of Seller in any Well below that shown for such Well on Exhibit A – Part 2, to the extent the same does not causes any decrease in Seller’s Net Revenue Interest therein below that shown on Exhibit A – Part 2; and (b) with respect to each Lease set forth on Exhibit A – Part 1 or Fee Mineral set forth on Exhibit A – Part 6 (with respect to the applicable Target Formations set forth on Exhibit A – Part 1 or Exhibit A – Part 6, as applicable), any right, circumstance or condition that operates to (i) increase the Net Revenue Interest of Seller above that shown for such Lease on Exhibit A – Part 1 or such Fee Mineral on Exhibit A – Part 6, as applicable, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown on Exhibit A – Part 1 or Exhibit A – Part 6, as applicable, (ii) to decrease the Working Interest of Seller in any Lease or Fee Mineral below that shown for such Lease on Exhibit A – Part 1 or such Fee Mineral on Exhibit A – Part 6 to the extent the same does not causes any decrease in Seller’s Net Revenue Interest therein below that shown therefor on Exhibit A – Part 1 or Exhibit A – Part 6 or (iii) increase the Net Acres of Seller in any Lease or Fee Mineral above that shown for such Lease in Exhibit A – Part 1 or such Fee Mineral on Exhibit A – Part 6.

“Title Benefit Amount” has the meaning set forth in Section 4.04(e).

“Title Benefit Notice” has the meaning set forth in Section 4.04(b).

“Title Benefit Property” has the meaning set forth in Section 4.04(b).

“Title Defect” means any Encumbrance or defect that causes Seller not to have Defensible Title in and to the Leases, Fee Minerals, or Wells, without duplication; provided that the following shall not be considered Title Defects:

(a) defects arising out of the lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person having a superior claim of title to the relevant Asset;

(b) defects based on a gap in Seller’s chain of title in the applicable federal, state or county records or other records of a Governmental Authority, unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain (in each case, which can be documents contained in Seller’s files), which documents (if any) shall be included in a Title Defect Notice;

(c) defects solely based on the failure to recite marital status in a document;

(d) defects or irregularities resulting from or related to successors, heirship, estate, or probate proceedings, or the lack thereof, unless Buyer provides affirmative evidence that such omission results in another Person having a superior claim of title to the relevant Asset;

(e) defects that have been cured by applicable Laws of limitations or prescription;

(f) any Encumbrance or loss of title resulting from Seller’s conduct of business in compliance with this Agreement;

(g) defects based upon the exercise of any Preferential Purchase Rights or failure to obtain any Consents (which are addressed in Section 4.06 and Section 4.07, respectively);

(h) defects arising from any change in applicable Law after the Execution Date, including changes that would raise the minimum landowner royalty;

(i) defects arising from any prior oil and gas lease relating to the lands covered by a Lease or Fee Mineral not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and results in another Person having a superior claim of title to the relevant Lease, Fee Mineral or Well;

(j) defects that affect only the identity of the Person who has the right to receive royalty payments (rather than the amount or the proper payment of such royalty payment);

(k) defects based solely on Tax assessment database records or similar records (or the absence of such records) or Tax payments by a stranger in title;

(l) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(m) defects or irregularities resulting from liens or mortgages that have expired by their own terms or that are discharged by Seller at or prior to Closing;

(n) defects or irregularities resulting from production payments that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation or that are discharged by Seller at or prior to Closing;

(o) the expiration of the primary term of a Lease by its terms (excluding any extended term available by the exercise of any option to extend or renew or any other applicable extensions unless such Lease is so extended or renewed) after June 30, 2017; provided, however, that in the event that Closing occurs after December 31, 2016, the June 30, 2017 date in this clause (o) shall be replaced with the date that is six months following the Closing Date; provided, further, that for the avoidance of doubt, so long as a Lease is held by production, operations or force majeure in accordance with the terms of such Lease beyond its primary term, then the expiration of the primary term of such Lease prior to, on or after June 30, 2017 shall not be a “Title Defect”;

(p) defects or irregularities related to the lack of pooling or unitization clauses in any lease or instrument unless such lease or instrument is included in a Unit;

(q) any defect arising out of W. Va. C.S.R. §39-1-4.2 with respect to the drilling of any well (other than the wells set forth on Schedule 1.01(f)) after the Execution Date;

(r) defects or irregularities arising out of a discrepancy between the Net Acres set forth on a recorded deed, Lease or Fee Mineral and the Net Acres set forth on Exhibit A – Part 1 or Exhibit A – Part 6, as applicable, so long as, with respect to such deed, Lease or Fee Mineral, Seller is legally entitled to not less than the Net Acres set forth on Exhibit A – Part 1 or Exhibit A – Part 6, as applicable; and

(s) defects or irregularities resulting from production payments that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation or that are discharged by Seller at or prior to Closing.

“Title Defect Amount” has the meaning set forth in Section 4.04(g).

“Title Defect Claim Date” means on or before 5:00 p.m. (Central Time) on December 14, 2016.

“Title Defect Notice” or “Title Defect Notices” has the meaning set forth in Section 4.04(a).

“Title Defect Property” has the meaning set forth in Section 4.04(a).

“Title Disputes” has the meaning set forth in Section 4.04(j).

“Transfer Taxes” has the meaning set forth in Section 14.02.

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of the Closing Date, by and between Seller and Buyer, substantially in the form of Exhibit H.

“Tuttle Consent Agreement and Order” has the meaning set forth in the definition of EPA Consent Agreements and Final Orders.

“Unit” has the meaning set forth in Section 2.02(b).

“Vehicles” has the meaning set forth in Section 2.02(m).

“Well Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Wells” has the meaning set forth in Section 2.02(c).

“Work Fee” has the meaning set forth in Section 3.05.

“Working Interest” means, with respect to any Lease set forth on Exhibit A – Part 1, Fee Mineral set forth on Exhibit A – Part 6 or Well set forth on Exhibit A – Part 2, as applicable (for a Well, limited to the applicable producing formation(s) set forth on Exhibit A – Part 2, and for a Lease or Fee Mineral, limited to the applicable Target Formations set forth on Exhibit A – Part 1 or Exhibit A – Part 6, as applicable, and as otherwise set forth on Exhibit A – Part 1 or Exhibit A – Part 6, as applicable), means the interest in and to such Lease, Fee Mineral or Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease, Fee Mineral or Well, but without regard to the effect of any Burdens.

Section 1.02 Interpretation. All references in this Agreement to Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. References in this Agreement to any agreement, including this Agreement, refer to such agreement as it may be amended, supplemented or otherwise modified from time to time. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE II

ASSETS

Section 2.01 Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer the Assets.

Section 2.02 Assets. Subject to Section 2.03, the term “Assets” shall mean, less and except the Excluded Assets, all of Seller’s right, title and interest in and to:

(a) all oil, gas and/or mineral leases of Seller, together with any and all other right, title and interest of Seller in and to the leasehold estates created thereby, including subleases, royalties, overriding royalties, net profits interest, carried interests or similar rights or interests in such leases, and together with all rights, privileges, benefits and powers conferred upon Seller with respect to the use and occupation of the lands covered thereby that may be necessary, convenient or incidental to the possession and enjoyment of such leases, located in Marshall, Wetzel, Tyler, Marion, Monongalia, Gilmer and Ritchie Counties, West Virginia and Clarion, Susquehanna and Wayne Counties, Pennsylvania (all such counties, the “Specified Counties”) including those described on Exhibit A – Part 1 (the “Leases”);

(b) all rights and interests in, under or derived from all unitization, pooling and communitization agreements in effect with respect to any of the Leases and the units, pools or arrangements created thereby, including those described on Exhibit A – Part 9 (the “Units”);

(c) all wells located on the Leases, Fee Minerals or the Units, including the wells described on Exhibit A – Part 2 (the “Wells”, together with the Leases, Units, Fee Minerals and Surface Interests, the “Properties”) and all Hydrocarbons produced therefrom or allocated thereto from and after the Effective Time (including all Hydrocarbons in storage or existing in pipelines, plants and/or tanks (including inventory) as of the Effective Time, less any volume of Hydrocarbons sold from and after the Effective Time until Closing);

(d) (i) to the extent that they may be assigned, all Permits, and (ii) other than the Surface Interests, all licenses, servitudes, easements, surface leases, rights-of-way and other surface rights appurtenant to, or used or held for use primarily in connection with the ownership or operation of any of the Leases, Wells, Units or other Assets, including those listed on Exhibit A – Part 3;

(e) all contracts and agreements to which Seller is a party or is bound insofar as such contracts and agreements relate to the other Assets and will be binding on Buyer after Closing, including those Material Contracts listed on Exhibit A – Part 4 (the “Contracts”);

(f) other than the Gathering System, all equipment, machinery, fixtures and other personal, movable and mixed property, operational and nonoperational, located on any of the Properties or otherwise primarily attributable to or used in connection therewith, including manifolds, flowlines, well equipment, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, pads, structures, materials and other items primarily used in the operation thereof (collectively, the “Personal Property”);

(g) the Gathering System and, to the extent not covered in Section 2.02(d) or Section 2.02(i), Gathering System Easements;

(h) all fee mineral interests located in the Specified Counties, including those described on Exhibit A – Part 6 (the “Fee Minerals”);

(i) other than the properties described in Section 2.02(d), all surface fee interests located in the Specified Counties, including those described on Exhibit A – Part 7 (the “Surface Interests”), together with any fixtures and improvements located thereon;

(j) the lease covering the New Martinsville, West Virginia field office and other real property described on Exhibit A – Part 8 (the “Office Lease”), including any and all personal property or equipment located thereon;

(k) all Imbalances relating to the Assets;

(l) all electronic measurement equipment located at the well site or within the Specified Counties, including SCADA and eLynx equipment, well communication devices, all radio and telephone equipment and SCADA and measurement technology located at the well site or within the Specified Counties;

(m) the vehicles and other rolling stock described on Exhibit A – Part 10 (the “Vehicles”);

(n) all proprietary Seismic Data of Seller or its Affiliates to the extent covering any portion of the Properties;

(o) originals (where available) and copies of all books, records and files, and reports, to the extent relating to the Assets and/or Seller’s ownership and operation thereof and in Seller’s or its Affiliates’ possession, including: SCADA historical databases (excluding SCADA software licenses), all land and title records (including lease files, Third Party brokerage information, run sheets, mineral ownership reports, abstracts of title, surveys, maps and title curative documents); title opinions; correspondence; well logs; well tests; well files; mud logs; directional surveys; core reports; pressure data; daily drilling records; machinery and equipment maintenance files; facility files (including construction records); environmental and safety information and records; operations and regulatory records; production, payment and accounting records reflecting current ownership decks, well master files, division of interest files, Working Interest owner name and address files and revenue and joint interest billing account information; Asset Tax records; all Contracts; and all files regarding the Contracts and related files (collectively, “Files”), provided that Seller shall be entitled to retain copies of all such Files; and

(p) the Appalachia Avoidance Actions.

Section 2.03 Excluded and Reserved Assets. The Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby, the Excluded Assets. The “Excluded Assets” shall mean:

(a) all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (except to the extent relating solely to the Assets);

(b) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all trade credits, all accounts, all receivables of Seller and all other proceeds, income or revenues of Seller attributable to the Assets and attributable to any period of time prior to the Effective Time;

(c) all claims of Seller for refunds of, credits attributable to, loss carry forwards with respect to, or similar Tax assets relating to (i) Asset Taxes allocable to Seller pursuant to Section 14.01, (ii) Income Taxes, (iii) Taxes attributable to the Excluded Assets, and (iv) any other Taxes relating to the ownership or operation of the Assets that are attributable to any period (or portion thereof) prior to the Effective Time;

(d) except for proceeds or awards related to an Asset to which Buyer is entitled under Section 4.05, all rights and interests of Seller (i) under any policy or agreement of insurance, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property;

(e) Seller’s rights with respect to all Hydrocarbons produced from the Assets with respect to all periods prior to the Effective Time (other than Hydrocarbons in storage for which there is a Purchase Price adjustment pursuant to Section 9.02(a)(iii), less any volume of Hydrocarbons sold, exchanged or otherwise disposed of from and after the Effective Time until Closing);

(f) all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons from or attributable to the Properties, insofar as said proceeds are attributable to any periods of time prior to the Effective Time;

(g) except as described in Section 2.02(l) and Section 2.02(j), all information technology assets, including desktop computers, laptop computers, servers, networking equipment and any associated peripherals and other computer hardware, computer software (excluding SCADA historical databases included in the Files, but including SCADA software licenses), smartphones, tablets and other mobility devices, and any other information technology systems;

(h) all bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets;

(i) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(j) all documents and instruments of Seller that may be protected by an attorney-client privilege or any attorney work product doctrine (other than title-related materials such as title opinions);

(k) all materials and information that cannot be disclosed to Buyer as a result of confidentiality obligations to Third Parties (provided that Seller uses its commercially reasonable efforts to obtain a waiver of any such confidentiality restriction);

(l) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all audit rights of Seller arising under any of the Contracts or otherwise with respect to any period prior to the Closing or to any of the Excluded Assets;

(m) (i) all geophysical and other seismic and related technical data and information relating to the Assets that is not expressly conveyed to Buyer pursuant to Section 2.02(n) and (ii) all interpretations of any seismic or technical data;

(n) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for transactions involving the Assets compiled by Seller, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its representatives, and/or any prospective purchaser other than Buyer, and (v) correspondence between Seller or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement;

(o) all amounts paid by any Third Party to Seller or its Affiliates as overhead for period of time accruing prior to Closing under any joint operating agreement;

(p) except for the field office lease described on Exhibit A – Part 8 and related personal property, any offices, office leases and any personal property located in or on such offices or office leases;

(q) any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions;

(r) any Debt Contracts of Seller or its Affiliates;

(s) all of the personnel files and personnel records of Seller;

(t) any Assets described in Section 2.02(d)(i) that are not assignable;

(u) all Assets retained by Seller and not ultimately transferred to Buyer in accordance with the provisions of Article IV or Section 7.01(b);

(v) all rights and obligations arising from the Seller Retained Disputes;

(w) all acquisition agreements pursuant to which Seller acquired any portion of the Assets other than those specifically listed on Exhibit A – Part 4; and

(x) any assets, properties and matters described on Exhibit B.

Section 2.04 Revenues and Expenses. Subject to Section 9.03(b), Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Operating Expenses and capital expenditures (in each case) attributable to the Assets for the period of time prior to the Effective Time. Subject to Section 9.03(b), from and after the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and, without limiting Buyer’s rights to indemnity under Section 12.04, shall be responsible for all Operating Expenses (other than overhead costs incurred by Seller between the Effective Time and Closing that are not Overhead Costs) and capital expenditures, in each case, attributable to the Assets for the period of time from and after the Effective Time. If, after the Parties’ agreement upon the Final Settlement Statement and subject to Section 9.03(b), (a) either Party receives monies belonging to the other Party, including proceeds of production, then such amount shall, within 30 days after the end of the calendar month in which such amounts were received, be paid over to the proper Party, (b) either Party pays monies for Operating Expenses and capital expenditures which are the obligation of the other Party hereto, then such other Party shall, within five Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received, reimburse the Party which paid such Operating Expenses and capital expenditures, (c) either Party receives an invoice of an Operating Expense or a capital expenditure which is owed by the other Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (d) an invoice or other evidence of an Operating Expense or a capital expenditure is received by either Party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee. Each of Seller and Buyer shall be permitted to offset any Operating Expenses owed by such Party to the other Party pursuant to this Section 2.04 against amounts owing by the second Party to the first Party pursuant to this Section 2.04, but not otherwise. Notwithstanding anything contained herein to the contrary, for purposes of this Section 2.04, neither Operating Expenses nor capital expenditures shall be deemed to include any Lease Acquisition Costs or Lease Extension Costs.

ARTICLE III

CONSIDERATION

Section 3.01 Purchase Price. The consideration for (a) the purchase, sale and assignment of the Assets by Seller to Buyer and (b) the assumption by Buyer of the Assumed

Obligations is $360,000,000 (the “Purchase Price”), as adjusted pursuant to this Agreement (the “Adjusted Purchase Price”). The Adjusted Purchase Price, less the Deposit and, if applicable, the Defect Escrow Amount to be deposited into escrow pursuant to Section 4.04(c)(ii), shall be paid by Buyer to Seller at the Closing by means of a completed wire transfer in immediately available funds to the account of Seller as designated by Seller to Buyer in writing prior to the Closing.

Section 3.02 Deposit; Remedies.

(a) Deposit.

(i) Within one (1) Business Day following the execution of this Agreement, Buyer shall deposit by wire transfer in same day funds with Wells Fargo Bank, N.A., as escrow agent (the “Escrow Agent”) the sum of $5,000,000 (such amount, including any interest earned thereon, as may be increased in accordance with Section 3.02(a)(ii), the “Deposit”) and Buyer, Seller and Escrow Agent shall enter into an agreement substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”). Concurrently with the execution of this Agreement, Buyer has delivered to Seller a Limited Guaranty in a form and from an entity reasonably acceptable to Seller that secures Buyer’s obligations to fund the Deposit (the “Limited Guaranty”).

(ii) Within three (3) Business Days following the date of the satisfaction of the Additional Deposit Condition, Buyer shall deposit by wire transfer in same day funds with the Escrow Agent an additional sum of $31,000,000 (such amount, together with the $5,000,000 deposited within one (1) Business Day following the Execution Date in accordance with Section 3.02(a)(i), including any interest earned thereon, shall, from and after such date, be deemed to be the “Deposit” for all purposes under this Agreement).

(iii) The Deposit shall be held by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement. If Closing occurs, the Deposit shall be treated in accordance with Section 9.05(c).

(b) If (i) all conditions precedent to the obligations of Buyer set forth in Section 8.02 have been satisfied, (ii) Seller is ready, willing and able to consummate the transactions contemplated hereby and (iii) Buyer fails to close as required hereunder and has no right to terminate this Agreement pursuant to Section 11.01, then Seller shall, as its sole and exclusive remedy in such scenario (other than the resolution of the Work Fee as described in Section 3.05), receive the Deposit from the Escrow Agent, free of any claims by Buyer thereto as liquidated damages (and not as a penalty) (in which event each Party shall, within five Business Days of the date this Agreement is terminated, instruct the Escrow Agent to deliver the Deposit to Seller). The provision for payment of liquidated damages in this Section 3.02(b) has been included because, in the event of a termination of this Agreement described in this Section 3.02(b), the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

(c) If (i) all conditions precedent to the obligations of Seller set forth in Section 8.01 have been satisfied, (ii) Buyer is ready, willing and able to consummate the transactions contemplated hereby and (iii) Seller fails to close as required hereunder and has no right to terminate this Agreement pursuant to Section 11.01, then Buyer shall have the right, at its option:

(x) to seek specific performance by Seller (provided that if such specific performance is not obtained Buyer’s exclusive remedies shall be, at its option, the remedies in Section 3.02(c)(y) or the remedies in Section 3.02(c)(z)), or

(y) to terminate this Agreement and receive the Deposit from the Escrow Agent, free and clear of any claims thereon by Seller (in which event each Party shall, within five Business Days of the date that this Agreement is so terminated, instruct the Escrow Agent to deliver the Deposit to Buyer), and to seek actual, direct damages from Seller up to an amount not to exceed $36,000,000, or

(z) to terminate this agreement and receive as liquidated damages (and not as a penalty) and as its sole and exclusive remedy (other than the resolution of the Work Fee as described in Section 3.05 and Seller’s obligations to assign certain Leases under Section 4.04(k)(ii)), (A) the Deposit from the Escrow Agent, free and clear of any claims thereon by Seller (in which event each Party shall, within five Business Days of the date that this Agreement is terminated, instruct the Escrow Agent to deliver the Deposit to Buyer) and (B) the Break-Up Fee and the Expense Reimbursement, each of which Seller shall pay to Buyer within five Business Days of the date this Agreement is so terminated. The provision for payment of liquidated damages in this Section 3.02(c)(z) has been included because, in the event of a termination of this Agreement described in this Section 3.02(c)(z), the actual damages to be incurred by Buyer can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

(d) If this Agreement is terminated for any reason other than as set forth in Section 3.02(b), Section 3.02(f), Section 3.02(i)(A), Section 11.01(b) (if the termination thereunder is as a result of a breach of this Agreement by the Buyer such that the conditions set forth in Section 8.01(a) and 8.01(b) are not able to be satisfied by Buyer by the Closing Deadline), Section 11.01(c)(i) or Section 11.01(g), then Buyer shall be entitled to the immediate return of the Deposit, free and clear of any claims by Seller with respect thereto. If this Agreement is terminated by Seller pursuant to Section 3.02(b), Section 3.02(f), Section 3.02(i)(A), Section 11.01(b) (if the termination thereunder is as a result of a breach of this Agreement by the Buyer such that the conditions set forth in Sections 8.01(a) and 8.01(b) are not able to be satisfied by Buyer by the Closing Deadline), Section 11.01(c)(i), or Section 11.01(g), then, as liquidated damages (and not as a penalty) and Seller’s sole and exclusive remedy (other than the resolution of the Work Fee as described in Section 3.05), Seller shall be entitled to retain the Deposit, free and clear of any claims by Buyer with respect thereto. For the avoidance of doubt, if this Agreement is terminated by Seller or Buyer pursuant to Section 11.01(e), or (unless otherwise agreed) by both Seller and Buyer pursuant to Section 11.01(a), then, as Buyer’s sole and exclusive remedy (other than the resolution of the Work Fee as described in Section 3.05), Buyer shall be entitled to the immediate return of the Deposit, free and clear of any claims by Seller with respect thereto. Within five (5) days of a termination of this Agreement as described in this Section 3.02(d), each Party shall issue instructions to the Escrow Agent releasing the Deposit, interest and any other amounts due to Buyer or Seller, as applicable, under the Escrow Agreement. Buyer and Seller shall thereafter have the rights and obligations set forth in Section 3.02, Section 3.05 and Section 11.02, as applicable. The provision for payment of liquidated damages in this Section 3.02(d) has been included because, in the event of a termination of this Agreement described in this Section 3.02(d), the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

(e) Solely if (i) Seller terminates this Agreement pursuant to Section 11.01(h) or (ii) Buyer terminates this Agreement pursuant to Section 11.01(i), then, as Buyer’s sole and exclusive remedy (other than the resolution of the Work Fee as described in Section 3.05 and Seller’s obligations to assign certain Leases under Section 4.04(k)(ii)), (A) (x) Seller shall pay Buyer the Expense Reimbursement within five Business Days and (y) Buyer shall receive the Deposit from the Escrow Agent, free and clear of any claims thereon by Seller (in which event each Party shall, within five Business Days of the date this Agreement is terminated, instruct the Escrow Agent to deliver the Deposit to Buyer) and (B) solely if Seller executes a definitive agreement involving (and later consummates), or consummates, a sale of all of the Assets or a material portion of the Assets (whether as an Alternative Bid, or in a single transaction or series of related transactions) within twelve (12) calendar months following the date of the termination, Seller shall pay Buyer the Break-Up Fee as liquidated damages (and not as a penalty), which Break-Up Fee shall be paid by Seller to Buyer contemporaneously with the consummation of such sale. The provision for payment of liquidated damages in this Section 3.02(e) has been included because, in the event of a termination of this Agreement described in this Section 3.02(e), the actual damages to be incurred by Buyer can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

(f) If Seller terminates this Agreement pursuant to Section 11.01(g), then, as Seller’s sole and exclusive remedy (other than the resolution of the Work Fee as described in Section 3.05), Seller shall be entitled to seek and receive from Buyer the full sum of the Deposit (including, for the avoidance of doubt, the additional amounts contemplated under Section 3.02(a)(ii)) free of any claims by Buyer thereto as liquidated damages (and not as a penalty), in which case, within five Business Days of the date that this Agreement is terminated, (i) each Party shall instruct the Escrow Agent to deliver to Seller the amount of the Deposit held by Escrow Agent (such amount deposited pursuant to Section 3.02(a)(i)) and (ii) Buyer shall pay to Seller by wire transfer in same day funds an amount equal to the remaining portion of the Deposit contemplated under Section 3.02(a)(ii). The provision for payment of liquidated damages in this Section 3.02(f) has been included because, in the event of a termination of this Agreement described in this Section 3.02(f), the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

(g) If this Agreement is terminated pursuant to Section 11.01(b) (and the failure to Close as contemplated in Section 11.01(b) is not caused by or the result of a breach of this Agreement by Buyer such that the conditions set forth in Section 8.01(a) and 8.01(b) are not able to be satisfied by Buyer by the Closing Deadline) or Section 11.01(f), then as Buyer’s sole and exclusive remedy (other than the resolution of the Work Fee as described in Section 3.05 and Seller’s obligations to assign certain Leases under Section 4.04(k)(ii)), (i) Buyer shall receive the Deposit from the Escrow Agent, free and clear of any claims thereon by Seller (in which event each Party shall, within five Business Days of the date that this Agreement is terminated, instruct the Escrow Agent to deliver the Deposit to Buyer), (ii) Seller shall pay to Buyer within five Business Days of the date this Agreement is so terminated, the Expense Reimbursement, and (iii) Seller shall pay to Buyer the Break-Up Fee as liquidated damages (and not as a penalty) solely if Seller executes a definitive agreement involving (and later consummates), or consummates, a sale of all of the Assets or a material portion of the Assets (whether as an Alternative Bid, or in a single transaction or series of related transactions) within twelve (12) calendar months following the date of the termination (and such Break-Up Fee shall be paid by Seller to Buyer contemporaneously with the consummation of such sale). The provision for payment of liquidated damages in this Section 3.02(g) has been included because, in the event of a termination of this Agreement described in this Section 3.02(g), the actual damages to be incurred by Buyer can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

(h) If this Agreement is terminated pursuant to Section 11.01(d)(i), then Buyer shall receive, as liquidated damages (and not as a penalty) and its sole and exclusive remedy (other than the resolution of the Work Fee as described in Section 3.05), (i) the Deposit from the Escrow Agent, free and clear of any claims thereon by Seller (in which event each Party shall, within five Business Days of the date that this Agreement is terminated, instruct the Escrow Agent to deliver the Deposit to Buyer), (ii) solely if Seller executes a definitive agreement involving (and later consummates), or consummates, a sale of all of the Assets or a material portion all of the Assets (whether as an Alternative Bid, or in a single transaction or series of related transactions) within twelve (12) calendar months following the date of the termination, the Break-Up Fee, which Break-Up Fee shall be paid by Seller to Buyer contemporaneously with the consummation of such sale, and (iii) the Expense Reimbursement, which Seller shall pay to Buyer within five Business Days of the date this Agreement is so terminated. The provision for payment of liquidated damages in this Section 3.02(h) has been included because, in the event of a termination of this Agreement described in this Section 3.02(h), the actual damages to be incurred by Buyer can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

(i) (A) If this Agreement is terminated by Seller pursuant to Section 11.01(c)(ii) for failure by Buyer to satisfy the condition set forth in Section 8.01(e), then, Seller shall, as its sole and exclusive remedy (other than the resolution of the Work Fee as described in Section 3.05), receive the Deposit from the Escrow Agent, free of any claims by Buyer thereto as liquidated damages (and not as a penalty); (B) if a material Proceeding instituted by a securityholder of Seller or its Affiliates or a creditor of Seller or its Affiliates, in each case in their capacity as such, results in a termination of this Agreement (i) by Seller pursuant to Section 11.01(c)(ii) for failure by Buyer to satisfy the condition set forth in Section 8.01(c), or (ii) by Buyer pursuant to Section 11.01(d)(ii) for failure by Seller to satisfy the condition set forth in Section 8.02(c), then Buyer shall receive, as liquidated damages (and not as a penalty) and as its sole and exclusive remedy (other than the resolution of the Work Fee as described in Section 3.05), (1) the Deposit from the Escrow Agent, free and clear of any claims thereon by Seller, (2) solely if Seller executes a definitive agreement involving (and later consummates), or consummates, a sale of all of the Assets or a material portion of the Assets (whether as an Alternative Bid, or in a single transaction or series of related transactions) within twelve (12) calendar months following the date of the termination, the Break-Up Fee, which Break-Up Fee shall be paid by Seller to Buyer contemporaneously with the consummation of such sale, and (3) the Expense Reimbursement, which Seller shall pay to Buyer within five Business Days of the date this Agreement is so terminated; or (C) if this Agreement is terminated (x) by Seller pursuant to Section 11.01(c)(ii) or (y) by Buyer pursuant to Section 11.01(d)(ii), in each case for any reason other than as set forth in Section 3.02(i)(A) or Section 3.02(i)(B) and to the extent none of the other termination rights under Section 3.02 or Section 11.01 apply, then Buyer shall be entitled to the immediate return of the Deposit from the Escrow Agent, free and clear of any claims by Seller with respect thereto, and Buyer and Seller shall thereafter have the rights and obligations set forth in Section 11.02. Within five (5) days of a termination of this Agreement as described in this Section 3.02(i), each Party shall issue instructions to the Escrow Agent releasing the Deposit, interest and any other amounts due to Buyer or Seller, as applicable, under the Escrow Agreement. The provisions for payment of liquidated damages in this Section 3.02(i) have been included because, in the event of a termination of this Agreement described in this Section 3.02(i), the actual damages to be incurred by Seller or by Buyer can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

Section 3.03 Allocated Values. Buyer and Seller agree that the unadjusted Purchase Price is allocated among the Assets in the amounts set forth in Exhibit A – Part 1, Exhibit A – Part 2, Exhibit A – Part 5 and Exhibit A – Part 6. The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on Exhibit A – Part 1,

Exhibit A – Part 2, Exhibit A – Part 5 or Exhibit A – Part 6 and such Allocated Value shall be used in calculating adjustments to the Purchase Price as provided herein. Buyer and Seller hereby agree that the Allocated Value for any Asset shall be used solely for purposes of this Agreement and as set forth herein and that such Allocated Value may not represent the fair market value attributable to any Asset for any other purpose.

Section 3.04 Purchase Price Allocation. Seller and Buyer shall use commercially reasonable efforts to agree to an allocation of the Purchase Price and any other items properly treated as consideration for U.S. federal income Tax purposes among the Assets in accordance with Section 1060 of the Code and, to the extent allowed by applicable Law, in a manner consistent with the Allocated Values, within thirty (30) days after the delivery of the Final Settlement Statement pursuant to Section 9.03. If the Parties reach an agreement with respect to such allocation (as agreed, the “Allocation”), (i) the Parties shall update the Allocation in a manner consistent with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement, and (ii) Seller and Buyer shall, and shall cause their Affiliates to, report consistently with the Allocation on all Tax Returns (including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Form will be timely filed, if applicable, separately by Seller and Buyer with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code), and neither Seller nor Buyer shall take any position in any Tax Return that is inconsistent with the Allocation unless otherwise required by applicable Law; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

Section 3.05 Work Fee. Promptly following Buyer’s payment of the initial Deposit amount pursuant to Section 3.02(a)(i) and on the same day such deposit is made, Seller shall pay to Buyer, in consideration for the recognition by Seller of the substantial cost and expense to be incurred by Buyer in conducting diligence with respect to the Assets, including legal, environmental and title diligence, needed to facilitate the Closing of the transactions contemplated hereby, a non-refundable (except to the extent otherwise set forth herein) work fee in the amount of $1,750,000 in cash (the “Work Fee”). In the event that the Closing occurs, the Purchase Price will be increased by an amount equal to the Work Fee. In the event that this Agreement is terminated, Buyer shall retain the Work Fee solely if Buyer is entitled to return of the Deposit under Section 3.02. Otherwise, Buyer shall, within five Business Days of the date that this Agreement is terminated, pay to Seller by wire transfer in same day funds, the Work Fee. In the event Buyer terminates this Agreement and is entitled to retain the Work Fee, then within ten (10) Business Days following the date on which the Deposit is received by Buyer, Buyer shall provide to Seller a copy of all title reports generated by Third Parties on behalf of Buyer in connection with its due diligence review of the Assets; provided that Buyer shall not be deemed to have made any representations or warranties with respect to any matters set forth in such title reports; and provided, further, that Buyer shall not be required to conduct conversion, compiling or any other further work with respect to the delivery of the title reports pursuant to this Section 3.05.

ARTICLE IV

TITLE MATTERS

Section 4.01 General Disclaimer of Title Warranties and Representations. Except as set forth in the Assignments and Deeds and without limiting Buyer’s remedies for Title Defects set forth in this Article IV and Buyer’s remedies under Section 12.04(a) associated with a breach of the representations and warranties in Section 6.01(d), Section 6.01(o), Section 6.01(q), Section 6.01(t), Section 6.01(aa), Section 6.01(bb), Section 6.01(dd) and/or Section 6.01(ff), Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (a) before Closing, shall be as set forth in Section 4.04(d) and (b) after Closing, shall be pursuant to the Special Warranty of title set forth in the Assignments and Deeds, subject to Section 4.03.

Section 4.02 Special Warranty. If the Closing occurs, then the Assignments and the Deeds shall contain a special warranty of title effective as of the Closing Date, whereby Seller shall warrant Defensible Title to the Leases, Fee Minerals and Wells, against every Person whomsoever lawfully claiming the same or any part thereof by, through or under Seller or any of its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances and the provisions of Section 4.03 (such special warranty, the “Special Warranty”).

Section 4.03 Recovery on Special Warranty. From and after the Closing Date up to the date that is the fifth anniversary date of the Closing Date, Buyer shall be entitled to furnish Seller written claim notices meeting the requirements of Section 4.04(a) setting forth any and all matters which Buyer intends to assert as a breach of Seller’s Special Warranty (collectively the “Special Warranty Notices” and individually a “Special Warranty Notice”). Seller shall have a reasonable opportunity, but not the obligation, to cure any breach of the Special Warranty asserted by Buyer pursuant to this Section 4.03. Buyer agrees to reasonably cooperate with any attempt by Seller to cure any such breach but shall not be obligated to incur any out-of-pocket costs or expenses in doing so. For purposes of the Special Warranty, the value of the Leases, Wells and/or Fee Minerals set forth on Exhibit A – Part 1, Exhibit A – Part 2 or Exhibit A – Part 6, as applicable, shall be deemed to be the Allocated Value thereof, as may be adjusted herein. Buyer’s recovery on the Special Warranty shall be limited to the Allocated Value of such Well, Lease or Fee Mineral, as may be adjusted herein, less any amounts recovered by Buyer with respect to such Asset pursuant to Section 4.04(d), and shall not take into account the Individual Title Defect Threshold or the Aggregate Deductible.

Section 4.04 Notice of Title Defects; Defect Adjustments.

(a) Title Defect Notices. On or before the Title Defect Claim Date, Buyer shall have the right, but not the obligation, to deliver claim notices to Seller meeting the requirements of this Section 4.04(a) (collectively, the “Title Defect Notices” and, individually, a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 4.04(a). For all purposes of this Agreement and notwithstanding anything herein to the contrary but subject to the Special Warranty and Buyer’s remedies associated with a breach of the representations and warranties in Section 6.01(ff), Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect which Buyer fails to assert as a Title Defect by delivery of a Title Defect Notice received by Seller on or before the Title Defect Claim Date. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect and the Lease, Fee Mineral or Well (including the description of such Well and the Leases or Fee Minerals applicable to such Well as identified in Exhibit A – Part 1, Exhibit A – Part 2 or Exhibit A – Part 6, as applicable), or portion thereof, affected by such alleged Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property (which may be the aggregate Allocated Values if more than one Asset is subject to the same identical Title Defect), (iii) supporting documents (available to Buyer) or a sufficient description reasonably necessary for Seller to verify the existence of the alleged Title Defect (including, if applicable, reference to documents in Seller’s Files or the identification of any document Buyer reasonably believes is needed but missing from Seller’s Files), and (iv) the Title Defect Amount attributable to such alleged Title Defect and the computations upon which Buyer’s belief is based. For the avoidance of doubt, Title Defects may be based upon and supported by documents, records and information contained in or missing from Seller’s Files. To give Seller an opportunity to commence reviewing and curing Title Defects but without prejudice to Buyer’s right to raise Title Defects prior to or on the Title Defect Claim Date, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Defect Claim Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the Special Warranty) discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Defect Claim Date; provided that the failure to provide any such preliminary notice shall not affect Buyer’s right to assert Title Defects at any time not later than the Title Defect Claim Date. Buyer shall also, promptly upon discovery, furnish Seller with written notice of any Title Benefit which is discovered by Buyer while conducting Buyer’s due diligence with respect to the Properties prior to the Title Defect Claim Date.

(b) Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Title Defect Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Asset, or portion thereof, affected by such alleged Title Benefit (each a “Title Benefit Property”), (ii) supporting documents (available to Seller) or a sufficient description reasonably necessary for Buyer to verify the existence of the alleged Title Defect, and (iii) the amount by which Seller reasonably believes the Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit, and the computations upon which Seller’s belief is based. Other than any Title Benefits referred to in this Section 4.04(b) and any Title Benefits which Buyer is required to report to Seller pursuant to Section 4.04(a), Seller shall be deemed to have waived any Title Benefit which Seller fails to assert as a Title Benefit by a Title Benefit Notice delivered to Buyer on or before the Title Defect Claim Date.

(c) Seller’s Right to Cure.

(i) Subject to Section 4.04(k), Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure any alleged Title Defects of which it has been advised by Buyer at any time prior to the 60th day following the Closing

(the “Cure Period”). During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Assets and all Files in Buyer’s or any of its Affiliates’ possession in order to facilitate Seller’s attempt to cure any such Title Defects. Subject to Section 4.04(c)(ii), no reduction shall be made to the Purchase Price with respect to any Title Defect properly asserted in good faith on or prior to the Title Defect Claim Date for which (A) if curable and subject to Section 4.04(k), Seller has provided notice to Buyer prior to or as of the fifth (5th) Business Day following the Title Defect Claim Date that Seller intends to attempt to cure the asserted Title Defect during the Cure Period or (B) Seller has provided notice to Buyer prior to or as of the fifth (5th) Business Day following the Title Defect Claim Date that Seller disputes the existence, in whole or in part, which notice shall include a description of the matters in dispute (each such notice described in Section 4.04(c)(i)(A) and (B), a “Cure Notice”), and the applicable Title Defect Property shall be conveyed to Buyer at Closing. An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 4.04(j) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.

(ii) At the Closing, Buyer shall deposit with the Escrow Agent an amount (the “Defect Escrow Amount”) equal to the aggregate amount of such Title Defect Amounts with respect to Title Defects for which, subject to Section 4.04(k), Seller has provided a Cure Notice pursuant to Section 4.04(c)(i), subject to the limitations, threshold and deductible set forth in Section 4.04(i), plus the Remediation Amounts for Environmental Defects for which Seller has, pursuant to Section 5.01(b), provided notice to Buyer prior to or on the Closing Date that Seller intends to attempt to cure during the Cure Period or dispute an asserted Environmental Defect subject to the limitations, threshold and deductible set forth in Section 5.01(e).

(iii) Upon cure of such Title Defects or Environmental Defects to Buyer’s reasonable satisfaction prior to the expiration of the Cure Period, or if it is determined by the Title Arbitrator or under the process delineated in Section 5.01(f), as applicable, that such Title Defect or Environmental Defect has been cured prior to the expiration of the Cure Period, then Seller shall be entitled to a release from the Escrow Account of an amount that is equal to the amount Seller is entitled to pursuant to this Section 4.04 or Section 5.01 after taking into account any adjustment to the Purchase Price that may be required hereunder with respect to the Property or Properties affected thereby.

(iv) If at the end of the Cure Period the relevant Title Defects or Environmental Defects are not cured as agreed by Seller and Buyer or if Seller and Buyer cannot agree, and it is determined by the Title Arbitrator or Environmental Arbitrator, as applicable, that such Title Defect or Environmental Defect is not cured at the end of the Cure Period, then in either case, Buyer shall be entitled to a release from the Escrow Account of an amount that is equal to the amount (after taking into account any adjustment to the Purchase Price that may be required under Section 9.02 with respect to the Property or Properties affected thereby) that Buyer is entitled to (i) pursuant to this Section 4.04, which, with respect to any Title Defect determined in Buyer’s favor shall in no event be more than the Title Defect Amount claimed by Buyer for such Title Defect in the applicable Title Defect Notice or (ii) pursuant to Section 5.01, which, with respect to any Environmental Defect determined in Buyer’s favor shall in no event be more than the Remediation Amount claimed by Buyer for such Environmental Defect in the applicable Environmental Defect Notice.

(d) Remedies for Title Defects. Subject to Seller’s rights under Section 4.04(c), Buyer’s continuing right to waive the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, and the rights of the Parties pursuant to Section 11.01(e), to the extent that any Title Defect timely asserted by Buyer in accordance with Section 4.04(a) is not waived in writing by Buyer or cured by Seller prior to the Closing or the expiration of the Cure Period, as applicable, Seller shall, at its sole option, elect to:

(i) concede the existence of the Title Defect and subject to the Individual Title Defect Threshold and the Aggregate Deductible, reduce the Purchase Price by the Title Defect Amount determined pursuant to Section 4.04(g) or Section 4.04(j) with respect to such Title Defect Property or Title Defect Properties, as applicable (taking into account the results of any cures made by or on behalf of Seller with respect to such Title Defect Property or Title Defect Properties, as applicable); provided, if, at the Closing Date, Seller has not cured the Title Defect, but elects (subject to Section 4.04(k)) to cure such Title Defect during the Cure Period, the Parties shall instruct Escrow Agent to hold and, as applicable, disburse the Defect Escrow Amount to Seller in accordance with the provisions of Section 4.04(c); or

(ii) if applicable, terminate this Agreement pursuant to Section 11.01(e).

(e) Remedies for Title Benefits. With respect to each Title Benefit Property reported under Section 4.04(b), Buyer shall notify Seller in writing on or before 5:00 pm Central Time on the fifth (5th) Business Day following the Title Defect Claim Date whether Buyer (i) concedes the Title Benefit asserted therein, in which case, as Seller’s sole and exclusive remedies for such Title Benefits, after taking into account the Individual Title Defect Threshold (which shall apply to each Title Benefit), an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property caused by such Title Benefit, as determined pursuant to Section 4.04(h) or Section 4.04(j), shall be applied as to offset the aggregate Title Defect Amounts attributable to Title Defects as set forth in Section 4.04(g), or (ii) disputes such Title Benefit in which case such Title Benefit shall be deemed to be a Title Dispute and the provisions of Section 4.04(j) shall apply. For the avoidance of doubt, if the total amount of all Title Benefit Amounts exceeds the total amount of all Title Defect Amounts with respect to the Title Defect Properties, there shall be no upward adjustment to the Purchase Price or other remedies provided to Seller for such Title Benefits.

(f) Exclusive Remedy. Except for Buyer’s rights under Seller’s Special Warranty (as limited by Section 4.03), Buyer’s remedies under Section 12.04(a) associated with a breach of the representations and warranties in Section 6.01(d), Section 6.01(o), Section 6.01(q), Section 6.01(t), Section 6.01(aa), Section 6.01(bb), Section 6.01(dd) and/or Section 6.01(ff), and Buyer’s right to terminate this Agreement pursuant to Section 11.01(e), the provisions set forth in Section 4.04(d) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to any Asset or any other title matter, and Buyer hereby waives any and all other rights or remedies with respect thereto.

(g) Title Defect Amount. The amount attributable to the existence of a Title Defect shall be the “Title Defect Amount.” Title Defect Amounts shall be determined in accordance with the following terms and conditions (without duplication):

(i) if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii) if the Title Defect is an Encumbrance that is liquidated in amount, then the Title Defect Amount shall be the amount necessary to fully discharge the Encumbrance from the Title Defect Property;

(iii) if the Title Defect represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest set forth for such Title Defect Property on Exhibit A – Part 1, Exhibit A – Part 2 or Exhibit A – Part 6, as applicable, and Seller’s Working Interest for such Title Defect Property is reduced proportionately, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property on Exhibit A – Part 1, Exhibit A – Part 2 or Exhibit A – Part 6, as applicable;

(iv) if the Title Defect represents a discrepancy between (A) the actual Net Acres for any Title Defect Property and (B) the Net Acres set forth on Exhibit A – Part 1 or Exhibit A – Part 6, as applicable, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Acres decrease and the denominator of which is the Net Acres set forth on Exhibit A – Part 1 or Exhibit A – Part 6, as applicable;

(v) if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect

Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that the Title Defect Amount shall not be greater than the Allocated Value of the Title Defect Property; provided, further, that the Title Defect Amount of any Title Defect that causes clause (d) of the definition of Defensible Title not to be satisfied shall be the Allocated Value of the Lease affected by such Title Defect, unless Seller has the right within the applicable Lease to extend or renew such Lease, in which case, the Title Defect Amount with respect to such Title Defect shall be the lesser of (A) the Allocated Value of the applicable Lease and (B) the cost to extend or renew such Lease that is provided in such Lease.

(vi) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vii) notwithstanding anything to the contrary in this Article IV, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

For the avoidance of doubt, but subject to the other terms of this Section 4.04(g), the Title Defect Amount of a single, discrete Title Defect that arises out of the same facts and circumstances and that affects multiple Leases, Fee Minerals or Wells, shall be determined based on the aggregate amount of Allocated Values of the Leases, Fee Minerals, or Wells, actually affected by such Title Defect.

(h) Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions (without duplication):

(i) if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii) if the Title Benefit represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest set forth for such Title Benefit Property on Exhibit A – Part 1, Exhibit A – Part 2 or Exhibit A – Part 6, as applicable, and Seller’s Working Interest for such Title Defect Property is increased proportionately, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property on Exhibit A – Part 1, Exhibit A – Part 2 or Exhibit A – Part 6, as applicable;

(iii) if the Title Benefit represents a discrepancy between (A) the actual Net Acres for any Title Benefit Property and (B) the Net Acres set forth in Exhibit A – Part 1 or Exhibit A – Part 6, as applicable, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Acres increase and the denominator of which is the Net Acres set forth on Exhibit A – Part 1 or Exhibit A – Part 6, as applicable; and

(iv) if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(i) Title Defect Threshold and Deductible. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount thereof does not exceed $50,000 (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount exceeds the Individual Title Defect Threshold unless and until (A) the amount of the sum of (1) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Seller and reduced by all Title Benefit Amounts that exceed the Individual Title Defect Threshold), plus (2) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold, exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only to the extent that the amount by which the aggregate amount of such Title Defect Amounts and Remediation Amounts exceeds the Aggregate Deductible.

(j) Title Dispute Resolution. Seller and Buyer shall attempt to agree prior to Closing or the last day of the Cure Period, as applicable, on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, and (ii) the adequacy of any attempt by Seller to cure any alleged Title Defect during the Cure Period (collectively “Title Disputes”). If Seller and Buyer are unable to agree by Closing or the last day of the Cure Period, as applicable, the Title Disputes shall be exclusively and finally resolved pursuant to this Section 4.04(j). There shall be a single arbitrator, who shall be a title attorney with at least 10 years’ experience in oil and gas titles involving properties in the Pennsylvania and West Virginia portion of the Marcellus and Utica Shale Area, as selected by the mutual agreement of Buyer and Seller within ten (10) Business Days after Closing or the last day of the Cure Period (the “Title Arbitrator”). If the Parties do not mutually agree upon the Title Arbitrator in accordance with this Section 4.04(j), the Houston, Texas office of the AAA shall appoint the Title Arbitrator under such conditions as the AAA in its sole discretion deems necessary or advisable. The place of arbitration shall be Houston, Texas, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 4.04(j). Each of Buyer and Seller shall submit to the Title Arbitrator its proposed resolution of the applicable Title Dispute. The proposed resolution of the applicable Title Dispute shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the applicable Title Dispute. The Title Arbitrator’s determination shall be made within 30 days after submission of Title Disputes and shall be final and binding upon both Parties, without right of appeal. In making his determination with respect to any Title Dispute, the Title Arbitrator shall be bound by the rules set forth in Section 4.04(g) and Section 4.04(i), subject to the foregoing, may consider such other matters as, in the opinion of the Title Arbitrator, are necessary to make a proper determination. The Title Arbitrator, however, may not award (x) Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice or (y) Seller a greater Title Benefit Amount than the Title Benefit Amount claimed by Seller in its applicable Title Benefit Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Title Disputes submitted by either Party, and the Title Arbitrator may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Title Arbitrator. The costs and expenses of the Title Arbitrator shall be borne 50% by Buyer and 50% by Seller. To the extent the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 9.02, then within 10 days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Dispute, and, subject to Section 4.04(i), Buyer shall be entitled to withdraw from the Escrow Account the amount, if any, so awarded by the Title Arbitrator to Buyer, with respect to any Title Defect resolved in Buyer’s favor, and the balance of the funds paid into the Escrow Account on account of such Title Defect shall be paid to Seller. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration that may be conducted pursuant to this Section 4.04(j), and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 9.02 or this Section 4.04(j).

(k) Certain Expiring Leases.

(i) From and after the Execution Date until the earlier of Closing and the termination of this Agreement, Seller shall use commercially reasonable efforts (without incurring any costs or expenses owed to Third Parties) to assist Buyer in Buyer’s identification of (A) any Lease set forth on Exhibit A – Part 1 that will expire on or prior to June 30, 2017 without an option to extend or renew such Lease beyond June 30, 2017 (in each case that are not held by production, operations or force majeure in accordance with the terms of such Lease beyond its primary term) and (B) any Lease set forth on Exhibit A – Part 1 that has expired (each such Lease in (A) or (B), an “Expiring Lease”). On or prior to the date that is five (5) Business Days following the Execution Date, Seller shall notify Buyer in writing whether Seller intends to acquire a replacement lease covering the lands covered by any Expiring Lease (each, a “Replacement Lease”) that has expired as of the Execution Date or that will expire on or before the date that is 45 days following the Execution Date. With respect to each Expiring Lease that has not expired as of the Execution Date or that does not expire on or before the date that is 45 days following the Execution Date, on or before the date that is 45 days prior to the date on which the primary term for such Expiring Lease expires, Seller shall notify Buyer in writing whether Seller intends to acquire a Replacement Lease with respect to such Expiring Lease. With respect to any Expiring Lease, if (A) Seller notifies Buyer that it does not intend to acquire a Replacement Lease therefor, (B) Seller fails to timely notify Buyer of its election to acquire a Replacement Lease therefor in accordance with this Section 4.04(k)(i), or (C) Seller timely notifies Buyer of its election to acquire a Replacement Lease therefor in accordance with this Section 4.04(k)(i), but thereafter fails to acquire such Replacement Lease prior to the date that is 30 days prior to the date on which the primary term for such Expiring Lease expires (and Seller shall be required to notify Buyer of such failure to acquire such Replacement Lease by such date), then, notwithstanding anything in this Agreement to the contrary, Seller shall not have the right to acquire such Replacement Lease and Buyer shall have the right, but not the obligation, to acquire, at its own cost and expense, such Replacement Lease with respect to such Expiring Lease, which, upon such acquisition by Buyer, shall become the property of Buyer and Seller shall have no right with respect thereto, regardless of whether the Closing occurs or this Agreement is terminated prior to the Closing. The prohibition on Seller’s right to acquire Replacement Leases as provided in this Section 4.04(k)(i) shall survive until the date that is 18 months following the Closing Date. For the avoidance of doubt, in the event this Agreement is terminated as provided hereunder, this Section 4.04(k)(i) (other than with respect to Buyer’s rights regarding the Replacement Leases acquired by Buyer pursuant to this Section 4.04(k)(i)) shall terminate and have no further force and effect.

(ii) Notwithstanding anything in this Agreement to the contrary, with respect to any Title Defect that causes clause (d) of the definition of Defensible Title not to be satisfied, if such Title Defect is curable by the exercise of any option to extend or renew or any other applicable extensions contained in the applicable Lease and (A) if Seller has not provided notice to Buyer prior to or as of the fifth (5th) Business Day following the date Buyer first notified Seller of such Title Defect in a Title Defect notice pursuant to Section 4.04(a) that Seller intends to attempt to cure such Title Defect during the Cure Period, or (B) if Seller has provided notice to Buyer prior to or as of the fifth (5th) Business Day following the date Buyer first notified Seller of such Title Defect in a Title Defect notice pursuant to Section 4.04(a) that Seller intends to attempt to cure such Title Defect during the Cure Period, but otherwise fails to cure such Title Defect by the date that is fifteen (15) Business Days prior to the deadline of extension or renewal under the applicable Lease (and Seller shall notify Buyer of such failure to cure by such date), then Buyer shall have the right, but not the obligation, to extend or renew the affected Lease, at its own cost and expense, and if Buyer extends or renews such Lease, within 5 Business Days following such extension or renewal, Seller shall assign to Buyer the affected Lease pursuant to an instrument in substantially the same form as the Assignment, regardless of whether the Closing occurs or this Agreement is terminated prior to the Closing.

(iii) Notwithstanding anything in this Agreement to the contrary, in the event that Buyer, at its own cost and expense, acquires a Replacement Lease pursuant to Section 4.04(k)(i) or extends or renews any affected Lease pursuant to Section 4.04(k)(ii), as applicable, the applicable Title Defect that causes clause (d) of the definition of Defensible Title not to be satisfied with respect to such affected Lease shall not be deemed cured for purposes of this Agreement and the remedy pursuant to Section 4.04(d)(i) shall apply to such affected Lease; provided that the Title Defect Amount with respect to such Title Defect shall be the Allocated Value of the applicable Lease, unless Seller has the right to extend or renew such Lease, in which case, the Title Defect Amount with respect to such Title Defect shall be the lesser of (A) the Allocated Value of the applicable Lease and (B) the cost that is provided in such Lease to extend or renew such Lease.

Section 4.05 Casualty or Condemnation Loss.

(a) Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets, and Buyer shall not assert such matters as Casualty Losses or Title Defects hereunder.

(b) If, after the Execution Date but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), and the Closing thereafter occurs, Seller, at Closing, shall pay to Buyer all sums actually paid to Seller by Third Parties by reason of any Casualty Loss insofar as with respect to the Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnitees) arising out of such Casualty Loss insofar as with respect to the Assets; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all right, title, interest and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to Closing in repairing such Casualty Loss and/or pursuing or asserting any such insurance claims or other rights against Third Parties.

Section 4.06 Preferential Purchase Rights. With respect to each Preferential Purchase Right set forth in Schedule 6.01(o), not later than 10 Business Days after the Execution Date (and, with respect to each Preferential Purchase Right that is not set forth in Schedule 6.01(o) but is discovered by either Party after the Execution Date and before the Closing Date, as soon as reasonably practicable after the discovery thereof), Seller shall send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right.

(a) If, prior to the Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of the Asset to which its Preferential Purchase Right applies or the time for exercising a Preferential Purchase Right has not expired and such Preferential Purchase Right has not been exercised or waived, then the Asset subject to such Preferential Purchase Right shall be excluded from the Assets to be assigned to Buyer at Closing (but only to the extent of the portion of such Asset affected by the Preferential Purchase Right), and the Purchase Price shall be reduced by the Allocated Value of the Asset (or portion thereof) so excluded. In such event, Seller shall be entitled to all proceeds paid by any Person exercising a Preferential Purchase Right prior to the Closing. If such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Asset (or portion thereof) covered by such Preferential Purchase Right in accordance with the terms thereof, the time for exercising such Preferential Purchase Right has expired and such Preferential Purchase Right has not been exercised, or if the Preferential Purchase Right has been waived, (A) Seller shall so notify Buyer, (B) Buyer shall purchase, on or before 10 Business Days following receipt of such notice, such Asset (or portion thereof) that was so excluded from the Assets to be assigned to Buyer at Closing, under the terms of this Agreement and for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Asset (or portion thereof), and (C) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment or Deed, as applicable.

(b) All Assets for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired (and such Preferential Purchase Right has not been exercised), in each case, prior to the Closing, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.

Section 4.07 Consents to Assign. With respect to each Consent set forth in Schedule 6.01(d), Seller, not later than 10 Business Days after the Execution Date (and, with respect to each Consent that is not set forth in Schedule 6.01(d) but is discovered by either Party after the Execution Date and before the Closing Date, as soon as reasonably practicable after the discovery thereof), shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.

(a) If (A) Seller fails to obtain a Consent set forth in Schedule 6.01(d) (or any Consent that is not set forth in Schedule 6.01(d) but is discovered by either Party after the Execution Date and before the Closing Date) prior to the Closing and the failure to obtain such Consent would cause (or give the lessor or grantor the right to cause) (1) the assignment of the Assets affected thereby to Buyer to be void or voidable, or (2) the termination of or the right to terminate a Lease, Fee Mineral, Contract or right-of-way under the express terms thereof or (B) a Consent requested by Seller is denied in writing, then, in each case, the Asset (or portion thereof) affected by such un-obtained Consent shall be excluded from the Assets to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the Allocated Value of such Asset (or portion thereof) so excluded. In the event that any such Consent (with respect to an Asset excluded pursuant to this Section 4.07(a)) that was not obtained prior to the Closing Date is obtained within 120 days following the Closing Date, then, within 10 Business Days after such Consent is obtained, (x) Buyer shall purchase the Asset (or portion thereof) that was so excluded as a result of such previously un-obtained Consent and pay to Seller the amount by which the Purchase Price was reduced at Closing with respect to the Asset (or portion thereof) so excluded and (y) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment or Deed, as applicable.

(b) If Seller fails to obtain a Consent set forth in Schedule 6.01(d) (or any Consent that is not set forth in Schedule 6.01(d) but is discovered by either Party after the Execution Date and before the Closing Date) prior to the Closing and (A) the failure to obtain such Consent would not cause (or give the lessor or grantor the right to cause) (1) the assignment of the Asset (or portion thereof) affected thereby to Buyer to be void or voidable, or (2) the termination of or the right to terminate a Lease, Fee Mineral, Contract or right-of-way under the express terms thereof and (B) such Consent requested by Seller is not denied in writing by the holder thereof, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets and Buyer shall have no claim against, and Seller shall have no Liability for, the failure to obtain such Consent.

(c) Prior to the Closing Date, Seller shall use its commercially reasonable efforts, with reasonable assistance from Buyer, to obtain all Consents listed in Schedule 6.01(d) (and any Consent that is not set forth in Schedule 6.01(d) but is discovered by either Party after the Execution Date and before the Closing Date); provided, however, that neither Party shall be required to incur any Liability or pay any money in order to obtain any such Consent. Subject to the foregoing, Buyer agrees to provide Seller with any information or documentation that may be reasonably requested by Seller and/or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.

(d) Notwithstanding anything herein to the contrary, if the entry of a Sale Order eliminates the need for any Consent of the type described in Section 4.07(a) to be obtained pursuant to this Section 4.07, then Seller shall not be required to obtain such Consent.

ARTICLE V

ENVIRONMENTAL

Section 5.01 Environmental Defects.

(a) Assertions of Environmental Defects. Buyer shall have the right, but not the obligation, to deliver claim notices to Seller meeting the requirements of this Section 5.01(a) (collectively the “Environmental Defect Notices” and, individually, an

“Environmental Defect Notice”) not later than the Environmental Defect Claim Date setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 5.01(a). For all purposes of this Agreement, except with respect to Buyer’s remedies under Section 12.04(a) with respect to Seller’s breach of the representations and warranties contained in Section 6.01(cc) and subject to Seller’s indemnification obligations in Section 12.04(b) for the matters under items (ii), (vi) and/or (xi)(b) in the definition of Designated Liabilities and Buyer’s termination rights pursuant to Section 8.02(e), Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Seller on or before the Environmental Defect Claim Date. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Defect (including the applicable Environmental Law violated or requiring Remediation thereby) and the Asset affected by such alleged Environmental Defect, (ii) the Allocated Value of the Asset (or portions thereof) affected by such alleged Environmental Condition, (iii) supporting documents (available to Buyer) or a sufficient description reasonably necessary for Seller to verify the existence of such alleged Environmental Condition, and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the alleged Environmental Condition that gives rise to the asserted Environmental Defect and reasonably identify all material assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. To give Seller an opportunity to commence reviewing and curing Environmental Defects but without prejudice to Buyer’s rights to raise Environmental Defects prior to or on the Environmental Defect Claim Date, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Environmental Defect Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Environmental Defect Claim Date; provided that the failure to provide any such preliminary notice shall not affect Buyer’s right to assert Environmental Defects at any time not later than the Environmental Defect Claim Date.

(b) Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure any alleged Environmental Defects of which it has been advised by Buyer at any time on or before the expiration of the Cure Period. During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Assets and all Files in Buyer’s or any of its Affiliates’ possession in order to facilitate Seller’s attempt to cure any such Environmental Defects. Subject to Section 4.04(c)(ii), no reduction shall be made to the Purchase Price with respect to any Environmental Defect properly asserted in good faith prior to the Environmental Defect Claim Date for which (A) Seller has provided notice to Buyer prior to or as of the fifth (5th) Business Day following the

Environmental Defect Claim Date that Seller intends to attempt to cure the asserted Environmental Defect during the Cure Period or (B) Seller has provided notice to Buyer prior to or as of the fifth (5th) Business Day following the Environmental Defect Claim Date that Seller disputes the existence, in whole or in part, which notice shall include a description of the matters in dispute, and the Assets affected by such Environmental Defect shall be conveyed to Buyer at Closing. An election by Seller to attempt to cure an Environmental Defect shall be without prejudice to its rights under Section 5.01(f) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Environmental Defect. To the extent that Seller elects to cure the alleged Environmental Defect after the Closing Date, Seller acknowledges that any entry into Buyer’s offices or onto the Assets in connection with such cure shall be at Seller’s sole risk, cost and expense, and, subject to the terms hereof, that none of the Buyer Indemnitees shall be liable in any way for any injury, loss or damage arising out of such entry that may occur to Seller or any of Seller’s representatives pursuant to this Agreement. Seller hereby fully waives and releases any and all Liabilities against all of the Buyer Indemnitees for any injury, death, loss or damage to any of Seller’s representatives or their property in connection with Seller’s activities, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, ANY BUYER INDEMNITEE, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY BUYER INDEMNITEE. During all periods in the Cure Period or such later period as may be required pursuant to Section 5.03 that Seller and/or any Seller Indemnitee (including Seller’s environmental consulting or engineering firm) are on the Assets with respect to Seller’s attempt to cure any Environmental Defect and perform its obligations under Section 5.03 and/or Section 7.13, Seller shall maintain, at its sole cost and expense, and with insurers reasonably satisfactory to Buyer, policies of insurance of the types and in the amounts reasonably requested by Buyer. Upon request by Buyer, Seller shall provide evidence of such insurance to Buyer prior to entering the Assets.

(c) Remedies for Environmental Defects. Subject to Buyer’s continuing right to waive the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to Seller’s right to cure pursuant to Section 5.01(b) and the rights of the Parties pursuant to Section 11.01(e), to the extent that any Environmental Defect timely asserted by Buyer in accordance with Section 5.01(a) is not waived in writing by Buyer or cured prior to the Closing or the expiration of the Cure Period, as applicable, Seller shall, at its sole option, elect to:

(i) concede the existence of the Environmental Defect and, subject to the Individual Environmental Threshold and the Aggregate Deductible, reduce the Purchase Price by the Remediation Amount; provided, if, at the Closing Date, Seller has not cured the Environmental Defect, but elects to cure such Environmental Defect during the Cure Period, the Parties shall instruct Escrow Agent to hold and, as applicable, disburse the Defect Escrow Amount to Seller in accordance with the provisions of Section 4.04(c);

(ii) if the aggregate Remediation Amounts attributable to the Environmental Defects upon a single Asset exceed the Allocated Value of such Asset, retain such Asset, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset; or

(iii) if applicable, terminate this Agreement pursuant to Section 11.01(e).

If Seller elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and for all Liabilities with respect thereto and Buyer’s obligations with respect to the foregoing shall be deemed to constitute part of the Assumed Obligations.

Subject to Buyer’s continuing right to waive the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to Seller’s right to cure pursuant to Section 5.01(b), Buyer shall have the right to elect to exclude an Asset with respect to which (i) Buyer has asserted one or more Environmental Defects and (ii) the aggregate Remediation Amounts for Environmental Defects affecting such Asset exceed the Allocated Value of such Asset, in which event Seller shall retain such Asset and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset (a “Buyer Exclusion Election”); provided that Buyer may exercise a maximum of two (2) Buyer Exclusion Elections.

(d) Exclusive Remedy. For all purposes of this Agreement, except (i) with respect to Buyer’s remedies under Section 12.04(a) with respect to Seller’s breach of the representations and warranties contained in Section 6.01(cc), (ii) for Buyer’s rights to terminate this Agreement pursuant to Section 11.01(e) and (iii) Seller’s indemnification obligations in Section 12.04(b) for the matters under items (ii), (vi) and/or (xi)(b) in the definition of Designated Liabilities, the provisions set forth in Section 5.01(c) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect with respect to any Asset or other environmental matter.

(e) Environmental Deductibles. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $100,000 (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold plus (2) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Seller and reduced by all Title Benefit Amounts that exceed the Individual

Title Defect Threshold), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Remediation Amounts and Title Defect Amounts exceeds the Aggregate Deductible.

(f) Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on (i) all Environmental Defects and Remediation Amounts prior to Closing or the last day of the Cure Period, as applicable, and (ii) the adequacy of any attempt by Seller to cure any asserted Environmental Defect during the Cure Period (items (i) and (ii), collectively, the “Disputed Environmental Matters”). If Seller and Buyer are unable to agree by Closing (or by the end of the Cure Period if Seller elects to attempt to cure an asserted Environmental Defect after Closing), the Disputed Environmental Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 5.01(f). There shall be a single arbitrator, who shall be a licensed and certified professional engineer with at least ten years’ experience in environmental matters involving oil and gas producing properties in the state in which the affected Assets are located, as selected by the mutual agreement of Buyer and Seller within ten (10) Business Days after the Closing Date or the end of the Cure Period, as applicable (the “Environmental Arbitrator”). If the Parties do not mutually agree upon the Environmental Arbitrator in accordance with this Section 5.01(f), the Houston, Texas office of the AAA shall appoint such Environmental Arbitrator under such conditions as the AAA in its sole discretion deems necessary or advisable. The place of arbitration shall be Houston, Texas, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 5.01(f). The Environmental Arbitrator’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 5.01 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyer a greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Environmental Matters submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Environmental Arbitrator. The costs and expenses of the Environmental Arbitrator shall be borne 50% by Buyer and 50% by Seller. To the extent that the award of the decision regarding an Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 9.02, then within 10 Business Days after the decision as to any Remediation Amount, and, subject to Section 5.01(e), Buyer shall be entitled to withdraw from the Escrow Account the amount, if any, so awarded by this process to Buyer, with respect to any Environmental Defect resolved in Buyer’s favor, and the balance of the funds paid into the Escrow Account shall be paid to Seller. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 5.01(f), and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 9.02 or this Section 5.01(f).

Section 5.02 NORM, Asbestos, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Assets or included in the Assets may contain asbestos, NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of any affected environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. Notwithstanding anything herein to the contrary, Buyer shall not be permitted to claim any Environmental Defect on the account of the presence of NORM or asbestos-containing materials that are non-friable, unless and only to the extent such presence of NORM or asbestos-containing materials that are non-friable constitutes an Environmental Condition resulting in a violation of Environmental Laws.

Section 5.03 Seller Access Rights. Buyer hereby grants to Seller, and subject to the Access Agreement Seller’s Affiliates (and their respective representatives), access to the Identified Sites for the purposes of conducting Remediation with respect to the Identified Site Matters and the Designated Environmental Matters in accordance with Law and pursuant to the provisions of the Access Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties of Seller. Subject to the matters specifically listed or disclosed in the Schedules, Seller represents and warrants to Buyer, as follows:

(a) Organization. Seller is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation.

(b) Qualification. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business as now conducted makes such qualification necessary.

(c) Authorization. The execution and delivery by Seller of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by Seller’s governing body and under its organizational documents.

(d) Consents. Other than (i) as set forth on Schedule 6.01(d), and (ii) Customary Post-Closing Consents, Seller or its Affiliates are not required to

(A) give any notice to, make any filing with or obtain any authorization, consent or approval from any Governmental Authority or (B) obtain any consent from any other Third Party (in each case) in order for Seller to consummate the transactions contemplated by this Agreement (each, a “Consent”).

(e) Enforceability. This Agreement and all of the other documents or instruments required to be executed and delivered by Seller at Closing have been, or at Closing will be, duly executed and delivered by Seller, and (assuming the due authorization, execution and delivery hereof and thereof by Buyer) constitute the valid and legally binding obligations of Seller, enforceable in accordance with their terms and conditions except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at law or in equity.

(f) Noncontravention. Except as described on Schedule 6.01(f), and assuming (i) compliance with all consent requirements and preferential rights to purchase or similar rights applicable to the transactions contemplated hereby and (ii) the release at the Closing of the mortgages and security interests upon the Assets securing Seller’s and/or its Affiliates’ credit facilities or other indebtedness for borrowed money, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by Seller will violate or breach, in any material respect, the terms of, cause a default, in any material respect, under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel this Agreement: (A) any applicable Law, (B) the organizational documents of Seller, or (C) any Material Contract.

(g) Disputes. Except for the matters described on Schedule 6.01(g), as of the Execution Date, there are no Proceedings (to Seller’s Knowledge with respect to investigations) pending or, to Seller’s Knowledge, threatened in writing against (i) Seller or any Affiliate of Seller that are attributable to, or would affect, Seller’s ownership or operation of the Assets or that would materially affect the ability of Seller to consummate the transactions contemplated by this Agreement or (ii) the Assets.

(h) Brokers’ Fees. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer will be liable or obligated.

(i) Taxes. Except as described on Schedule 6.01(i),

(i) (A) all Asset Taxes that have become due and payable have been duly and timely paid; (B) all Tax Returns with respect to Asset Taxes required to be filed have been duly and timely filed; and (C) all such Tax Returns are true, correct and complete in all material respects;

(ii) no audit, litigation or other proceeding with respect to Asset Taxes has been commenced or is presently pending, and Seller has not received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of Asset Taxes and, to Seller’s Knowledge, no such claim has been threatened;

(iii) there are no Encumbrances on any of the Assets attributable to Taxes (other than statutory liens for Taxes that are not yet due and payable); and

(iv) none of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 6.01(i) are the only representations and warranties in this Agreement with respect to Tax matters.

(j) Burdens. Except as described on Schedule 6.01(j), all Burdens owed by Seller with respect to the Assets operated by Seller (and to Seller’s Knowledge, with respect to the Assets operated by a Third Party) have been paid (other than royalties held in escrow or suspense accounts) in all material respects.

(k) Hydrocarbon Sales. Except as described on Schedule 6.01(k), Seller is not obligated by virtue of a production payment or any other arrangement, other than gas balancing arrangements, to deliver Hydrocarbons or deliver proceeds from the sale thereof, produced from the Assets at some future time without then or thereafter receiving full payment for the production commensurate with Seller’s ownership in and to the Assets at or after the time of delivery.

(l) Compliance with Laws. Except as described on Schedule 6.01(l):

(i) all material filings and notices relating to the Assets, or the ownership or operation thereof, required to be made by Seller with all applicable state and federal agencies have been made by or on behalf of Seller, or if Seller or its Affiliates are not the operator thereof, if required to be made by any Third Party operator, to the Knowledge of Seller, have been made by or on behalf of such operator. Seller is not, and to the Knowledge of Seller, no Third Party operator of the Assets is, in material violation of any Law with respect to the Assets. Seller has not received any unresolved written notice of any such violation. Notwithstanding the foregoing, Seller makes no representation or warranty in this Section 6.01(l) with respect to any matters relating to the environment or Environmental Law, which representations and warranties are set forth in Section 6.01(cc).

(ii) Seller holds or if Seller is not the operator thereof, to the Knowledge of Seller, the applicable Third Party operator holds, all of the material Permits necessary for the operation of the Assets as currently conducted. There are no Proceedings pending or, to the Knowledge of Seller, threatened that are reasonably expected to result in the revocation, cancellation, suspension or modification of the Permits.

(m) Contracts. Exhibit A – Part 4 is a true and complete list of all Material Contracts as of the Execution Date. Except as expressly set forth on Schedule 6.01(m), (i) each Material Contract is a valid and binding agreement of Seller or any Affiliate of Seller that is a party thereto, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally or equitable principles; (ii) Seller or any Affiliate of Seller that is a party thereto has performed in all material respects, and to the Knowledge of Seller, every other party has performed in all material respects, each material term, covenant and condition of each of the Material Contracts that is to be performed by Seller or such other party at or before the Execution Date; (iii) no event has occurred that would, with the passage of time or compliance with any applicable notice requirements or both, constitute a material breach or default by Seller or its Affiliates, or to Seller’s Knowledge, any other party, under any of the Material Contracts and Seller and its Affiliates have not received any written notice alleging any material breach by Seller or its Affiliates of such Material Contracts that has not been previously cured or otherwise resolved; (iv) Seller does not intend, and, as of the Execution Date, has not received written notice that any other party to a Material Contract intends, to cancel or terminate such Material Contract; and (v) to Seller’s Knowledge, each Material Contract is in full force and effect in all material respects.

(n) AFEs. Schedule 6.01(n) contains a true and correct list as of the Execution Date of all outstanding material authorities for expenditures (collectively, “AFEs”) relating to the Assets that have been received by Seller or proposed or generated by Seller. For the purposes of this Section 6.01(n), an AFE shall be deemed material if, net to Seller’s interest, such AFE exceeds $75,000 and such AFE is (or was as of the Execution Date) valid and outstanding.

(o) Preferential Purchase Rights. Other than as set forth on Schedule 6.01(o), there are no preferential rights to purchase, rights of first refusal or similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby (“Preferential Purchase Rights”).

(p) Imbalances. Except as set forth on Schedule 6.01(p), there are no material Imbalances associated with the Assets as of the Effective Time.

(q) Payout Balances. Schedule 6.01(q) contains a true and correct list of the estimated status of any “payout” balance, as of the dates shown in such Schedule, for (i) each Property operated by Seller or its Affiliates that is subject to a reversion or other adjustment at some level of cost recovery or payout, and (ii) to Seller’s Knowledge, each Property operated by a Third Party operator that is subject to a reversion or other adjustment at some level of cost recovery or payout.

(r) Plugging and Abandonment. As of the Execution Date:

(i) there are no Wells operated by Seller or its Affiliates, and to Seller’s Knowledge, no Wells operated by any Third Party operator, that Seller has received an order from any Governmental Authority or is under the obligation under a Contract requiring that such Well be plugged and abandoned;

(ii) except as set forth in Schedule 6.01(r)(Part 1), there are no Wells operated by Seller or its Affiliates, and to Seller’s Knowledge, no Wells operated by any Third Party operator, that were producing as of the Effective Time, but that as of the Execution Date are shut in and have been for more than 30 days, or temporarily abandoned; and

(iii) except as set forth in Schedule 6.01(r)(Part 2), there are no Wells that have been plugged and abandoned by Seller or its Affiliates, and to Seller’s Knowledge, no wells that have been plugged and abandoned by any Third Party, in each case that have not been plugged in accordance with all applicable requirements of each Governmental Authority having jurisdiction over the Assets.

(s) Calls. Except for (i) the settlement of Imbalances, (ii) rights of purchase of purchasers of production or service providers under those Material Contracts specifically set forth on Schedule 6.01(s), (iii) rights of a lessor to take Hydrocarbons in-kind pursuant to the terms of any Lease, or (iv) as set forth on Schedule 6.01(s), Seller has not granted to any Person any call upon, option to purchase, or similar rights with respect to any portion of the production from the Assets operated by Seller.

(t) Non-Consent Operations. As of the Execution Date, Seller has not made an election not to participate in any operation or activity proposed to Seller with respect to the Properties which could result in any of Seller’s interest in such Properties becoming subject to a penalty or forfeiture as a result of such election by Seller not to participate in such operation or activity.

(u) Revenues. Except as set forth on Schedule 6.01(u), Seller is receiving all revenues attributable to sales of Hydrocarbon production from the Assets in the ordinary course of business without suspense.

(v) Current Bonds. Schedule 6.01(v) lists all surety bonds, letters of credit, guarantees and other similar instruments maintained by Seller or any of its Affiliates with respect to the Assets, other than those relating to any Debt Contracts.

(w) Suspense Funds. Except as set forth on Schedule 6.01(w), as of the Effective Time, Seller does not hold any Suspense Funds with respect to any of the Assets.

(x) Condemnation. Except as set forth on Schedule 6.01(x), as of the Execution Date, there are no pending, or to the Knowledge of Seller, threatened condemnation actions or actions for taking under right of eminent domain with respect to the Assets.

(y) Bankruptcy. There is no pending or, to Seller’s Knowledge, threatened action for the dissolution, liquidation, or insolvency of Seller.

(z) [Intentionally Omitted].

(aa) Liens. Except for Permitted Encumbrances, Seller owns the Assets free and clear of all Encumbrances securing any indebtedness with respect to borrowed money of Seller or any Affiliate of Seller.

(bb) Offset Obligations. Except as set forth in Schedule 6.01(bb), other than any continuous drilling obligation that may be set forth in a Lease, to Seller’s Knowledge, Seller is not under (A) any current obligation to drill an offset well pursuant to any offset drilling obligations with respect to the Assets operated by Seller or its Affiliates or (B) any obligation to pay compensatory royalties resulting from any such offset drilling obligations.

(cc) Environmental Matters. Except as described on Schedule 6.01(cc) and except for the EPA Consent Agreements and Final Orders and the EPA Administrative Orders, as of the Execution Date, (i) Seller has not received any written notice of material violation of any Environmental Laws relating to the Assets where such violation has not been previously cured or otherwise resolved to the satisfaction of the relevant Governmental Authority; (ii) there are no outstanding Proceedings (to Seller’s Knowledge with respect to investigations) by any Governmental Authority involving the Assets or Seller’s operation of the Assets (in each case) that relates to compliance with Environmental Laws; and (iii) to Seller’s Knowledge, as of the Execution Date, there is no material uncured violation of any Environmental Law relating to the Assets. This Section 6.01(cc) is the sole and exclusive representation by Seller or its Affiliates with respect to any Environmental Law or environmental matter.

(dd) Timely Payment of Certain Obligations. Except as set forth on Schedule 6.01(dd), to Seller’s Knowledge, there are no expenses of Seller accrued prior to the Effective Time, that are payable by Seller, to vendors, carriers, warehousemen, repairmen, mechanics, workmen or other contractors incident to the construction on or improvement of any Property that have not been timely paid.

(ee) Affiliate Ownership. Except as set forth on Schedule 6.01(ee), no Affiliate of Seller (other than Seller) owns or holds title to any of the Assets.

(ff) Gathering Systems.

(i) Subject to Permitted Encumbrances, Seller has good and valid title to 100% of the Gathering System free and clear from all Encumbrances.

(ii) Subject to Permitted Encumbrances, Seller has good and indefeasible title to all of the Gathering System Easements free and clear from all Encumbrances. Such Gathering System Easements, together with rights held by Seller in connection with its ownership of the Leases and Fee Minerals, cover the entire length of the Gathering System without any gaps in coverage.

(gg) Marketing Efforts. Prior to the Execution Date, Seller conducted a diligent, arms-length and good faith marketing and sale process with the assistance and advice of a nationally recognized and independent financial advisory firm with expertise in marketing and selling assets such as the Assets, to market and sell the Assets to potential Third Party buyers in an effort to maximize the value of the Assets all as appropriate under the totality of the circumstances. Under the totality of the circumstances, the Purchase Price is the best total value obtained through the marketing and sale process. Based upon the marketing and sale process and under the totality of the circumstances, Seller believes that the Purchase Price is the fair market value, reasonably equivalent value, fair value, and fair saleable value (as those terms, standards, and concepts of value are used in the Bankruptcy Code or other applicable federal and state Law) for the Assets.

(hh) Good Faith. This Agreement has been proposed, negotiated, and entered into by Seller and Buyer on a good faith and an arms-length basis. Buyer is not an Affiliate of Seller or any of Seller’s Affiliates, Buyer has no control or undue influence over Seller, and this Agreement and the transfer and sale of the Assets contemplated hereunder have been negotiated and will be consummated with procedural and substantive fairness as to all decision making processes and requirements, as well as to the value obtained by Seller under this Agreement, in each case, as evidenced by the Purchase Price.

(ii) Proceeds. The proceeds to be received by Seller from the transfer and sale of the Assets pursuant to this Agreement shall be applied pursuant to the Plan or as otherwise ordered by the Bankruptcy Court.

Section 6.02 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a) Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Texas.

(b) Qualification. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business as now conducted makes such qualification necessary.

(c) Authorization / Consents. The execution and delivery by Buyer of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by Buyer’s governing body and under its organizational documents. Buyer is not required to give any notice to, make any filing with or obtain any authorization, consent, or approval from any Governmental Authority or, except as set out in Schedule 6.02(c) hereto, any Third Party in order for Buyer to consummate the transactions contemplated by this Agreement.

(d) Enforceability. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.

(e) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by Buyer will violate or breach, in any material respect, the terms of, cause a default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel this Agreement or require any notice under: (i) any applicable Law, (ii) the organizational documents of Buyer, or (iii) any material contract of Buyer.

(f) Disputes. There are no Proceedings pending or, to Buyer’s Knowledge, threatened in writing against Buyer or any Affiliate of Buyer that would materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement.

(g) Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or any Affiliate of Seller will be liable or obligated.

(h) Financing. Buyer has sufficient cash, available lines of credit or other sources of available funds (in United States dollars) to enable Buyer to pay the Purchase Price to Seller at the Closing.

(i) Investment. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, except for the representations and warranties of Seller in Section 6.01 or in any certificate furnished by or on behalf of Seller in connection with this Agreement, the Special Warranty as set forth in the Assignments and the Deeds and the other express provisions of this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and the value thereof. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, other than the representations and warranties of Seller in Section 6.01 or in any certificate furnished by or on behalf of Seller in connection with this Agreement, the Special Warranty as set forth in the Assignments and the Deeds and the other express provisions of this Agreement, Buyer has relied solely on the basis of its own independent valuation and due diligence investigation of the Assets.

(j) Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended. Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities Law.

ARTICLE VII

CERTAIN COVENANTS

Section 7.01 Access.

(a) From and after the Execution Date and up to and including the Environmental Defect Claim Date (or earlier termination of this Agreement pursuant to the terms herein) but subject to the other provisions of this Section 7.01 and obtaining any required consents of Third Parties, including Third Party operators of the Assets (which consents Seller shall request and use commercially reasonable efforts to obtain if requested to do so by Buyer but with respect to which Seller shall not be obligated to expend any monies), Seller shall afford to Buyer and its authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to Seller’s and its Affiliates’ employees, the Assets and all Files in Seller’s possession at such time to the extent necessary to conduct the title or environmental review described in Article IV and Article V. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

(b) From the Execution Date to the Environmental Defect Claim Date, Buyer’s inspection right with respect to the Environmental Condition of the Assets shall be limited to undertake a Phase I Environmental Site Assessment of the Assets conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Seller (which approval shall not be unreasonably withheld) and may include only visual inspections and record reviews relating to the Assets. In conducting such inspection, Buyer shall not operate any equipment or conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM). Seller or Seller’s designee shall have the right to be present during any stage of the assessment. Buyer shall give Seller reasonable prior written notice before gaining physical access to any of the Assets, and Seller or its designee shall have the right but not the obligation to accompany Buyer and Buyer’s Representatives whenever Buyer and/or Buyer’s Representative gain physical access to any Property. Notwithstanding anything contained herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct any inspections (including any Phase I Environmental Site Assessment) with respect to, any Property with respect to which Seller does not have the authority to grant access for such due diligence; provided that Seller shall request access rights from Third Parties for Buyer to conduct such inspections (including any Phase I Environmental Site Assessment) with respect to, such Property. If the Phase I Environmental Site Assessment reasonably recommends that any Phase II environmental examination or investigation be conducted on any of the Properties in order to determine the existence and/or magnitude of an Environmental Defect, Buyer shall furnish to Seller for its consideration a proposed scope of such Phase II examination or investigation based on such recommendation, including a reasonable description of such examination or investigation and a description of the approximate locations of any sampling to be conducted. Seller will use its commercially reasonable efforts to consider such proposal but shall have no obligation to consent to such proposal. If Seller does not consent to any Phase II environmental examination or investigation proposed by Buyer in accordance with this Section 7.01(b) with respect to a particular Asset within five days of Buyer’s notification thereof, Buyer shall have the right, in its sole and absolute discretion, to exclude such Assets affected thereby, and the Purchase Price shall be reduced at Closing by the Allocated Value of such Assets so excluded.

(c) Buyer shall coordinate its access rights, environmental property assessments and physical inspections of the Assets with Seller and all Third Party operators, as applicable, to minimize any inconvenience to or interruption of the conduct of business by Seller or any such Third Party operator. Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets.

(d) Buyer hereby indemnifies, defends, and holds harmless each Seller Indemnitee, Third Party operators, and all co-owners of the Assets from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, ANY SELLER INDEMNITEE, EXCEPTING ONLY IN THE CASE OF THIS SECTION 7.01(D), (i) LIABILITIES TO THE EXTENT ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNITEE AND (ii) ENVIRONMENTAL CONDITIONS TO THE EXTENT (AND ONLY TO THE EXTENT) EXISTING PRIOR TO SUCH INSPECTIONS.

(e) Buyer acknowledges that any entry into Seller’s offices or onto the Assets shall be at Buyer’s sole risk, cost and expense, and, subject to the terms hereof, that none of the Seller Indemnitees shall be liable in any way for any injury, loss or damage arising out of such entry that may occur to Buyer or any of Buyer’s Representatives pursuant to this Agreement. Buyer hereby fully waives and releases any and all Liabilities against all of the Seller Indemnitees for any injury, death, loss or damage to any of Buyer’s Representatives or their property in connection with Buyer’s due diligence activities, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, ANY SELLER INDEMNITEE, EXCEPTING ONLY IN THE CASE OF THIS SECTION 7.01(E), LIABILITIES TO THE EXTENT ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNITEE.

(f) Buyer agrees to promptly provide Seller, but in no event less than five days after receipt or creation thereof by Buyer or any of Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm), copies of all final

Third Party environmental reports and environmental test results prepared for Buyer and/or generated for any of Buyer’s Representatives, which contain environmental data collected or generated from Buyer’s and/or any of Buyer’s Representatives’ due diligence with respect to the Assets, including any data generated in association with any Phase I Environmental Site Assessment conducted in accordance with Section 7.01(b). None of Buyer, Buyer’s Representatives’ or Seller shall be deemed by Seller’s receipt of said documents or otherwise to have made any representation or warranty, express, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(g) Upon completion of Buyer’s on-site field due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or any of its Affiliates (i) repair all physical damage done to any Assets in connection with Buyer’s and/or any of Buyer’s Representatives’ due diligence (including due diligence conducted by Buyer’s environmental consulting or engineering firm), (ii) in the event that any Phase II environmental examination or investigation is conducted, restore the Assets to the approximate same condition as, or better condition than, they were prior to commencement of any such due diligence, and (iii) remove all equipment, tools and other property brought onto the Assets in connection with such due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from such due diligence will be promptly corrected by Buyer at Buyer’s sole cost and expense to the abovementioned requirements.

(h) During all periods prior to Closing that Buyer and/or any of Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm) are on the Assets, Buyer shall maintain, at its sole cost and expense, and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller. Coverage under all insurance required to be carried by Buyer hereunder will be primary insurance. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the Assets.

Section 7.02 Confidentiality. Buyer hereby adopts and agrees to be bound by, the Confidentiality Agreement with the same force and effect as if Buyer was originally a party thereto and originally subject thereto, and Buyer shall be subject to the same obligations as TH Exploration, LLC. Buyer acknowledges that, by virtue of its right of access to the Files and the Assets hereunder, Buyer will become privy to confidential and other information of Seller and its Affiliates and that such confidential information shall be held confidential by Buyer and Buyer’s Affiliates and its and their respective officers, employees, agents, advisors or representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets), and Seller shall send a written request to Tudor, Pickering, Holt & Co., LLC and any other parties given access to or copies of such confidential information by Tudor, Pickering Holt & Co., LLC, to return or destroy such parties’ copies thereof.

Section 7.03 Dispositions of Assets. During the Interim Period, Seller shall not, without the prior consent of Buyer (which consent shall not be unreasonably withheld or delayed), transfer, farmout, sell, hypothecate, encumber, mortgage or otherwise dispose of any Assets, except (a) for sales and dispositions of Hydrocarbon production in the ordinary course of business consistent with past practices, (b) for sales of equipment that is no longer necessary in the operation of the Assets and for which replacement equipment is obtained at Seller’s cost and (c) as set forth in Schedule 7.03.

Section 7.04 Operations.

(a) During the Interim Period, except for emergency operations and as set forth on Schedule 7.04, Seller shall (i) use commercially reasonable efforts to (x) operate and maintain the Assets operated by Seller, or (y) cause any applicable third party operator to operate and maintain the Assets, in the ordinary course of business, consistent with past practices as a reasonably prudent operator and in compliance with all applicable Laws; (ii) provide prompt notice to Buyer of any (w) written notice received by Seller of any material claims, demands, defaults, obligations, or suits asserting any breach of contract, tort, or violation of Law or suit that, in each case, directly impacts any of the Assets, (x) Third Party AFEs in excess of $75,000 (net to Seller’s interest), (y) material damage or casualty to or destruction or condemnation of any of the Assets and (z) Lease termination, promptly upon obtaining Knowledge of such termination; (iii) make available to Buyer copies of all Production reports, Well inspections and any other reports or inspections related to the Assets and required by Governmental Authorities for 2015 and 2016 (if available); (iv) keep Buyer reasonably apprised of any drilling, re-drilling or completion operations proposed or conducted by Seller with respect to the Assets, including all items listed on Schedule 7.04, and will, in connection therewith, consider reasonable requests by Buyer for specific drilling, completion and other operations on the Assets; provided, however, that (x) the determination to undertake any such requested operations will be made by Seller acting as a reasonably prudent operator, (y) Seller will not be required to conduct any operations that it believes would be unsafe or would endanger persons, property or the environment and (z) any such operations requested by Buyer and undertaken by Seller pursuant to this Section 7.04(a)(iv) will be at the sole cost, risk and expense of Buyer, and will only be undertaken to the extent all applicable costs and expenses associated therewith are advanced by Buyer to Seller (without any obligation by Seller or its Affiliates to reimburse Buyer in the event this Agreement is terminated); (v) will maintain all material Permits, approvals, bonds and guaranties affecting the Assets, and make all material filings that Seller is required to make under applicable Law with respect to the Assets; or (vi) pay all Taxes and assessments with respect to the Assets that become due and payable prior to the Closing.

(b) During the Interim Period, except (x) for emergency operations, (y) as set forth on Schedule 7.04, and (z) in connection with the expenditure of the Scheduled Capital Expenditures and/or Scheduled Lease Acquisition Costs, Seller shall not, without Buyer’s prior written consent, (i) propose, under any joint operating agreement, any operation with respect to the Assets reasonably expected to cost Seller in excess of $75,000 (net to Seller’s interest) on any individual operation or $1,000,000 in the aggregate for all operations; (ii) (A) consent to any operation or capital expenditure with respect to the Assets reasonably expected to cost Seller in excess of $75,000 (net to Seller’s interest) on any individual operation or $1,000,000 in the aggregate for all operations that is proposed by any Third Party, (B) continue to conduct any operation to the extent the expense for such operation is in excess of 125% of the amount (net to Seller’s interest) previously approved by Buyer or in accordance with Section 7.04(b)(ii)(A) for such operation, or incur any capital expenditure in excess of 125% of the amount (net to Seller’s interest) set forth in the applicable AFE covering such capital expenditure or (C) elect not to participate in any operation with respect to the Assets that is proposed by any Third Party, unless, in the case of (C), Buyer is not willing to consent to expenditures in excess of the limitations set forth herein in connection with such operation; (iii) enter into any contract that would constitute a Material Contract hereunder, or terminate (other than termination of any Material Contract by its own terms), extend or materially amend any Material Contract; (iv) enter into any contract that can reasonably be expected to result in aggregate payments by Seller of more than $100,000 in the aggregate during the term of such contract; (v) enter into any contract that can reasonably be expected to result in aggregate revenues to Seller of more than $100,000 in the aggregate during the term of such contract; except in each case of subsections (i) through (iv) above, where such operation is (A) in connection with an AFE listed in Schedule 6.01(n), (B) in response to an emergency or required by a Governmental Authority, or (C) is necessary to maintain or prevent forfeiture of a Lease or other Asset; (vi) reduce or terminate (or cause to be reduced or terminated) any insurance coverage now held in connection with the Assets; (vii) mortgage or pledge as security for indebtedness for borrowed money, any of the Assets; (viii) create any Encumbrance, except for the Permitted Encumbrances, on any of the Assets; (ix) waive, release, assign, settle or compromise any Proceeding, in each case attributable to the Assets (other than solely in connection with the Seller Retained Disputes consistent with Section 7.04(d)); (x) grant any Preferential Purchase Rights with respect to the Assets; (xi) enter into or amend any contract or agreement with its Affiliates affecting any of the Assets; (xii) unless otherwise required by the Bankruptcy Court pursuant to the Assumption and Procedures Order, take, nor permit any of its Affiliates (or authorize or permit any investment banker, financial advisor, attorney, accountant or other similar Person acting for or on behalf of Seller or any such Affiliate) to take, directly or indirectly, any action to solicit or negotiate (including by furnishing confidential information with respect to the Assets or permitting access to the Assets or books and records of Seller) any offer or inquiry from any Person concerning such Person’s direct or indirect acquisition of the Assets other than Buyer or its Affiliates; provided that if Seller or its Affiliates receive from any Person any unsolicited offer or inquiry of the type referred to above from and after the Execution Date until the earlier of the Closing or the termination of this Agreement pursuant to the terms hereof, Seller shall promptly advise such Person of the terms of this Agreement (including this provision) and shall promptly notify the Buyer of the receipt and material terms of such offer or inquiry; or (xiii) unless otherwise required by the Bankruptcy Court pursuant to the Assumption and Procedures Order, commit to do any of the foregoing. Notwithstanding the foregoing, nothing contained herein shall restrict or prohibit the Consenting Holders, or any financial or legal advisor to the Consenting Holders, from, during or following the Interim Period, taking, directly or indirectly (except through Seller or any investment banker, financial advisor, attorney, accountant or other similar Person acting for or on behalf of Seller), any action to negotiate (including by furnishing confidential information with respect to the Assets or permitting access to the Assets or books and records of Seller) any unsolicited offer or inquiry received by Seller or the Consenting Holders from any Person concerning such Person’s direct or indirect acquisition of the Assets. In addition, following receipt of any unsolicited offer or inquiry, (a) Seller shall promptly, and no later than three (3) business days following receipt, notify legal counsel to the Consenting Holders and Buyer of the receipt and material terms of such offer or inquiry and (b) the Note RSA shall require that the Consenting Noteholders shall promptly, and no later than three (3) business days following receipt (either directly or by financial advisor or legal advisor to the Consenting Noteholders), notify legal counsel to the Seller and Buyer of the receipt and material terms of such offer or inquiry. The Note RSA shall require that, during the Interim Period, the Consenting Noteholders shall not, directly or indirectly (including through financial advisor or legal counsel to the Consenting Noteholders), solicit any offer or inquiry from any Person concerning such Person’s direct or indirect acquisition of the Assets.

(c) Buyer acknowledges that Seller owns undivided interests in certain of the properties comprising the Assets that it is not the operator thereof, and Buyer agrees that the acts or omissions of the other working interest owners (including the operators) who are not Seller or Affiliates of Seller shall not constitute a breach of the provisions of this Section 7.04, nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 7.04.

(d) Seller shall not, without Buyer’s prior consent (which shall not be unreasonably withheld, delayed, or denied), make any settlement, compromise, admission or acknowledgment with respect to the Seller Retained Disputes that would materially impair Buyer’s ownership or use of the relevant Asset for the purposes for which it is currently owned and operated. From and after Closing, Seller shall request to the applicable court or other tribunal and opposing parties that Buyer be invited to any court, arbitration, or other similar proceedings relating to the Seller Retained Disputes and shall keep Buyer reasonably informed on the status of the Seller Retained Disputes; provided that, notwithstanding the foregoing, Seller shall not be required to provide Buyer any information or documents that are subject to confidentiality restrictions owed by Seller or its Affiliates to Third Parties or would result in the waiver of Seller’s or its Affiliates’ attorney-client privilege or other legal privilege. Buyer shall not, without Seller’s prior consent (which shall not be unreasonably withheld, delayed, or denied), make any settlement, compromise, admission or acknowledgment with respect to the Buyer Assumed Dispute Obligations that would have a material adverse impact on Seller.

Section 7.05 Governmental Bonds. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets, are transferable or are to be transferred to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer or its designee, replacements for such bonds, letters of credit and guarantees (other than those relating to any

Debt Contract of Seller or its Affiliates) to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities for Buyer to own and, where appropriate, for Buyer or its Affiliates to operate, the Assets.

Section 7.06 Employee Matters. From the Execution Date until the date that is ten Business Days prior to the anticipated Closing Date (the “Offer Period”), Buyer and its Affiliates shall have the right, in the sole discretion of Buyer, to make an offer of employment to any of the employees of Seller or its Affiliates whose names are set forth on Schedule 7.06 (“Potential Offered Employees”), which offer will be effective as of and expressly conditioned upon the completion of the Closing. Within seven Business Days following the Execution Date, Seller shall provide Buyer written notice setting forth, with respect to each of the Potential Offered Employees, such Potential Offered Employee’s position, compensation details and location. Promptly following the end of the Offer Period, Buyer shall inform Seller in writing of which Potential Offered Employees have accepted an offer of employment with Buyer or an Affiliate of Buyer (“Designated Employees”). Buyer shall be solely liable for all costs, liabilities or other obligations relating to the employment of any Designated Employees from and after the Closing Date but shall have no obligation, liability or cost for any Retained Employee-Related Liabilities.

Section 7.07 Non-Solicitation of Employees. From and after the Execution Date until the date that is 12 months after the Closing Date or the date this Agreement is terminated pursuant to Section 11.01 (except as otherwise provided in Section 7.06), neither Party nor its Affiliates may solicit or hire any officer or employee of the other Party or its Affiliates without first obtaining the prior written consent of such Party; provided that this prohibition shall not apply to offers of employment made by either Party or its Affiliates pursuant to a general solicitation of employment to the public or the industry.

Section 7.08 Amendment to Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising which, if existing on the Execution Date or thereafter, would have been required to be set forth or described in such Schedules. For purposes of determining whether the conditions set forth in Section 8.02 have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur, then for purposes of Section 12.04(a), all matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to Section 12.04(a).

Section 7.09 Knowledge of Breach. Buyer will notify Seller promptly in writing and in reasonable detail promptly after Buyer or any of its respective officers or representatives obtains knowledge that any representation, warranty, covenant, or other agreement of Seller contained in this Agreement is, becomes, or will be untrue, or has been or may be breached, as applicable, in any material respect on or before the Closing Date.

Section 7.10 Non-Competition. Except with respect to any Excluded Assets, Seller agrees that, commencing on the Closing Date and ending on the date that is 18 months after the Closing Date, without the prior written consent of Buyer, Seller shall not, and shall cause its Affiliates (determined as of the Closing Date) not to, acquire (A) any of the following interests in lands located in the Restricted Counties: (i) oil and gas fee mineral interests; (ii) interests in oil, gas and/or mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profits interests, carried interests and other interests in production of Hydrocarbons; (iii) interests in lands covered by the leases referred to in clause (ii); (iv) interests in oil or gas wells, condensate wells, water source wells or water or other types of injection wells; (v) interests in any pools or units; or (vi) interests in pipelines, gathering, processing and compression systems (Section 7.10(A)(i) through (vi) collectively, the “Oil and Gas Interests”) or (B) the equity interests in any Person by purchase, merger, or other acquisition in which 50% or more of the fair market value of the assets and property of such Person constitutes Oil and Gas Interests located in the Restricted Counties; provided, however, that the provisions of this Section 7.10 shall not apply to any transaction involving other properties included in a wider transaction of which the properties that would otherwise constitute Oil and Gas Interests located in the Restricted Counties are not more than 20% of the value of such transaction (i.e., a “package deal”).

Section 7.11 [Intentionally Omitted].

Section 7.12 Operatorship. While Buyer acknowledges that it desires to have Tug Hill Operating, LLC (“Buyer Operator”) succeed Seller as operator of those Assets or portions thereof that Seller may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer Operator shall become successor operator of same since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Within five Business Days after Closing, Seller shall send notices to co-owners of the Properties that Seller currently operates indicating that Seller is resigning as operator, effective as of the Closing Date, and recommending that Buyer Operator be elected successor operator. Seller shall cooperate, without having to pay or incur any cost or expense (unless paid by Buyer), with Buyer in connection with Buyer’s efforts to have Buyer Operator be elected successor operator. If requested by Buyer, Seller will cast its vote, and will execute mutually satisfactory letters prepared by Buyer requesting the votes of the other owners of working interests in the relevant Properties, in each case in favor of the designation of Buyer Operator as successor operator of the Properties, effective as of the Closing Date.

Section 7.13 Identified Site Matters. Seller shall comply with all EPA Administrative Orders, EPA Consent Agreements and Final Orders and Restoration Plans (as each may be amended) and shall complete all requirements delineated in all EPA Administrative Orders, EPA Consent Agreements and Final Orders and Restoration Plans (as each may be amended) in accordance with Law and in the timeframe required by such EPA Administrative Order, EPA Consent Agreements and Final Orders, Restoration Plans or Law. Seller shall also be responsible for additional requirements or Remediation obligations imposed by any Governmental Authority with respect to any Identified Site Matter, including Liabilities resulting from Remediation conducted by or on behalf of Seller or its Affiliates on each Identified Site. Notwithstanding anything herein to the contrary, Seller shall not be responsible for any Liabilities related to the Identified Site Matters to the extent, but only to the extent, solely related to operations conducted by Buyer or its Affiliates (or any Third Party conducting operations on behalf of Buyer or its Affiliates) from and after Closing and Buyer shall be responsible for all such Liabilities. Seller shall not agree to materially amend or modify any (a) EPA Administrative Order, (b) EPA Consent Agreements and Final Orders, or (c) Restoration Plans or Remediation to be completed by Seller on the Identified Sites or as required under any of the above without prior written approval by Buyer, which shall not be unreasonably withheld, conditioned or delayed. Seller will notify Buyer in writing after Seller obtains Knowledge that: Seller has received written notice that Seller is not in compliance or that additional Remediation is required in connection with any EPA Administrative Order, EPA Consent Agreements and Final Orders, Restoration Plan, or other Environmental Law; any EPA Administrative Order or EPA Consent Agreement and Final Order, Restoration Plan or any portion of any of the above has been amended or changed in any material respect; and any EPA Administrative Order, EPA Consent Agreement and Final Order, Restoration Plan or Identified Site Matter has been resolved to the satisfaction of the appropriate Governmental Authorities. Seller shall keep Buyer reasonably updated on status of all of Seller’s activities under all EPA Administrative Orders, EPA Consent Agreements and Final Orders, Restoration Plans and all Remediation or other activities of Seller or its representatives related to all Identified Site Matters and shall use its commercially reasonable efforts to respond to any questions or inquiries from Buyer related to the EPA Administrative Orders, EPA Consent Agreements and Final Orders, Restoration Plans or Remediation related to any Identified Site Matter. Seller shall not assign any EPA Administrative Order, Restoration Plan or EPA Consent Agreements and Final Orders to another entity, not an Affiliate of Seller, without prior written approval of Buyer, which shall not be unreasonably withheld; provided, however, for the avoidance of doubt, Seller shall have the right to sub-contract out any Remediation activities with respect to the Identified Site Matters without being required to obtain Buyer’s prior consent.

Section 7.14 Designated Environmental Matters. Seller shall comply with and complete all requirements related to Designated Environmental Matters (as each may be amended) in accordance with Law and in the timeframe required by each such Designated Environmental Matter and Law. Seller also shall be responsible for additional requirements or Remediation obligations imposed by any Governmental Authority (or otherwise) with respect to any Designated Environmental Matter, including Liabilities resulting from Remediation conducted by or behalf of Seller or its Affiliates. Notwithstanding anything herein to the contrary, Seller shall not be responsible for any Liabilities related to the Designated Environmental Matters to the extent, but only to the extent, solely related to operations conducted by Buyer or its Affiliates (or any Third Party conducting operations on behalf of Buyer or its Affiliates) from and after Closing and Buyer shall be responsible for all such Liabilities.

Section 7.15 Seller Retained Disputes. From and after Closing, upon request from Seller, Buyer shall reasonably cooperate with Seller with regard to the Seller Retained Disputes; provided that neither Seller nor any Affiliate of Seller shall require Buyer to assign any Assets to Seller (or any Affiliate of Seller) or a Third Party in connection with any settlement, compromise, admission or acknowledgment with respect to the Seller Retained Disputes pursuant to Section 7.04(d); provided, further, that Buyer shall not be required to incur any Liability or any out-of-pocket expenses in complying with this Section 7.15, unless, with respect to any such out-of-pocket expenses, Seller pays such out-of-pocket expenses.

Section 7.16 Bankruptcy Matters.

(a) Seller’s obligation to consummate the transactions set forth in this Agreement (including the assumption and assignment of the Contracts, Leases and Office Lease) on the Closing Date will be subject to the entry of the Sale Order by the Bankruptcy Court. No later than three days following the Petition Date, Seller shall file a motion in form and substance reasonably satisfactory to Buyer seeking approval of (i) the Assumption and Procedures Order and (ii) the Sale Order (the “Sale Motion”). Notwithstanding anything to the contrary herein, Buyer hereby agrees that any claims and obligations arising under this Agreement shall be assumed by the reorganized Seller under the Plan and paid in the ordinary course of business following the effective date of the Plan and, for the avoidance of doubt, shall not be required to be paid in full in cash on the effective date of the Plan unless due as of such date pursuant to the terms of this Agreement.

(b) From and after the Petition Date, Seller shall use commercially reasonable efforts to obtain entry of the Assumption and Procedures Order, and the entry of the Sale Order promptly and without subjecting the Assets to further marketing or offers (given the marketing process undertaken prior to the Execution Date and the support of the Consenting Holders of the transactions provided for in this Agreement as set forth in the Note RSA). Notwithstanding the foregoing, in the event the Bankruptcy Court requires that the Assets be subjected to further marketing and that Seller permit and consider additional bids pursuant to a competitive auction process, (1) Buyer agrees that this Agreement shall remain in full force and effect in accordance with, and subject to, its terms and conditions and (2) this Agreement shall serve as the “stalking horse” bid in such process. Seller may terminate this Agreement pursuant to Section 11.01(h) in the event that (i) the Bankruptcy Court requires further marketing and an auction process pursuant to the Assumption and Procedures Order, (ii) Seller selects a bid submitted by a purchaser in such auction process other than Buyer as the highest and best bid for all or any material portion of the Assets (an “Alternative Bid”), and (iii) Seller consummates a sale of all of the Assets or any material portion of the Assets pursuant to such Alternative Bid. In no event shall Buyer be required to serve as a back-up bidder to any Alternative Bid.

(c) Buyer shall promptly take such actions as are reasonably requested by Seller to assist in obtaining a finding of adequate assurance of future performance by Buyer of the Contracts, Leases and Office Lease in accordance with section 365(f)(2)(B) of the Bankruptcy Code and demonstrating that Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code, including by furnishing testimony, affidavits or other documents or information for filing with the Bankruptcy Court.

(d) From and after the Petition Date until the Closing Date, Seller shall not take any action which is intended to (or is reasonably likely to), or fail to take any action the intent (or the reasonably likely result) of which failure to act is to, result in the reversal, rejection, voiding, modification, avoidance or staying of the Assumption and Procedures Order, Sale Order or this Agreement.

(e) From and after the Petition Date and until the Closing Date, Seller shall use commercially reasonable efforts to deliver to Buyer copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers (in each case) that relate, in whole or in part, to the Note RSA (to the extent such documents impact any right, privileges, or obligations under this Agreement), the Plan or this Agreement and the transactions contemplated hereby, or to Buyer or its agents or representatives and that are to be filed by Seller in the Bankruptcy Cases in advance of their filing if reasonably practicable under the circumstances before the filing of such papers.

(f) In the event an appeal is taken or a stay pending appeal is requested from the entry of the Assumption and Procedures Order or the Sale Order, Seller shall promptly notify Buyer of such appeal or stay request and shall provide to Buyer promptly a copy of the related notice of appeal or order of stay, and shall, upon Buyer’s written request, oppose such appeal or stay, and defend against the same; provided, however, that the Closing Deadline shall automatically be extended until the first Business Day following the earlier of (i) the date on which any litigation opposing any such appeal and/or stay request of the Sale Order is concluded or (ii) the date on which Buyer requests that Seller abandon any opposition to such appeal or stay of the Sale Order. Seller shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from any such order. For the avoidance of doubt, nothing herein shall restrict the ability of Seller to oppose any such appeal or stay in the absence of Buyer’s written request; provided that in the absence of such written request by Buyer, there shall be no extension of the Closing Deadline in accordance with this Section 7.16(f).

(g) The Contracts, Leases and Office Lease, in accordance with and subject to the terms, conditions, requirements and exceptions set forth in this Agreement, shall be assumed by Seller and assigned to Buyer at Closing pursuant to section 365 of the Bankruptcy Code pursuant to the Sale Order. Within three (3) Business Days after entry of the Assumption and Procedures Order, Seller shall deliver a written notice in a form reasonably acceptable to Buyer to each non-debtor counterparty to each Contract, Lease or Office Lease stating (i) the estimated Cure Cost for such Contract, Lease or Office Lease and (ii) an objection deadline for such non-debtor party to object to such estimated Cure Cost or the assumption and assignment of such Contract, Lease or Office Lease to Seller (which objection deadline shall be no later than five (5) Business Days prior to the first date scheduled for the commencement of the Sale Hearing). Notwithstanding anything to the contrary contained herein, any Cure Cost to be paid in connection with the assumption of any Contract, Lease or Office Lease, (x) to the extent relating to the period of time prior to the Effective Time, shall be paid by Seller on or before Closing and shall not be reimbursed by Buyer in connection with any adjustment to the Purchase Price or otherwise and (y) to the extent accrued in the ordinary course of Seller’s business and relating to the period of time from and after the Effective Time, shall be paid by Buyer or, if paid by Seller, the Purchase Price shall be adjusted upward by the amount of such Cure Cost. Notwithstanding the generality of the foregoing, to the extent a Cure Cost relating to the period of time from and after the Effective Time did not accrue in the ordinary course of Seller’s business or relates to a penalty, fine or other similar provision in any Contract, Lease or Office Lease, such Cure Cost shall be paid by Seller on or before Closing and shall not be reimbursed by Buyer in connection with any adjustment to the Purchase Price or otherwise.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01 Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller (provided that the conditions in Section 8.01(h) cannot be waived), on or prior to the Closing Date (but with respect to the condition in Section 8.01(f), on or prior to the Title/Environmental Condition Date) of each of the following conditions:

(a) Representations. The representations and warranties of Buyer set forth in Section 6.02 shall be true and correct in all material respects (other than representations and warranties qualified by materiality, which shall be true and correct in all respects) on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

(b) Performance. Buyer shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

(c) Pending Matters. No material Proceeding (instituted by any Third Party) shall be pending before any Governmental Authority that seeks to restrain, enjoin or otherwise prohibit, or seeks substantial damages in connection with, the consummation of the transactions contemplated by this Agreement. No order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, enjoin or otherwise prohibit, or awarding substantial damages in connection with, the transactions contemplated by this Agreement, and no Law has been promulgated or enacted and is in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated by this Agreement.

(d) Execution and Delivery of Closing Documents. Buyer shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Seller all of the documents described in Section 9.05 and Buyer shall be ready, willing and able to deliver to Seller the Adjusted Purchase Price.

(e) Performance Bonds. Buyer shall have obtained, or caused to be obtained, in the name of Buyer or its Affiliates, replacements for Seller’s and/or Seller’s Affiliates’ bonds, letters of credit and guarantees, and such other bonds, letters of credit and guarantees to the extent required by Section 7.05.

(f) Title Defects and Environmental Defects. The sum of (I)(a) all asserted Casualty Losses that occur after the Execution Date but prior to the Closing Date (net of any sums paid to Seller by Third Parties in respect of such Casualty Losses), plus (b) the aggregate Allocated Values of Assets that are excluded from the Assets to be assigned to Buyer at Closing pursuant to Section 4.06(a), plus (c) the aggregate Allocated Values of Assets that are excluded from the Assets to be assigned to Buyer at Closing pursuant to Section 4.07(a), plus (d) the aggregate Allocated Values of Assets that are excluded from the Assets to be assigned to Buyer at Closing pursuant to Section 7.01(b), plus (e) the aggregate Allocated Values of Assets that are retained by Seller pursuant to Section 5.01(c)(ii), plus (f) the aggregate Allocated Values of Assets excluded by Buyer pursuant to a Buyer Exclusion Election under Section 5.01(c), and (II) with respect to the following items set forth in this sub-clause (II), after the application of the Aggregate Deductible, the sum of (a) all Title Defect Amounts determined under Section 4.04(d)(i) prior to the Closing or if not so determined prior to the Closing, as asserted by Buyer in its reasonable opinion in the applicable Title Defect Notice, less (b) the sum of all Title Benefit Amounts determined under Section 4.04(e) prior to the Closing or if not so determined prior to the Closing, as asserted by Seller in its reasonable opinion in the applicable Title Benefit Notice, plus (c) all Remediation Amounts for Environmental Defects determined under Section 5.01(c)(i) prior to the Closing or if not so determined prior to the Closing, as asserted by Buyer in its reasonable opinion in the applicable Environmental Defect Notice, shall be less than $10,000,000 (“Seller’s Walk Right”); provided that, notwithstanding anything contained herein to the contrary, if the sum of the items set forth in both sub-clauses (I) and (II) of this Section 8.01(f) is equal to or greater than $10,000,000, then Buyer shall have the right, but not the obligation, to agree to reduce the amount of the Purchase Price reduction on account of the items in sub-clause (I) and sub-clause (II) of this Section 8.01(f) for all purposes under this Agreement to $9,999,999, and in such circumstance, the conditions in this Section 8.01(f) shall be deemed satisfied, Seller shall not have the right to exercise Seller’s Walk Right and Buyer shall thereafter be deemed to have waived the Title Defects raised by Buyer in any Title Defect Notices delivered by Buyer pursuant to this Agreement (other than with respect to the Purchase Price reduction in the amount of $9,999,999 with respect thereto) and Buyer shall have no further rights under the Special Warranty with respect to such Title Defects.

(g) Officer’s Certificate. Buyer shall have executed and delivered to Seller an authorized officer’s certificate, dated as of Closing, certifying that the conditions set forth in Section 8.01(a) and Section 8.01(b) have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller.

(h) Sale Order. The Bankruptcy Court shall have entered the Sale Order and the Sale Order (i) shall be in full force and effect, (ii) shall not have been modified, amended, rescinded or vacated in any material respect and (iii) shall not be subject to a stay.

Section 8.02 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer (provided that the conditions in Section 8.02(g), other than the condition in Section 8.02(g)(iv), cannot be waived), on or prior to the Closing Date (but with respect to the condition in Section 8.02(e), on or prior to the Title/Environmental Condition Date) of each of the following conditions:

(a) Representations. The representations and warranties of Seller set forth in Section 6.01 shall be true and correct (without regard to any materiality qualifiers) on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect.

(b) Performance. Seller shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

(c) Pending Matters. No material Proceeding (instituted by any Third Party) shall be pending before any Governmental Authority that seeks to restrain, enjoin or otherwise prohibit, or seeks substantial damages in connection with, the consummation of the transactions contemplated by this Agreement. No order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, enjoin or otherwise prohibit, or awarding substantial damages in connection with, the transactions contemplated by this Agreement, and no Law has been promulgated or enacted and is in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated by this Agreement.

(d) Execution and Delivery of Closing Documents. Seller shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Buyer all of the documents described in Section 9.04.

(e) Title Defects and Environmental Defects. The sum of (I)(a) all asserted Casualty Losses that occur after the Execution Date but prior to the Closing Date (net of any sums paid to Seller by Third Parties in respect of such Casualty Losses), plus (b) the aggregate Allocated Values of Assets that are excluded from the Assets to be assigned to Buyer at Closing pursuant to Section 4.06(a), plus (c) the aggregate Allocated Values of Assets that are excluded from the Assets to be assigned to Buyer at Closing pursuant to Section 4.07(a), plus (d) the aggregate Allocated Values of Assets that are excluded from the Assets to be assigned to Buyer at Closing pursuant to Section 7.01(b), plus (e) the aggregate Allocated Values of Assets that are retained by Seller pursuant to Section 5.01(c)(ii), plus (f) the aggregate Allocated Values of Assets excluded by Buyer pursuant to a Buyer Exclusion Election under Section 5.01(c), and (II) with respect to the following items set forth in this sub-clause (II), after the application of the Aggregate Deductible, the sum of (a) all Title Defect Amounts determined under Section 4.04(d)(i) prior to the Closing or if not so determined prior to the Closing, as asserted by Buyer in its reasonable opinion in the applicable Title

Defect Notice, less (b) the sum of all Title Benefit Amounts determined under Section 4.04(e) prior to the Closing or if not so determined prior to the Closing, as asserted by Seller in its reasonable opinion in the applicable Title Benefit Notice, plus (c) all Remediation Amounts for Environmental Defects determined under Section 5.01(c)(i) prior to the Closing or if not so determined prior to the Closing, as asserted by Buyer in its reasonable opinion in the applicable Environmental Defect Notice, shall be less than $10,000,000 (“Buyer’s Walk Right”); provided that, if the conditions in Section 8.01(f) are deemed satisfied pursuant to the proviso of Section 8.01(f), the conditions in this Section 8.02(e) shall also be deemed satisfied, Buyer shall not have the right to exercise Buyer’s Walk Right and Buyer shall thereafter be deemed to have waived the Title Defects raised by Buyer in any Title Defect Notices delivered by Buyer pursuant to this Agreement (other than with respect to the Purchase Price reduction in the amount of $9,999,999 with respect thereto) and Buyer shall have no further rights under the Special Warranty with respect to such Title Defects.

(f) Release. All Encumbrances imposed in connection with any Debt Contract burdening the Assets shall have been released at or before Closing, and Seller shall have provided evidence of such release to Buyer at or before Closing; provided, however, that the Sale Order shall be sufficient evidence of the foregoing.

(g) Sale Order. The Bankruptcy Court shall have entered the Sale Order and the Sale Order (i) shall be in full force and effect, (ii) shall not have been modified, amended, rescinded or vacated in any material respect, (iii) shall not be subject to a stay and (iv) shall be a Final Order.

(h) Officer’s Certificate. Seller shall have executed and delivered to Buyer an authorized officer’s certificate, dated as of Closing, certifying that the conditions set forth in Section 8.02(a) and Section 8.02(b) have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer.

ARTICLE IX

CLOSING

Section 9.01 Time and Place of Closing. If the conditions referred to in Article VIII have been satisfied or waived in writing, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, located at 811 Main Street, Houston, TX 77002, at 10:00 a.m., Houston time, on February 27, 2017 (the “Scheduled Closing Date”); provided that if the conditions to Closing in Article VIII have not yet been satisfied or waived by the Scheduled Closing Date, then the Closing shall occur on the third Business Day after such conditions have been satisfied or waived, or such earlier or later date as is mutually agreed by the Parties. The date of the Closing shall be the “Closing Date.”

Section 9.02 Closing Statement; Adjustments to Purchase Price at Closing. Seller shall prepare and deliver to Buyer not later than noon Central Time on the date that is five Business Days prior to the Closing, a preliminary statement (the “Closing Statement”) which sets forth Seller’s good faith estimate of the adjustments of the Purchase Price made in accordance with the following provisions of this Section 9.02 as of the date of preparation of such Closing Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s accounts for the wire transfers of funds as set forth in Section 9.05(a). Within three Business Days of receipt of the Closing Statement, Buyer will have the right, but not the obligation, to deliver to Seller a written report containing all changes that Buyer proposes to be made to the Closing Statement, if any, together with a brief explanation of such changes. The Closing Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties cannot agree on an adjustment set forth in the Closing Statement prior to the Closing, then the amount set forth in the draft Closing Statement as presented by Seller will be used to adjust the Purchase Price at Closing absent manifest error. The Closing Statement shall set forth the Closing Amount and all adjustments to the Purchase Price and associated calculations. The term “Closing Amount” means the Purchase Price, adjusted as provided in this Section 9.02 using reasonable estimates if actual numbers are not available, less (1) the Deposit, and (2) if applicable, the Defect Escrow Amount to be deposited into escrow pursuant to Section 4.04(c)(ii).

(a) the Purchase Price shall be increased in the following amounts (without duplication):

(i) subject to the terms and conditions of Section 7.04, all Operating Expenses, shut-in royalty payments, delays rentals, Scheduled Capital Expenditures, Other Approved Capital Expenditures, Scheduled Lease Acquisition Costs, Other Approved Lease Acquisition Costs, and amounts incurred for emergency operations relating to the Assets (in each case other than any Lease Acquisition Costs (that are not Scheduled Lease Acquisition Costs or Other Approved Lease Acquisition Costs), any other lease acquisition costs to the extent incurred by Seller to cure any Title Defects or any breach of any representation or warranty set forth in Section 6.01(ff), any Lease Extension Costs and any amounts attributable to overhead, including Overhead Costs), paid by Seller that are (A) attributable to the Assets and (B) attributable to any period of time from and after the Effective Time;

(ii) the Overhead Costs that are attributable to the Assets and attributable to any period of time from and after the Effective Time up to the Closing Date;

(iii) an amount equal to (A) the value of all Hydrocarbons attributable to the Assets in storage or existing in stock tanks (excluding tank fill), pipelines and/or plants (including inventory), in each case that are, as of the Effective Time, (x) upstream of the pipeline connection or (y) upstream of the sales meter, if any, the value to be based upon, if sold from and after the Effective Time until the Closing, the net proceeds received by Seller, or if not sold from and after the Effective Time until the Closing, the contract price in effect as of the Effective Time (or the average price paid to Seller in connection with the sale of such Hydrocarbons, if there is no contract price, from and after the Effective Time until the Closing), and (B) all other proceeds received by Buyer (to the extent not paid or credited to Seller) with respect to Hydrocarbons attributable to the Assets for periods of time prior to the Effective Time, in each case of clauses (A) and (B), net of amounts paid or payable by Buyer as Burdens on such production;

(iv) the amount of all Asset Taxes allocated to Buyer in accordance with Section 14.01 but paid or otherwise economically borne by Seller (excluding, for the avoidance of doubt, any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Seller in connection with a transaction to which Section 9.02(b)(i) applies, and therefore were taken into account in determining the “proceeds received” by Seller for purposes of applying Section 9.02(b)(i) with respect to such transaction);

(v) to the extent that Seller is underproduced as of the Effective Time with respect to the net Well Imbalances, an amount equal to the product of (A) the underproduced volumes multiplied by (B) $1.29/MMBtu for gaseous Hydrocarbons, and an amount equal to the product of (X) the underproduced volumes multiplied by (Y) $13.16/Bbl for liquid Hydrocarbons;

(vi) to the extent that Seller has overdelivered any Hydrocarbons as of the Effective Time with respect to the net Pipeline Imbalances, as complete and final settlement of all Pipeline Imbalances attributable to the Assets, an amount equal to the product of (A) the overdelivered volumes times (B) $1.29/MMBtu for gaseous Hydrocarbons; and an amount equal to the product of (X) the overdelivered volumes times (Y) $13.16/Bbl for liquid Hydrocarbons;

(vii) if Seller is the operator under an operating agreement covering any Property, an amount equal to the costs and expenses paid by Seller on behalf of other joint interest owners of such Property that are attributable to the periods from and after the Effective Time, whether paid before or after the Effective Time, to the extent Buyer receives the right to obtain such amounts from joint interest owners;

(viii) an amount equal to the Work Fee; and

(ix) any other amount provided for in this Agreement or agreed upon by Seller and Buyer.

(b) the Purchase Price shall be decreased in the following amounts (without duplication):

(i) except for any Excluded Asset, the amount of all proceeds received by Seller (to the extent not paid or credited to Buyer) with respect to the Hydrocarbons attributable to the Assets (A) that are attributable to the period of time from and after the Effective Time or (B) contained in storage or existing in stock tanks (excluding tank fill), pipelines and/or plants (including inventory) as of the Effective Time for which an upward Purchase Price adjustment was made pursuant to Section 9.02(a)(iii), in each case of clauses (A) and (B), net of amounts paid by Seller as Burdens on such production;

(ii) subject to the terms and conditions of Section 7.04 and as provided in Section 9.03(b), all Operating Expenses, shut-in royalties, delay rentals and capital expenditures, in each case other than any amounts attributable to overhead (including Overhead Costs), paid by Buyer that are (A) attributable to the Assets and (B) attributable to any period of time prior to the Effective Time;

(iii) if Seller makes the election under Section 4.04(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect pursuant to Section 4.04(g) (which may be offset by the sum of all Title Benefit Amounts of any Title Benefits in accordance with Section 4.04(h));

(iv) if Seller makes the election under Section 5.01(c)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect;

(v) the Allocated Value of any Assets removed from the transaction pursuant to Section 4.06, Section 4.07 and Section 7.01(b);

(vi) the amount of all Asset Taxes allocated to Seller in accordance with Section 14.01 but paid or otherwise economically borne by Buyer;

(vii) to the extent that Seller is overproduced as of the Effective Time with respect to the net Well Imbalances, an amount equal to the product of (A) the overproduced volumes multiplied by (B) $1.29/MMBtu for gaseous Hydrocarbons; and an amount equal to the product of (X) the overproduced volumes multiplied by (Y) $13.16/Bbl for liquid Hydrocarbons;

(viii) to the extent that Seller has underdelivered any Hydrocarbons as of the Effective Time with respect to the net Pipeline Imbalances, as complete and final settlement of all Pipeline Imbalances attributable to the Assets, an amount equal to the product of (A) the underdelivered volumes times (B) $1.29/MMBtu for gaseous Hydrocarbons; and an amount equal to the product of (X) the underdelivered volumes times (Y) $13.16/Bbl for liquid Hydrocarbons;

(ix) an amount equal to all Suspense Funds described under item (a) of the definition thereof net of all Suspense Funds described under item (b) of the definition thereof, determined as of the Closing; and

(x) any other amount provided for in this Agreement or agreed upon by Seller and Buyer.

Section 9.03 Final Settlement Statement; Supplemental Closing.

(a) Seller shall prepare within 120 days after the Closing Date and furnish to Buyer a final settlement statement setting forth (i) the Purchase Price, and (ii) any adjustments to the Purchase Price and pro-rating of any amounts provided for in this Article IX or elsewhere in this Agreement, including, without limitation, any adjustments required pursuant to the dispute resolution procedures set forth in

Section 4.04(j) or Section 5.01(f), as applicable (the “Final Settlement Statement”). Seller shall supply, together with its delivery of the Final Settlement Statement, reasonable documentation in the possession of Seller or any of its Affiliates to support the items for which adjustments are proposed or made in the Final Settlement Statement and a brief explanation of any such adjustments and the reasons therefor. Buyer shall within 30 days after receipt of the Final Settlement Statement have the right, but not the obligation, to deliver to Seller a written report (together with reasonable supporting documentation) containing any changes that Buyer proposes be made to such Final Settlement Statement (the “Dispute Notice”). Any changes not so specified in the Dispute Notice shall be deemed waived and Seller’s determinations (as contained in the Final Settlement Statement) with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be correct and mutually agreed upon by the Parties, and will be final and binding on the Parties (except with respect to Asset Taxes) and not subject to further audit or arbitration. The Parties shall undertake to agree on the final adjustment amounts and such final adjustment amounts shall be paid by Buyer or Seller, as appropriate, not later than five Business Days after such agreement pursuant to Section 9.03(a) or resolution pursuant to Section 9.03(c). Subject to Section 9.03(b), the occurrence of the Closing shall not relieve either Party of its obligation to account to the other Party after the Closing with respect to amounts that are received or become due after the Closing and that are properly payable or chargeable to either Party pursuant to any provision of this Agreement. If Seller fails to timely furnish to Buyer the Final Settlement Statement in accordance with this Section 9.03(a) within 120 days after the Closing Date, Buyer shall have the right to prepare and deliver the Final Settlement Statement within 30 days after the end of such period to Seller, in which case the provisions of this Section 9.03(a) (other than this sentence) shall apply mutatis mutandis to the Parties, with the reference “Seller” contained therein to be construed to mean Buyer and the reference “Buyer” contained therein to be construed to mean Seller.

(b) From and after the agreement by the Parties of the Final Settlement Statement, each Party shall continue to account to the other Party with respect to proceeds, Operating Expenses and capital expenditures in accordance with Section 2.04 until the second anniversary of the Closing Date, following which date, but without limiting the Parties’ rights to the indemnities set forth in Article XII, there shall be no adjustment for, or obligation to pay or account for, any proceeds, Operating Expenses or capital expenditures between the Parties.

(c) If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall, within 15 Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty pages or less and submit such summaries to the Houston office of KPMG LLP, or such other party as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. Within 30

Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Without limiting the application of Section 14.01(c) or Buyer’s right to indemnity under Section 12.04(b) for Seller Taxes, any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction. The costs and expenses of the Accounting Arbitrator shall be borne pro rata between the Parties with each Party being responsible for the Accounting Arbitrator’s costs and expenses to the extent the Accounting Arbitrator has not selected such Party’s position on an aggregate dollar basis with respect to all amounts submitted for resolution by the Accounting Arbitrator.

Section 9.04 Actions of Seller at Closing. At the Closing, Seller shall:

(a) execute, acknowledge, and deliver to Buyer assignments, substantially in the form of Exhibit C (the “Assignments”), and such other recordable instruments, in form and substance mutually agreed upon by Buyer and Seller, as may be necessary to convey ownership, title and possession of the Assets (other than the Assets assigned pursuant to the Deeds) to Buyer, notarized and in sufficient counterparts to facilitate recording in the real property records of the applicable counties;

(b) execute, acknowledge, and deliver to Buyer, the Deeds;

(c) execute and deliver a joint instruction letter directing the Escrow Agent to retain and apply the Deposit toward the Indemnity Escrow Amount (if greater than zero) and the Litigation Escrow Amount for all purposes under this Agreement and disburse the amount equal to (i) the Deposit less (ii) the sum of the Indemnity Escrow Amount (if greater than zero) and the Litigation Escrow Amount to Seller;

(d) deliver an executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2);

(e) execute and deliver to Buyer any other forms required by any Governmental Authority relating to the assignment of the Assets and/or the assumption of operations by Buyer;

(f) deliver to Buyer duly executed recordable releases and terminations with respect to any and all Encumbrances imposed on the Assets incurred by Seller and/or its Affiliates in connection with any Debt Contract; provided that Seller shall deliver drafts thereof to Buyer prior to Closing; provided, further, that the Sale Order shall be sufficient evidence of the foregoing;

(g) execute and deliver the Closing Statement;

(h) deliver, on forms supplied by Buyer and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production;

(i) to the extent required under any Law or by Governmental Authority, deliver any filings required under the Laws to the extent such filings are necessary to consummate the transaction, including, without limitation, applicable change of operator forms designating Buyer (or its applicable Affiliate) as the operator of the Wells, Fee Minerals and the Leases currently operated by Seller;

(j) execute and deliver to Buyer any forms or documents required to reflect Seller’s or its Affiliate’s resignation as operator under any applicable operating agreements;

(k) execute and deliver to Buyer the officer’s certificate contemplated in Section 8.02(h);

(l) execute and deliver to Buyer the Access Agreement and the Transition Services Agreement; and

(m) execute, acknowledge and deliver to Buyer any other original instruments, agreements, documents and other items reasonably necessary to effectuate the transactions contemplated hereby.

Section 9.05 Actions of Buyer at Closing. At the Closing, Buyer shall:

(a) deliver to Seller the Adjusted Purchase Price, less the Defect Escrow Amount that is to be held in escrow pursuant to Section 4.04(c), by wire transfer as set forth in Section 3.01 and less the Deposit;

(b) deliver to the Escrow Agent by wire transfer if there is a Defect Escrow Amount, an amount equal to the Defect Escrow Amount (as described in Section 4.04(c));

(c) execute and deliver a joint instruction letter directing the Escrow Agent to retain and apply the Deposit toward the Indemnity Escrow Amount (if greater than zero) and the Litigation Escrow Amount for all purposes under this Agreement and disburse the amount equal to (i) the Deposit less (ii) the sum of the Indemnity Escrow Amount (if greater than zero) and the Litigation Escrow Amount to Seller;

(d) deliver to Seller counterparts of the Assignments executed and acknowledged by Buyer;

(e) deliver to Seller counterparts of the Deeds executed and acknowledged by Buyer;

(f) execute and deliver to Seller any other forms required by any Governmental Authority relating to the assignment of the Assets and/or the assumption of operations by Buyer (or its Affiliates);

(g) execute and deliver the Closing Statement;

(h) execute and deliver to Seller the officer’s certificate contemplated in Section 8.01(g);

(i) execute and deliver to Seller the Access Agreement and the Transition Services Agreement; and

(j) execute, acknowledge, and deliver to Seller any other original instruments, agreements, documents and other items reasonably necessary to effectuate the transactions contemplated hereby.

ARTICLE X

CERTAIN POST-CLOSING OBLIGATIONS

Section 10.01 Operation of the Assets After Closing. It is expressly understood and agreed that neither Seller nor any of its Affiliates shall be obligated to continue operating any of the Assets upon and after the Closing and Buyer hereby assumes full responsibility for operating (or causing the operation of) all Assets upon and after the Closing.

Section 10.02 Files. Seller shall deliver electronic Files to Buyer at Closing. Seller shall make the Files in their current form and format as maintained by Seller as of the Effective Time available for pickup by Buyer within 60 days after the Closing, and Buyer shall pick up such Files during normal business hours on such date or within five days thereafter at Buyer’s sole cost and expense; provided that Seller may retain written or electronic copies of the Files.

Section 10.03 Further Cooperation. After the Closing, and subject to the terms and conditions of this Agreement, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer in the manner contemplated by this Agreement (including if reasonably requested by Buyer and at Buyer’s expense, the obtaining by Seller of further orders of the Bankruptcy Court). After the Closing until the second anniversary thereof, the Parties will cooperate to have all proceeds received attributable to the Assets paid to the proper Party hereunder and to have all Operating Expenses and capital expenditures to be made with respect to the Assets made by the proper Party hereunder.

Section 10.04 Document Retention.

(a) Inspection. Subject to the provisions of Section 10.04(b), Buyer agrees, and will cause its respective assigns to agree, that the Files (to the extent that Seller has not retained the original or copy) shall be open for inspection by representatives of Seller at reasonable times and upon reasonable notice during regular business hours for a period of three (3) years following the Closing Date and that Seller may, during such period and at its expense, make such copies thereof as it may reasonably request.

(b) Destruction. Without limiting the generality of the foregoing, for a period of three (3) years following the Closing Date, Buyer shall not, and shall cause its respective assigns to agree that they shall not, destroy or give up possession of any original or final copy of the Files (to the extent that Seller has not retained the original or copy) without first offering Seller the opportunity, at Seller’s expense (without any payment to Buyer), to obtain such original or final copy or a copy thereof.

Section 10.05 Suspense Funds. No later than 30 days after Closing, Seller shall deliver a Suspense Funds schedule substantially in the form of Schedule 6.01(w) to Buyer to reflect the Suspense Funds as of the Closing Date; provided that in no event shall Schedule 6.01(w) be updated for any Suspense Funds described under item (b) of the definition thereof. From and after the Closing, Buyer agrees to administer all accounts and assume all payment obligations relating to the Suspense Funds taken into account when calculating the Adjusted Purchase Price in accordance with all applicable Laws, rules and regulations and shall be liable for the payment thereof to the proper parties and such obligations shall become part of the Assumed Obligations. To the extent available, Seller shall provide to Buyer detailed information with respect to (a) payees of such Suspense Funds, (b) the reason for payment of such Suspense Funds and (c) the time period during which such Suspense Funds accrued.

Section 10.06 Post-Closing Release of Indemnity Escrow. If the Closing occurs prior to the consummation of the Plan, and upon the substantial consummation of the Plan, the Consolidated Funded Leverage Ratio (as defined in and determined pursuant to the RCF) of Seller, after giving effect to the transactions provided for in the Plan and the transactions contemplated by this Agreement, does not exceed 2.5 to 1, then within one Business Day following such consummation of the Plan, Buyer and Seller shall instruct the Escrow Agent to release to Seller the then existing amount of the Indemnity Escrow Amount, save and except the aggregate amount attributable to all unsatisfied claims for indemnification that Buyer has made against Seller on or before such date pursuant to this Article XII (other than pursuant to Section 12.04(b) with respect to any Seller Retained Disputes) and which are subject to satisfaction (in whole or in part) from the Indemnity Escrow Amount pursuant to Section 12.12(b)(i).

ARTICLE XI

TERMINATION

Section 11.01 Right of Termination. This Agreement and the transactions contemplated hereby may be completely terminated at any time at or prior to the Closing as follows:

(a) by mutual written consent of the Parties;

(b) automatically on the Outside Date if the Closing shall not have occurred on or before the Closing Deadline unless Buyer shall have delivered written notice to Seller extending the term of such Agreement prior to the Outside Date; provided that, in the event Buyer delivers such written notice to Seller extending such term, from and after the date that is ten (10) Business Days following the Outside Date, this Agreement may be terminated by either Buyer or Seller in writing (provided that the right to terminate this Agreement following the date of such extension under this Section 11.01(b) shall not be available to any Party whose breach of this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date);

(c) by Seller, by written notice to Buyer, at Seller’s option, if (i) Buyer has breached any of its representations, warranties or covenants such that the conditions set forth in Section 8.01 are not able to be satisfied by Buyer, or waived by Seller, by the Closing Deadline or (ii) the conditions set forth in Section 8.01 (other than Section 8.01(f) or Section 8.01(h)) are not satisfied to the reasonable satisfaction of Seller at or prior to the Closing Deadline, provided that to the extent any such condition is curable, Seller has notified Buyer of the breach in writing, and the breach has continued without cure for a period of ten (10) days after the written notice of breach;

(d) by Buyer, by written notice to Seller, at Buyer’s option, if (i) Seller has breached any of its representations, warranties or covenants such that the conditions set forth in Section 8.02 are not able to be satisfied by Seller, or waived by Buyer, by the Closing Deadline or (ii) the conditions set forth in Section 8.02 (other than Section 8.02(e) or Section 8.02(g)) are not satisfied to the reasonable satisfaction of Buyer at or prior to the Closing Deadline, provided that to the extent any such condition is curable, Buyer has notified Seller of the breach in writing, and the breach has continued without cure for a period of ten (10) days after the written notice of breach;

(e) on or before the Title/Environmental Condition Date, (i) by Buyer, in writing, if the condition in Section 8.02(e) has not been satisfied on or before the Title/Environmental Condition Date and Buyer elects to exercise Buyer’s Walk Right or (ii) by Seller, in writing, if the condition set forth in Section 8.01(f) has not been satisfied on or before the Title/Environmental Condition Date and Seller elects to exercise Seller’s Walk Right;

(f) by Buyer, by written notice to Seller, in the event (x) one or more of the following occurs and (y) in the case of the events specified in subsections (iii) and (iv) below, such event is not a result of a breach of this Agreement by Buyer:

(i) [Intentionally omitted];

(ii) Seller fails to file the Bankruptcy Cases on or before December 9, 2016;

(iii) the Assumption and Procedures Order is not entered by the Bankruptcy Court within 30 days of the Petition Date;

(iv) the Sale Order is not entered by the Bankruptcy Court by the Sale Order Deadline;

(v) the Bankruptcy Court enters an order dismissing or converting the Bankruptcy Cases to cases under chapter 7 of the Bankruptcy Code; or

(vi) the Bankruptcy Court enters an order appointing a trustee, receiver or examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code in the Bankruptcy Cases;

(g) by Seller, by written notice to Buyer, at Seller’s option, in the event of breach by Buyer of (i) its covenant set forth in Section 3.02(a)(i) or (ii) its covenant set forth in Section 3.02(a)(ii);

(h) by Seller, by written notice to Buyer, in accordance with the terms contained in the penultimate sentence of Section 7.16(b); or

(i) by Buyer, by written notice to Seller, if Seller selects an Alternative Bid.

Section 11.02 Effect of Termination. Except as provided in Section 3.02, in the event that the Closing does not occur as a result of either Party exercising its right to terminate pursuant to Section 11.01, then, except for the provisions of Section 1.01, Section 1.02, Section 3.02, Section 3.05, Section 4.04(k)(i) (but only with respect to Buyer’s retention of the Replacement Leases acquired by Buyer in accordance with Section 4.04(k)(i) prior to termination of this Agreement), Section 4.04(k)(ii) (but only with respect to Seller’s obligation to assign those Leases for which Buyer has paid the applicable extension or renewal cost in accordance with Section 4.04(k)(ii) prior to termination of this Agreement), Section 4.04(k)(iii), Section 7.01, Section 7.02, this Section 11.02, Section 11.03, Section 12.06, Section 12.08, Section 12.10, Section 13.01 and Article XV, this Agreement shall thereafter be null and void and neither Party shall have any rights or obligations under this Agreement.

Section 11.03 Termination. Notwithstanding anything to the contrary in this Agreement, following the filing of the Bankruptcy Cases and unless and until there is an order of the Bankruptcy Court providing that the giving of notice under and/or termination of this Agreement in accordance with its terms is not prohibited by the automatic stay imposed by section 362 of the Bankruptcy Code, the occurrence of termination right under Section 11.01(b) or (f) shall result in the automatic termination of this Agreement to the extent (and then only to the extent) that Buyer would otherwise have the ability to terminate this Agreement in accordance with Section 11.01(b) or (f), three (3) Business Days following such occurrence unless waived in writing by Buyer.

ARTICLE XII

ASSUMPTION AND INDEMNIFICATION

Section 12.01 Assumption and Indemnity. As of the Closing, but without limiting Buyer’s rights to indemnity under Section 12.04, Buyer assumes and agrees to pay, fulfill, perform and discharge, or cause to be paid, fulfilled, performed, and discharged, all obligations and Liabilities with respect to the Assets, known or unknown, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including:

(a) all obligations (whether arising by Law or by contract) to properly plug and abandon all wells and dismantle, decommission or remove all personal property, fixtures and related equipment now located on the land covered by or attributable to the Properties or other Assets or hereafter placed thereon, and all such obligations to cleanup and restore such lands;

(b) all obligations to pay Working Interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense (for which the Purchase Price was adjusted pursuant to Section 9.02(b)(ix));

(c) all Liabilities associated with the Assets arising from, attributable to or alleged to be arising from or attributable to the physical, mechanical, and environmental condition, effect or operation of the Assets;

(d) all obligations to settle any Imbalances relating to the Assets;

(e) all obligations applicable to the lessee under any of the Leases;

(f) all other Liabilities with respect to the Assets arising prior to, on or after the Effective Time; and

(g) the Buyer Assumed Dispute Obligations.

All such assumed obligations and Liabilities described above in this Section 12.01 are collectively referred to herein as the “Assumed Obligations”; provided that Buyer does not assume (and Assumed Obligations shall not include) any obligations or Liabilities of Seller to the extent, and only for the period of time (as provided in Section 12.09(c)), that such obligations or Liabilities constitute Designated Liabilities.

Section 12.02 Indemnification by Buyer. Effective as of Closing, Buyer hereby defends, releases, indemnifies and holds harmless the Seller Indemnitees from and against any and all Liabilities (including, for the avoidance of doubt, Liabilities incurred by any Seller Indemnitee which are subject to the indemnification obligations of Buyer described in this Section 12.02 and do not involve any Third Party Claim) caused by, arising from, attributable to or alleged to be caused by, arising from or attributable to (a) the breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement or any certificate furnished by or on behalf of Buyer in connection with this Agreement (without giving effect to any materiality qualifiers in such certificate) or (b) any Assumed Obligation. The amount of Liabilities for which Seller is entitled to indemnity under this Section 12.02 shall be reduced by the amount of insurance proceeds actually received by Seller or any of its Affiliates from Third Party insurers with respect to such Liabilities (net of any out-of-pocket expenses incurred in connection with such realization).

Section 12.03 Buyer’s Environmental Indemnification. Notwithstanding anything herein to the contrary, in addition to, and without limiting, the indemnities set forth in Section 12.02, effective as of the Closing, Buyer and its successors and assigns shall assume (as part of the Assumed Obligations), be responsible for, shall pay on a current basis and defend, indemnify, hold harmless and forever release the Seller Indemnitees from and against any and all Liabilities arising from, based upon, related to or associated with any Environmental Condition or other environmental matter of any kind or character related or attributable to the Assets, regardless of whether such Liabilities arose prior to, on or after the Effective Time, including the presence or Release of any Hazardous Substance in, on, under, or from the Assets and including any Liability or other obligation of any Seller Indemnitees with respect to the Assets under any Environmental Laws, except for such Liabilities to the extent Seller has an indemnity obligation pursuant to (a) Section 12.04(a) (only to the extent relating to any breach of Section 6.01(cc)) or (b) Section 12.04(b) (only to the extent relating to items (ii), (vi) and/or (xi)(b) of the definition of Designated Liabilities).

Section 12.04 Indemnification by Seller. From and after Closing, Seller hereby defends, indemnifies and holds harmless the Buyer Indemnitees from and against any and all Liabilities (including, for the avoidance of doubt, Liabilities incurred by any Buyer Indemnitee which are subject to the indemnification obligations of Seller described in this Section 12.04 and do not involve any Third Party Claim) caused by, arising from or attributable to (a) the breach by Seller of any of its representations, warranties, covenants or agreements contained in this Agreement or any certificate furnished by or on behalf of Seller in connection with this Agreement (without giving effect to any materiality or Material Adverse Effect qualifiers in such certificate) or (b) the Designated Liabilities. The amount of Liabilities for which Buyer is entitled to indemnity under this Section 12.04 shall be reduced by the amount of insurance proceeds actually received by Buyer or any of its Affiliates from Third Party insurers with respect to such Liabilities (net of any out-of-pocket expenses incurred in connection with such realization).

Section 12.05 Limitations.

(a) Neither Buyer Indemnitees nor Seller Indemnitees shall be entitled to assert any right to indemnification for a breach of any representation or warranty pursuant to Section 12.04(a) (other than with respect to those representations and warranties set forth in Section 6.01(a), (b), (c), (e), (h), (i) or (y)) or Section 12.02(a) (other than with respect to those representations and warranties set forth in Section 6.02(a), (b), (c), (d), (g), (h), (i) or (j)), respectively, (i) for any individual Liability unless the amount with respect to such Liability exceeds the Individual Indemnity Threshold and (ii) until the aggregate amount of all such Liabilities exceeding the Individual Indemnity Threshold and actually suffered by Buyer Indemnitees or Seller Indemnitees in connection therewith exceeds the Indemnity Deductible, and then only to the extent such Liabilities exceeding the Individual Indemnity Threshold exceed, in the aggregate, the Indemnity Deductible (it being agreed that such Indemnity Deductible shall be a true deductible).

(b) In no event shall Seller ever be required to indemnify the Buyer Indemnitees for Liabilities for a breach of any representation or warranty for which indemnification is provided under Section 12.04(a) (other than with respect to those representations and warranties set forth in Section 6.01(a), (b), (c), (e), (h), (i) or (y)) exceeding, in the aggregate, 20% of the Purchase Price, and Buyer (on its own behalf and on behalf of the other Buyer Indemnitees) waives, releases and forever discharges Seller from any and all Liabilities under Section 12.04(a) in excess of this aggregate amount.

(c) In no event shall Buyer ever be required to indemnify the Seller Indemnitees for Liabilities for a breach of any such representations and warranties for which indemnity is provided under Section 12.02(a) (other than with respect to those representations and warranties set forth in Section 6.02(a), (b), (c), (d), (g), (h), (i) or (j)) exceeding, in the aggregate, 20% of the Purchase Price, and Seller (on its own behalf and on behalf of the other Seller Indemnitees) waives, releases and forever discharges Buyer from any and all Liabilities under Section 12.02(a) in excess of this aggregate amount.

(d) Notwithstanding the foregoing, for purposes of calculating the amount of Liabilities only and not for purposes of determining whether a representation or warranty has been breached, with respect to all such Liabilities for a breach of any representations and warranties for which indemnity is provided under Section 12.02 or Section 12.04 only, the references to materiality qualifications (or correlative terms) contained in such representation or warranty shall be disregarded.

Section 12.06 Negligence and Fault. THE DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS OBLIGATIONS SET FORTH IN THIS AGREEMENT (INCLUDING SECTION 7.01, SECTION 12.02, SECTION 12.03 AND SECTION 12.04, AND NOTWITHSTANDING THE FOREGOING, EXCLUDING SECTION 7.01 WITH RESPECT TO ANY CLAIM RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNITEE) SHALL ENTITLE THE INDEMNITEE TO SUCH DEFENSE, RELEASE, INDEMNIFICATION AND HOLD HARMLESS HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE CLAIM GIVING RISE TO SUCH OBLIGATION IS THE RESULT OF: (A) STRICT LIABILITY, (B) THE VIOLATION OF ANY LAW BY SUCH INDEMNITEE OR BY A PRE-EXISTING CONDITION, OR (C) THE GROSS, SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE OF SUCH INDEMNITEE.

Section 12.07 Exclusive Remedy. From and after Closing, each of the Parties acknowledges and agrees that, except for actual fraud, its sole and exclusive remedy with respect to any and all Liabilities pursuant to or in connection with this Agreement, the purchase of the Assets by Buyer and the sale of the Assets by Seller or otherwise in connection with the transactions contemplated hereby and the Assets shall be limited to Section 4.02, the Special Warranty contained in the Assignments and Deeds, Section 7.01(d), Section 7.01(e) and Article XII. Except for the remedies contained in this Article XII and the Special Warranty of title in the Assignments and Deeds, effective as of Closing, Buyer, on its own behalf and on behalf of its Affiliates, hereby releases, remises and forever discharges Seller Indemnitees from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at Law or in equity, known or unknown, which Buyer or its Affiliates might now or subsequently may have, based on, relating to or arising out of this Agreement, the transactions contemplated hereby, the ownership, use or operation of the Assets or the condition, quality, status or nature of the Assets, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et. seq.), breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates. Except for the remedies contained in this Article XII, Section 7.01(d), and Section 7.01(e), and the Special Warranty of title in the Assignments and Deeds, effective as of Closing, Seller, on its own behalf and on behalf of its Affiliates, hereby releases, remises and forever discharges Buyer Indemnitees from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at Law or in equity, known or unknown, which Seller or its Affiliates might now or subsequently may have, based on, relating to or arising out of this

Agreement, the transactions contemplated hereby, the ownership, use or operation of the Assets or the condition, quality, status or nature of the Assets, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et. seq.), breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Buyer or any of its Affiliates.

Section 12.08 Expenses. Notwithstanding anything herein to the contrary (other than Section 14.02), the foregoing defense, release, indemnity and hold harmless obligations shall not apply to, and each Party shall be solely responsible for, all expenses, including due diligence expenses, incurred by it to enter into, and consummate the transactions contemplated by, this Agreement.

Section 12.09 Survival; Knowledge.

(a) The representations and warranties of Seller and Buyer in Article VI (other than (i) representations in Section 6.01(a), (b), (c), (e), (h), (y) or (ee), and Section 6.02(a), (b), (c), (d), (g), (h) or (i), which shall survive indefinitely and (ii) the representations in Section 6.01(i), which shall survive until the 30th day following the expiration of the applicable statutes of limitations) shall expire on the date that is 12 months from the Closing Date. The covenants and agreements of the Parties set forth in this Agreement to be performed on or before Closing shall expire on the date that is 12 months from the Closing Date, the covenants and agreements set forth in Article XIV shall survive until the 30th day following the expiration of the applicable statutes of limitations, and each other covenant and agreement of the Parties shall, subject to this Section 12.09, survive the Closing until fully performed and in accordance with its terms and expire thereafter. Subject to the foregoing and Section 12.09(b), the remainder of this Agreement shall survive Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force or effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b) The indemnities in Section 7.01(d), Section 7.01(e), Section 12.02(a), Section 12.03 and Section 12.04(a) shall terminate as of the expiration date of each respective representation, warranty, covenant or agreement that is subject to indemnification. Seller’s indemnities set forth in Section 12.04(b) to the extent relating to items (i), (ii), (iv), (v), (vi) and/or (xi) of the Designated Liabilities shall terminate on the second anniversary of the Closing Date. Seller’s indemnities set forth in Section 12.04(b) to the extent relating to items (iii), (viii), (ix) and/or (x) of the Designated Liabilities shall survive until the 30th day following the expiration of the applicable statutes of limitations. Seller’s indemnity set forth in Section 12.04(b) to the extent relating to item (vii) of the Designated Liabilities shall survive without time limit. Buyer’s indemnity set forth in Section 7.01(d), Section 7.01(e) and Section 12.02(b) shall survive the Closing without time limit. Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted under this Article XII prior to the date of termination for the applicable indemnity.

(c) Notwithstanding anything herein to the contrary, the Designated Liabilities (other than the matters described in clauses (iii), (iv) and (vi) through (xi) of the Designated Liabilities definition) shall become Assumed Obligations, in each case, following expiration of the indemnities for such Designated Liabilities in accordance with Section 12.09(b) and subject to the following sentence. Notwithstanding anything contained in this Agreement to the contrary, the matters described in clauses (iii), (iv) and (vi) through (xi) of the Designated Liabilities definition shall never become Assumed Obligations, regardless of whether the applicable survival period of the indemnities for such matters has expired as set forth in Section 12.09(b).

Section 12.10 Non-Compensatory Damages. None of the Buyer Indemnitees nor the Seller Indemnitees shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote or speculative damages, or damages for lost profits or loss of business opportunity of any kind, arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such party suffers such damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnitees, and Seller, on behalf of each of the Seller Indemnitees, waive any right to recover special, indirect, consequential, punitive, exemplary, remote or speculative damages, or damages for lost profits or loss of business opportunity of any kind, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

Section 12.11 Indemnification Actions. All claims for indemnification under this Article XII shall be asserted and resolved as follows:

(a) For purposes of this Agreement, the term “Indemnitor” when used in connection with particular damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such damages pursuant to this Agreement, and the term “Indemnitee” when used in connection with particular damages shall mean a Person having the right to be indemnified with respect to such damages pursuant to this Agreement.

(b) To make claim for indemnification under this Article XII, an Indemnitee shall notify the Indemnitor of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnitee (a “Third Party Claim”), the Indemnitee shall provide its Claim Notice promptly after the Indemnitee has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnitee to give notice of a Third Party Claim as provided in this Section 12.11 shall not relieve the Indemnitor of its obligations under this Article XII except to the extent (and only to the extent of such incremental damages incurred) such failure results in insufficient time being available to permit the Indemnitor to effectively defend against the Third Party Claim or otherwise prejudices the

Indemnitor’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnitor shall have 30 days from its receipt of the Claim Notice to notify the Indemnitee whether or not it agrees to indemnify and defend the Indemnitee against such Third Party Claim under this Article XII. The Indemnitee is authorized, prior to and during such 30 day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnitor and that is not prejudicial to the Indemnitor.

(d) If the Indemnitor agrees to indemnify the Indemnitee, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim. The Indemnitor shall have full control of such defense and proceedings, including any compromise or settlement thereof, subject to the terms hereof. If requested by the Indemnitor, the Indemnitee agrees to cooperate in contesting any Third Party Claim which the Indemnitor elects to contest (provided, however, that the Indemnitee shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnitee may participate in, but not control, at its sole cost and expense, any defense or settlement of any Third Party Claim controlled by the Indemnitor pursuant to this Section 12.11. An Indemnitor shall not, without the written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed, settle any Third Party Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnitee’s Liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnitee from all Liability in respect of such Third Party Claim) or (ii) may materially and adversely affect the Indemnitee (other than as a result of money damages covered by the indemnity).

(e) If the Indemnitor does not agree to indemnify the Indemnitee within the 30 day period specified in Section 12.11(c) or fails to give notice to the Indemnitee within such 30 day period regarding its election or if the Indemnitor agrees to indemnify, but fails to diligently defend or settle the Third Party Claim, then the Indemnitee shall have the right to defend against the Third Party Claim (at the sole cost and expense of the Indemnitor, if the Indemnitee is entitled to indemnification hereunder), with counsel of the Indemnitee’s choosing; provided, however, that the Indemnitee shall make no settlement, compromise, admission or acknowledgment that would give rise to Liability on the part of any Indemnitor without the prior written consent of such Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnitor shall have 30 days from its receipt of the Claim Notice to (i) cure the damages complained of, (ii) agree to indemnify the Indemnitee for such damages, or (iii) dispute the claim for such damages. If such Indemnitor does not respond to such Claim Notice within such 30 day period, such Indemnitor will be deemed to dispute the claim for damages.

Section 12.12 Escrow Claims.

(a) The following provisions shall apply to the Litigation Escrow Amount:

(i) Any amounts due by Seller to Buyer pursuant to Section 12.04(b) for any Seller Retained Disputes will be first satisfied from the Litigation Escrow Amount. To the extent that Buyer is determined to be owed by Seller amounts in excess of the Litigation Escrow Amount, Buyer may seek payment for such amounts from Seller.

(ii) In the event that any Buyer Indemnitee becomes entitled to any distribution from Seller pursuant to this Article XII for any Seller Retained Disputes, Buyer and Seller shall execute joint instruction letters to the Escrow Agent in accordance with the Escrow Agreement to disburse to Buyer the amount of the undisputed claim out of the Litigation Escrow Amount.

(iii) On the date that is ten (10) days after the date when a non-appealable final judgment or award is rendered on each of any two Seller Retained Disputes set forth on Schedule 12.12, Buyer and Seller shall instruct the Escrow Agent to release to Seller half of the Litigation Escrow Amount, save and except the aggregate amount of all unsatisfied claims for indemnification that Buyer has made against Seller on or before such date pursuant to this Article XII with respect to such resolved Seller Retained Disputes, if any, and which are subject to satisfaction (in whole or in part) from the retained portion of the Litigation Escrow Amount.

(iv) On the date that is ten (10) days after the date when a non-appealable final judgment or award is rendered on each of the remaining Seller Retained Disputes set forth on Schedule 12.12, Buyer and Seller shall instruct the Escrow Agent to release to Seller the then existing amount of the Litigation Escrow Amount, save and except the aggregate amount of all unsatisfied claims for indemnification that Buyer has made against Seller on or before such date pursuant to this Article XII with respect to the Seller Retained Disputes, if any, and which are subject to satisfaction (in whole or in part) from such retained portion of the Litigation Escrow Amount.

(b) If the Indemnity Escrow Amount deposited into escrow at Closing was greater than zero dollars ($0.00), but subject to Section 10.06 (if applicable):

(i) Subject to the applicable limitations set forth in this Article XII, any amounts due by Seller to Buyer pursuant to this Article XII (other than those pursuant to Section 12.04(b) for any Seller Retained Disputes) will be first satisfied from the Indemnity Escrow Amount. To the extent that Buyer is determined to be owed by Seller amounts in excess of the Indemnity Escrow Amount, Buyer may seek payment for such amounts from Seller.

(ii) In the event that any Buyer Indemnitee becomes entitled to any distribution from Seller pursuant to this Article XII (other than any such distribution pursuant to Section 12.04(b) for any Seller Retained Disputes), Buyer and Seller shall execute joint instruction letters to the Escrow Agent in accordance with the Escrow Agreement to disburse to Buyer the amount of the undisputed claim out of the Indemnity Escrow Amount.

(iii) On the date that is five (5) Business Days after the date that is 12 months after the Closing Date, Buyer and Seller shall instruct the Escrow Agent to release to Seller the then existing amount of the Indemnity Escrow Amount, save and except the aggregate amount of all unsatisfied claims for indemnification that Buyer has made against Seller on or before such date pursuant to this Article XII (other than pursuant to Section 12.04(b) with respect to any Seller Retained Disputes) and which are subject to satisfaction (in whole or in part) from the Indemnity Escrow Amount pursuant to Section 12.12(b)(i).

Section 12.13 Characterization of Indemnity Payments. The Parties agree that any indemnity payments made pursuant to this Article XII shall be treated for all U.S. federal and applicable state income Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.

ARTICLE XIII

LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

Section 13.01 Disclaimers of Representations and Warranties.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 6.01 OR IN ANY CERTIFICATE FURNISHED BY OR ON BEHALF OF SELLER IN CONNECTION WITH THIS AGREEMENT AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENTS AND DEEDS, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, SUPERVISOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 6.01 OR IN ANY CERTIFICATE FURNISHED BY OR ON BEHALF OF SELLER IN CONNECTION WITH THIS AGREEMENT AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENTS AND DEEDS, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS,

STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER, ITS AFFILIATES OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 6.01 OR IN ANY CERTIFICATE FURNISHED BY OR ON BEHALF OF SELLER IN CONNECTION WITH THIS AGREEMENT AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENTS AND DEEDS, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (IV) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (V) ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF REDHIBITORY VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN AS OF THE EFFECTIVE TIME OR THE CLOSING DATE, AND (VI) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 6.01 OR IN ANY CERTIFICATE FURNISHED BY OR ON BEHALF OF SELLER IN CONNECTION WITH THIS AGREEMENT AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENTS AND DEEDS, THE ASSETS SHALL BE CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS,” WITH ALL FAULTS, AND THAT BUYER HAS MADE OR SHALL MAKE PRIOR TO CLOSING SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d) OTHER THAN EXPRESSLY SET FORTH IN SECTION 6.01(CC), SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR

WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY. SUBJECT TO BUYER’S RIGHTS UNDER ARTICLE XII, AND ENVIRONMENTAL DEFECTS UNDER ARTICLE V, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS,” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND BUYER ACKNOWLEDGES IT HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(e) SELLER AND BUYER AGREE THAT THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 13.01 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

ARTICLE XIV

TAX MATTERS

Section 14.01 Allocation of Asset Taxes.

(a) Seller shall be allocated and bear all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. Buyer shall be allocated and bear all Asset Taxes attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.

(b) For purposes of determining the allocations described in Section 14.01(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii) below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes, including the Pennsylvania impact fee, imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes assessed under West Virginia law shall begin on January 1 of each calendar year and shall end on December 31 of each calendar year. For the avoidance of doubt, the amount of such Asset Taxes assessed or assessable under West Virginia Law on July 1, 2015 for the 2016 tax year that are allocable to the Seller shall be based on the number of days the Assets were owned from January 1, 2016, to the day before the date on which the Effective Time occurs, and the amount of such Asset Taxes that are allocable to the Buyer shall be based on the number of days the Assets were owned from the date on which the Effective Time occurs to December 31, 2016.

(c) To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 9.02 or Section 9.03, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 9.03, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 14.01.

Section 14.02 Transfer Taxes. Buyer shall bear and pay all sales, use, transfer, stamp, documentary, registration, excise or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (“Transfer Taxes”) and Buyer shall pay all required filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer. Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes. Seller shall include a provision in the Plan, and use its commercially reasonable efforts to obtain Bankruptcy Court approval of such provision, providing for an exemption for the sale and transfer of the Assets from any Transfer Taxes to the maximum extent legally permissible under section 1146(a) of the Bankruptcy Code.

Section 14.03 Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.

Section 14.04 Like-Kind Exchange. Buyer and Seller agree that either or both of Seller and Buyer may elect to treat the acquisition or sale of the Assets as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”), provided that the Closing shall not be delayed by reason of the Exchange. Each Party agrees to use reasonable efforts to cooperate with the other Party in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation § 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37. Each of Seller and Buyer shall have the right at any time prior to

Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation § 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange. Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other person in connection with the Exchange shall release any Party from, or modify, any of its liabilities and obligations (including indemnity obligations to each other) under this Agreement, and no Party makes any representations as to any particular Tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange. Any Party electing to treat the acquisition or sale of the Assets as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Party, its Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all liabilities and taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election.

Section 14.05 Post-Closing Taxes. Subject to Buyer’s indemnification rights under Article XII of this Agreement, after the Closing Date, Buyer shall be responsible for payment to the applicable Governmental Authority of all Asset Taxes relating to any Tax period that ends before or includes the Effective Time that become due and payable after the Closing Date, and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes.

Section 14.06 Section 754 Election. Seller shall, prior to the Closing, (i) cause each tax partnership that is scheduled with respect to Section 6.01(i)(iv) to either (x) have in effect a valid election under Section 754 of the Code for any taxable year that includes the Closing Date or (y) obtain all necessary consents therefor; and (ii) provide evidence satisfactory to Buyer that the covenant set forth in clause (i) has been satisfied.

ARTICLE XV

MISCELLANEOUS

Section 15.01 Filings, Notices and Certain Governmental Approvals. As soon as reasonably possible after the Closing, but in no event later than 90 days after such Closing, Buyer shall remove the names of Seller and its Affiliates, including “Stone” and all variations thereof, from the Assets. Promptly after Closing, Buyer shall make all requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to accomplish all transactions contemplated by this Agreement.

Section 15.02 Entire Agreement. This Agreement, the Confidentiality Agreement, the documents to be executed pursuant hereto and the Annex, Exhibits and Schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement as being supplemented, amended, altered, modified, waived or terminated.

Section 15.03 Waiver. No waiver of any of the provisions of this Agreement or rights hereunder shall be deemed or shall constitute a waiver of any other provisions hereof or right hereunder (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No course of dealing on the part of any Party or their respective officers, employees, agents, or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 15.04 Publicity. Each Party shall consult with the other Party prior to making any release to the general public concerning this Agreement or the transactions contemplated hereby and, except as required by applicable Law or by any Governmental Authority or stock exchange (provided that such disclosures shall be made only to the extent required thereunder), no Party shall issue any such release without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided however, that any Party hereto or its Affiliates shall be entitled to make an announcement to the general public of the foregoing if, in the opinion of its legal counsel, such announcement is required to comply with Laws or any listing agreement with any national securities exchange or inter-dealer quotation system and if it first gives prior written notice to the other Party hereto of its intention to make such public announcement and provides the opportunity to review the content of such disclosure (provided that such disclosures shall be made only to the extent required thereunder).

Section 15.05 No Third Party Beneficiaries. Except with respect to the Persons included within the definition of Seller Indemnitees or Buyer Indemnitees (and in such cases, only to the extent expressly provided herein), nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a Third Party beneficiary contract; provided that only a Party and its successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnitees (but shall not be obligated to do so).

Section 15.06 Assignment. Except as provided in Section 14.04, neither Buyer nor Seller may assign or delegate any of its rights or duties hereunder without the prior written consent of the other Party and any assignment made without such consent shall be void. Any assignment made by a Party as permitted hereby shall not relieve such Party from any Liability or obligation hereunder. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.

Section 15.07 Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM (I) IN THE BANKRUPTCY COURT AND (II) TO THE EXTENT THAT THE BANKRUPTCY COURT DOES NOT HAVE JURISDICTION, BY THE FEDERAL OR STATE COURTS SITUATED IN HOUSTON, HARRIS COUNTY, TEXAS (COLLECTIVELY, THE “CHOSEN COURTS”) FOR ANY ACTION ARISING OUT OF THIS AGREEMENT. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE EXCLUSIVELY LITIGATED IN THE CHOSEN COURTS. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 15.08 Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by United States mail (postage prepaid, return receipt requested), telex, facsimile (provided any such facsimile is confirmed by written confirmation), telecopy, or electronic mail transmission (“email”) (provided that receipt of such email is requested and received) to the addresses of Seller and Buyer set forth below. Any such notice shall be effective upon receipt only if received during normal business hours or, if not received during normal business hours, on the next Business Day.

Seller:

Stone Energy Corporation

625 East Kaliste Saloom Rd.

Lafayette, Louisiana 70508

Attention: Executive Vice President & Chief Financial Officer

Phone: (337) 521-2210

Email: beerh@stoneenergy.com

With a copy to (which shall not constitute notice to Buyer):

Stone Energy Corporation

625 East Kaliste Saloom Rd.

Lafayette, Louisiana 70508

Attention: General Counsel; Director of Land

E-mail: jaubertls@stoneenergy.com;

devillemd@stoneenergy.com

Buyer:

TH Exploration III, LLC

Attention: M. Evan Radler

1320 South University Drive, Suite 500

Fort Worth, Texas 76107

Phone: (817) 632-5200

Email: eradler@tug-hillop.com

With a copy to (which shall not constitute notice to Buyer):

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201

Attention: Marc Rose

E-mail: mrose@velaw.com

Either Party may, by written notice so delivered, change its address for notice purposes hereunder. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (or the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 15.09 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 15.10 Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument. Any signature hereto delivered by a Party by facsimile or electronic transmission shall be deemed an original signature hereto.

Section 15.11 Amendment. This Agreement may be amended only by an instrument in writing executed by both Parties.

Section 15.12 Schedules and Exhibits. The inclusion of any matter upon any Schedule or any Exhibit attached hereto does not constitute an admission or agreement that such matter is material with respect to the representations and warranties contained herein.

Section 15.13 No Partnership. Nothing contained in this Agreement shall be construed to create a partnership, joint venture, association, trust, mining partnership or other entity, nor shall the provision hereof be implied as creating such a relationship.

Section 15.14 No Recourse to Quantum Parties. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, Seller agrees and acknowledges for itself and each of its Affiliates that the Quantum Parties shall not have any obligation hereunder to any Person and that neither Seller nor any of its Affiliates has any rights of recovery hereunder against, or any recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith against, any Quantum Party.

[The remainder of this page is left intentionally blank.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER

STONE ENERGY CORPORATION

By:	/s/ Kenneth H. Beer
Name:	Kenneth H. Beer
Title:	Executive Vice President & Chief Financial Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

BUYER

TH EXPLORATION III, LLC

By:	/s/ M. Evan Radler
Name:	M. Evan Radler
Title:	Chief Operating Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

EXHIBIT G1

Attached and made a part of that certain Purchase and Sale Agreement dated October 20, 2016 by and between Stone Energy Corporation, as Seller, and TH Exploration III, LLC, as Buyer.

1.	Bids must be for all or a material portion of the Assets pursuant to an executed purchase agreement based on the Agreement as a form that only proposes changes that are, taken in the aggregate, not adverse to the Seller.

2.	A Bid for all or substantially all of the Assets must provide for cash in at least an amount equal to the Break Up Fee and Expense Reimbursement. Bids must provide for an aggregate consideration of at least $378 million if such bids are for all or substantially all of the Assets, or, if a bid is for a material portion of the Assets that is less than all of the Assets, in order for such Bid to constitute a higher and better Bid, it must be combined with other bids that collectively have proposed a series of transactions that have aggregate consideration in excess of $378 million including cash consideration equal to the Break Up Fee and Expense Reimbursement.

3.	Bids shall not contain any financing or due diligence contingencies to closing on the proposed transaction.

4.	Bidders shall be required to provide an executed escrow agreement in substantially the same form as the Escrow Agreement and a good faith deposit in the form of a wire transfer or certified check in the amount of at least ten percent (10%) of its designated purchase price prior to any bid deadline.

5.	Bids must provide for the payment of the Break-Up Fee and Expense Reimbursement owed to Buyer in full in cash upon closing of the alternative bid, and such Break-Up Fee and Expense Reimbursement are to be paid from the consideration proposed to be paid by the alternative bidder and not in addition to the consideration proposed to be paid by the alternative bidder.

6.	Bids must be accompanied by evidence of committed financing or other financial ability to consummate the transaction in a timely manner. If the bidder is an entity formed for the purpose of the proposed transaction, a guarantee or other credit support must be provided.

7.	Bids cannot be conditioned upon the Bankruptcy Court’s approval of any bid protections, such as a break-up fee, termination fee, expense reimbursement, work fee or similar type of payment.

8.	If an auction occurs, it shall occur on or before February 8, 2017. Each supplemental bid at the auction shall be made in minimum increments of at least $200,000 higher than the previous bid.

9.	The Buyer shall be entitled to include as part of any and all of its supplemental bids a credit bid for the amount of the Break-Up Fee and the Expense Reimbursement.

[1]	Capitalized terms used but not defined herein shall have the meaning given in the Purchase and Sale Agreement by and between Stone Energy Corporation, as seller, and TH Exploration III, LLC, as buyer, dated October 20, 2016 (the “Agreement”).

10.	Unless otherwise consented to by the Buyer or such other bidder selected as the highest and best bid at the conclusion of the Auction, the Debtors shall not consider any bids submitted after the conclusion of the Auction and any and all such bids shall be deemed untimely and shall under no circumstances constitute a qualified bid.

11.	The Debtors shall not be entitled to waive or modify any of the bid protections or any other terms of the bid procedures without the consent of (i) the Buyer (which consent shall not be unreasonably withheld) or (ii) the Consenting Holders (which consent shall not be unreasonably withheld).